As filed with the Securities and Exchange Commission on July 25, 2025
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZSPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	35-2284050 (I.R.S. Employer Identification No.)
zSpace, Inc.
55 Nicholson Lane
San Jose, California 95134
(408) 498-4050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Kellenberger
Chief Executive Officer
zSpace, Inc.
55 Nicholson Lane
San Jose, California 95134
(408) 498-4050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
M. Ali Panjwani, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036
Tel: (212) 326-0820

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the holders of stock being registered for resale may issue or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 25, 2025
PRELIMINARY PROSPECTUS
ZSPACE, INC.
Up to 6,500,000 Shares of Common Stock for Resale
This prospectus relates to the offering and resale, from time to time, by Tumim Stone Capital LLC (“Tumim” or the “selling stockholder”) of up to 6,500,000 shares of common stock, par value $0.00001 per share, of zSpace, Inc., that we may issue to Tumim pursuant to a common stock purchase agreement between us and Tumim dated July 8, 2025 (the “Purchase Agreement”).
We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares of our common stock by the selling stockholder. However, we may receive proceeds of up to an additional $30,000,000 from the sale of the shares of common stock to the selling stockholder under the Purchase Agreement, from time to time in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement.
The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus.
We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. The selling stockholder may sell our shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholder may sell shares will be determined by the prevailing market price for our common stock or in negotiated transactions.
Our common stock is listed on The Nasdaq Global Market® (“Nasdaq”) under the symbol “ZSPC.” The last reported closing price for our common stock on Nasdaq on July 24, 2025 was $3.51 per share.
We are an emerging growth company and a smaller reporting company under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
dSpace Investments Limited, bSpace Investments Limited and Fiza Investments Limited, our controlling stockholders, control a majority of the voting power of our common stock. As a result, we are a “controlled company” under the listing standards of Nasdaq and the rules of the Securities and Exchange Commission (“SEC”), and, to the extent that we decide to rely on the “controlled company” exemption, we will be exempt from certain corporate governance requirements. See “Management — Controlled Company Exemption.”
Investing in our common stock involves a high degree of risk. Please read the section titled “Risk Factors” beginning on page 13 of this prospectus for a discussion of some of the risks you should consider before investing.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated            , 2025

You should rely only on the information contained in this prospectus, including the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus. Neither we nor the selling stockholder described herein (the “selling stockholder”) have authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
For investors outside of the United States: Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.
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NON-GAAP FINANCIAL MEASURES
We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). We also supplement our consolidated financial statements with non-GAAP financial measures in this prospectus, including Adjusted EBITDA. For a discussion of the limitations on these measures and the rationales for using these measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”
MARKET DATA AND FORECASTS
We are responsible for the disclosures contained in this prospectus, including the documents incorporated by reference herein. However, unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on information obtained from a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research.
Our estimates are derived from publicly available information released by third parties, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publications discussed in this prospectus were prepared on our behalf.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Market and industry data, which is derived in part from management’s estimates and beliefs, are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate, and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.
TRADEMARKS, TRADENAMES, SERVICE MARKS, AND COPYRIGHTS
We own or have rights to use various trademarks, tradenames, service marks, and copyrights, which are protected under applicable intellectual property laws, as further described herein. This prospectus also contains trademarks, tradenames, service marks, and copyrights of other companies, which are, to our knowledge, the property of their respective owners. Solely for convenience, certain trademarks, tradenames, service marks, and copyrights referred to in this prospectus may appear without the ©, ®, and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks, and copyrights. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, such other companies.
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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus, including information incorporated by reference in this prospectus, and is qualified in its entirety by the more detailed information elsewhere in this prospectus and incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus and the information incorporated by reference, including the information in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements,” and our financial statements and related notes, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “zSpace,” the “Company,” “we,” “us,” and “our” refer to zSpace, Inc. and its subsidiaries. All share and per share information in this prospectus gives effect to the 1-for-75 reverse split of our shares of common stock and Series A Convertible Preferred Stock, which was effective on December 29, 2023.
Company Overview
We are a leading provider of augmented reality (AR) and virtual reality (VR) educational technology solutions. We believe that we are a recognized brand in the education market with a current focus on both United States K-12 schools and Career & Technical Education (CTE) markets. Our proprietary hardware and software platform provides the unique ability to deliver an interactive, stereoscopic three-dimensional (3D) learning experience to our users without the need to utilize VR goggles or specialty glasses. Our hands-on “learning by doing” solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021. We allow students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Our platform serves a broad range of critical educational tools designed for K-12 science, technology, engineering and math (STEM) lessons as well as training skilled trades in areas such as health sciences, automotive engineering/repair, Unity3D® software programming and advanced manufacturing.
We sell our platform directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries. We believe the applicability of our platform in education environments provides an opportunity for significant scale.

Since 2014, we have been developing and delivering hardware and software technology focused on improving education in K-12 and CTE classrooms. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn, (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We believe that we have significant growth potential and that we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on execution across a carefully selected set of growth vectors, including scaling in the United States, expanding internationally, investing in research and development (“R&D”), and acquiring software, both specific software applications and third party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenues.
From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. We hope to accomplish this through a range of proprietary innovations in hardware and software that comprise the foundation of our educational platform. We believe that these innovations help to eliminate a barrier between digital content and students so that students can be immersed in content: manipulate it, experience it and interact with it as if it were real. You can find additional information on our website at www.zspace.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.
Our Industry and Market Opportunity
We estimate, using data from national government sources specifying the number of schools within their regions, that our total addressable market (TAM) for the K-12 market is approximately $21.4 billion in the United States, $29.0 billion in Europe, Middle East and Africa region (EMEA) and $5.6 billion in the Asia Pacific region (APAC) and that our TAM for the CTE market is approximately $6.2 billion in the United States, $5.4 billion in EMEA and $0.8 billion in APAC, with an overall global TAM of greater than $68 billion. Our TAM for the K-12 market is an estimate of the revenue that we would receive over a five-year period assuming that each public school in the applicable region purchases one “lab” (consisting of 25 laptops and one cart) at our current prices. Such estimates include recurring annual revenue per laptop based on the average software subscription revenue we receive per unit per year from K-12 customers and assumes an 80% renewal rate. Our TAM for the CTE market is an estimate of the revenue that we would receive over a five-year period assuming that each school that offers vocational/CTE programs (including community colleges) in the applicable region purchases one “lab” (consisting of 27 laptops and one cart) at our current prices. Such estimates include recurring annual revenue based on the average software subscription revenue we receive per unit per year from CTE customers in such region and assumes an 80% renewal rate. We have estimated the number of schools in the K-12 market and the CTE market in the US/Canada region, EMEA region and APAC region based on data sourced from third parties, including the Institute of Education Science, the British Educational Suppliers Association, Statista, various governmental instrumentalities, articles and published papers.
According to market analysis by Grand View Research, the global education technology market was valued at $142.4 billion in 2023 and is expected to grow at a compound annual growth rate (CAGR) of 13.6% from 2023 to 2030. Further, according to Insight Partners, the global AR, VR and mixed reality market is expected to grow at a 37% CAGR to $252 billion by 2028 compared to $28 billion in 2021. Markets and Markets Research predicts that spending on AR and VR in the education market globally will grow to $14.2 billion by 2028 (CAGR of 30% from 2023).
Over the past several years, a significant portion of our revenue was generated in the United States. For the year ended December 31, 2023, our revenue in the United States was $38.7 million and our revenue outside of the United States was $5.2 million, representing 88% and 12% of our total revenue, respectively. For the year ended December 31, 2024, our revenue in the United States was $33.5 million and our revenue outside of the United States was $4.6 million, representing 88% and 12% of our total revenue, respectively. In 2023, our revenue in China was $2.8 million, representing 6% of our total revenue and in 2024, our revenue in China was $0.9 million, representing 2% of our total revenue. We are in the process of focusing on expanding our business in the United States and elsewhere, and we expect the percentage of our total revenue generated from China in 2025 to be lower than in 2024.
Our Learning Platform
Key elements of our platform include:
The ability for users to easily understand abstract concepts.   Our products have the ability to deliver an interactive, autostereoscopic 3D experience, allowing students to interact directly with complex, spatial, and abstract concepts. Our products integrate the latest AR/VR technology with science, math, and career training applications that empower students to learn in a 3D world without the fear of making mistakes.

Power Units
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- Internal Gear Pump
Vane Pump
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zSpace

An immersive 3D experience using familiar hardware.   Traditionally, AR/VR technology has required complicated hardware, including glasses or goggles, that is difficult to incorporate into a classroom setting and limits collaboration. Our 3D experience uses a laptop without the need for any external eyewear. Using our patented hand-held stylus device, which functions like a pen, interactions are designed to be simple and familiar so customers can feel more comfortable bringing the latest technology into classrooms. Our platform is designed to work with natural gestures and movements to allow learners to manipulate objects in a 360-degree experience outside the confines of the screen.
Effective kinesthetic learning tools.   Our products leverage hands on, kinesthetic learning (i.e., using body movements to interact with learning environments). With built-in eye-tracking technology and our patented hand-held stylus device, learners naturally move their heads and rotate their wrists as they pick- up, dissect, and interact with virtual objects. We believe that engaging tactile learning with movement, testing, and trial and error in a non-traditional learning environment can support retention and recall of information.
Our Products
Our platform consists of three key components — proprietary hardware, software and services.
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Hardware.   Our hardware is the enabler of the 3D learning experience on our platform. We work closely with original equipment manufacturers (OEMs) to produce devices that deliver a 3D experience.

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Inspire.   Inspire is our second-generation laptop product launched in early 2022 and built in partnership with a major PC OEM. It is our first product that delivers autostereoscopic 3D graphics, not requiring any eyewear or headset. With a specialized optical lens and eye-tracking technology, a set of images for each eye is created and directly projected through the lens to where the eyes are looking for a unique 3D experience. We deliver each Inspire laptop with our patented hand-held stylus, which allows users to interact with and manipulate 3D images. When not being used in 3D stereo, the screen provides 2D color accuracy, including 100% Adobe RGB color gamut and Delta E<2 color accuracy, allowing the user to see minute details on the 15.6” 4K UHD narrow bezel display.
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Inspire 2:   Inspire 2 is our third-generation laptop product launched in late 2024 and built in partnership with a major PC OEM. It is our second product that delivers autostereoscopic 3D graphics not requiring any eyewear or headset. We continue to deliver each Inspire 2 laptop with our patented hand-held stylus, which allows users to interact with and manipulate 3D images. While having the same visual performance as the Inspire, the Inspire 2 laptops feature a 20 – 22% boost in processing and graphics performance, run zSpace applications longer on battery power, and are 16% lighter than previous models, making it more portable and accessible for active learning environments

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Imagine:   Imagine is our fourth-generation laptop product launched in early 2025 and built in partnership with a different PC OEM than the Inspire or Inspire 2. Like the Inspire 2, the Imagine delivers autostereoscopic 3D graphics not requiring any eyewear or headset and uses the zSpace hand-held stylus. The Imagine was built with safety and comfort in mind for young learners. The Imagine is 41% smaller and 30% lighter than the Inspire, making it easier for younger learners to use in the classroom. It also features a smaller, 14-inch screen, but similar CPU performance using the Intel 13th generation i7-1360P, ensuring sufficient performance for zSpace applications. The Imagine is sold as part of an Elementary focused solution that includes the Imagine Laptops with a 3-year warranty, interactive software, curriculum-aligned lessons, and professional learning, all designed to be used in an elementary classroom.

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Tracked stylus.   Our tracked stylus allows users to interact with the projection of the 3D information to provide a comfortable and realistic experience as well as the precise interaction with the virtual objects in open space. Our patented hand-held stylus device allows for freedom of movement, enabling students to use our products with familiar movements and interactions that they commonly perform, such as rotating their wrists naturally as they examine and manipulate 3D visuals. It allows students to bring objects out of the screen and interact with them as if they were real objects. Our stylus works together with the eye-tracking technology in our products to read the position of the user’s body and respond to movements throughout the interaction, creating a natural, comfortable and effortless experience. Each stylus includes three buttons designed to map the buttons on a traditional mouse to provide a familiar interface model for the user. The buttons on the stylus perform different actions depending on the application.

Our hand-held stylus device is designed to leverage the experience all students have with using a pen/ pencil. It is sized to be comfortable for both adult and child users when held like a pen/pencil in either the right or left hand. Because the stylus is wired, charging is unnecessary and removal of the stylus from our devices is discouraged. The stylus also supports haptic feedback, allowing applications to provide a physical response to engaging in the learning process, enhancing realism and providing distinct feedback to the user.

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Original Edition (OE) Products.   Our all-in-one products and OE laptop were our initial product offerings that used a proprietary passive circular polarized display to create comfortable 3D stereo using lightweight eyewear. We are no longer producing our OE products, although we continue to sell existing inventory outside of the US.

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Software.   We develop and deliver both platform management software, enabling the easy distribution, licensing and management of web enabled applications, and end user applications that students use on our devices. Our platform offers a full range of applications, developed both in-house and by third-party application developers, that provide learning experiences designed for the K-12 STEM and CTE markets. In the K-12 market, we offer applications in areas such as Science, Health and Math, and in the CTE markets we provide applications in key areas such as Automotive, Advanced Manufacturing, Health and Agri-Sciences. We believe that providing software that offers a range of effective educational experiences for end users is a critical component of our product’s value to our customers.

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In September 2021, to help accelerate user adoption and meet the needs for learning anywhere, anytime, anyplace, we launched StudioA3, which gives every learner access to evidence-based virtual experiences for in-person, remote, and hybrid learning on any device, including non-zSpace devices such as Chromebooks and Apple-based computers. StudioA3 is an application in which teachers can build lessons for almost any subject using thousands of pre-made models, and students can learn and explore.

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Services.   Implementation and professional development services are part of the overall solution we offer to our customers so they can quickly use, and be fully trained on, our products. We have developed a network of trainers in the United States with education experience with the goal of making our customers’ experience with our products positive and effective. Internationally, we rely exclusively on resellers to provide these services to our customers.

Our Competitive Strengths
We believe that we have a number of competitive strengths that will enable us to grow our business. Our competitive strengths include:
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Breadth and depth of our platform.   Our platform is focused on delivering virtual interactive learning capabilities to the education market. From our technology design to content development, our products have the ability to deliver value across the world-wide education spectrum. The same platform can be used by third grade learners and college students. Our growing range of software content, developed both in house and by third-party software developers, includes hundreds of STEM, Game Design and CTE lessons, including Physical Science, Math, Health, Automotive, Unity3D® Programming, and Advanced Manufacturing.

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Highly Differentiated and Proprietary Technology.   Our product offerings are designed to facilitate intuitive, responsive, and comfortable learner experiences, with hardware that includes built-in eye- tracking technology that allows for 3D images without the use of specialized glasses and a hand-held stylus device that allows users to bring objects out of the screen and manipulate them as if they were real objects. We believe our proprietary platform offers a unique solution to educators interested in effective kinesthetic learning tools.
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Brand recognition.   We believe we are a trusted brand in the K-12 education market that has a track record of attracting and maintaining customers. We believe we are recognized as a market leader in AR/VR and the “eduverse” for schools. We expect to continue to leverage our position and increase our brand awareness to grow our customer base.

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Leadership and first-mover advantage.   We believe we are a leader in the AR/VR educational market with an experienced executive management and sales team and longstanding relationships and significant knowledge regarding the education market. Additionally, our broad patent portfolio is the result of many years of research and development and innovation, and we believe it provides a strong foundation for our business. Innovation has been at the center of our business since inception, and we plan to continue to prioritize investments in R&D to further our position.

Our Growth Strategies
We believe that we have significant growth potential. We believe we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors. These include:
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Targeted software growth via both software acquisitions and application acquisitions.   We intend to pursue software acquisitions, both specific software applications and third-party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenue.

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Scale within the United States education market.   We expect to continue to drive growth by increasing marketing efforts, expanding use cases and introducing new applications within the United States. We are particularly focused on acquiring and retaining both K-12 and CTE users while expanding our sales with our Inspire products. With our large content library and pioneering AR/VR capabilities, we pride ourselves on our ability to deliver value across the education landscape including K-12 schools, community colleges, technical colleges and trade colleges. Going forward, we plan to continue to expand our content library and platform to address the needs of our current and future customers. We also plan to increase investments in specific sales and marketing initiatives to increase sales efficiency and increase users and growth in renewing software revenue.

Corporate Information
We are a Delaware corporation incorporated on October 26, 2006 under the name Infinite Z, Inc. On February 12, 2013, we effected a name change from Infinite Z, Inc. to zSpace, Inc. Our business is conducted through zSpace, Inc. and our other operating subsidiaries.
Our principal executive office is located at 55 Nicholson Lane, San Jose, CA 95134. Our telephone number is (408) 498-4050. Our corporate website is zspace.com. Information contained on or accessible through our website is not part of this prospectus, and is not incorporated by reference herein, and should not be relied on in determining whether to make an investment decision. The inclusion of our website address in this prospectus is an inactive textual reference only.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we are an emerging growth company, we will, among other things:
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not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes- Oxley Act of 2002 (the “Sarbanes-Oxley Act”),

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not be required to hold a nonbinding advisory stockholder vote on executive compensation pursuant to Section 14A(a) of Securities Exchange Act of 1934, as amended (the “Exchange Act”),

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not be required to seek stockholder approval of any golden parachute payments not previously approved pursuant to Section 14A(b) of the Exchange Act,

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be exempt from any rule adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation and identification of critical audit matters, and

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be subject to reduced disclosure obligations regarding executive compensation in our periodic reports.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We will continue to qualify as an emerging growth company until the earliest of:
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the last day of the fiscal year following the fifth anniversary of the date of our initial public offering,

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the last day of our fiscal year in which we have annual gross revenue of $1.235 billion or more,

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the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, and

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the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
For risks related to our status as an emerging growth company and a smaller reporting company, including the potential impact of reduced financial reporting and disclosure requirements see “Risk Factors — Risks Related to our Common Stock and this Offering — We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.”
Controlling Stockholders
Fiza Investments Limited, an entity organized under the law of the Cayman Islands (“Fiza”), dSpace Investments Limited, an entity organized under the law of the Cayman Islands (“dSpace”) and bSpace Investments Limited, an entity organized under the law of the Cayman Islands (“bSpace”, and together with Fiza and dSpace, the “Controlling Stockholders”), together beneficially own approximately 79.9% of our common stock. Therefore, the Controlling Stockholders will have a significant influence over fundamental and significant corporate matters and transactions. We are a “controlled company” under the listing standards of Nasdaq and the rules of the SEC and, in the event that we decide to rely on the “controlled company” exemption, we will be exempt from certain corporate governance requirements. See “Management — Controlled Company Exemption” and “Risk Factors — Risks Related to our Common Stock and this Offering.”

Summary of Risk Factors
This summary briefly lists the principal risks and uncertainties facing our business, which are only a select portion of those risks. A more complete discussion of those risks and uncertainties is set forth in the section entitled “Risk Factors.” Additional risks not presently known to us or that we currently deem immaterial may also affect us. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. Our business is subject to the following principal risks and uncertainties:
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We have a limited operating history at the scale of our business which makes it difficult to evaluate our current business and future prospects, and we may not be able to scale our business for future growth.

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If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customers’ needs or requirements, our platform may become less competitive.

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We expect to incur research and development costs in developing new products, which could significantly reduce our profitability and may never result in revenue.

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Certain of our market opportunity estimates, growth forecasts and key metrics could prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.

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Our business is dependent on our ability to maintain and scale our product and software offerings and technical infrastructure, and any significant disruption in the availability of our platform could damage our reputation, result in a potential loss of customers and engagement, and adversely affect our business, operating results and financial condition.

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We have a history of net losses. We expect to continue to experience net losses in the future and we cannot assure you that we will achieve or sustain profitability. If we cannot achieve and sustain profitability, our business, financial condition and operating results will be adversely affected.

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We have in the past been, and may in the future be, dependent on a limited number of significant customers.

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Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their contracts with us, or if we are unable to expand sales to our existing customers or develop new products that achieve market acceptance.

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If we fail to manage our inventory and supply chain effectively, our business, financial condition and results of operations may be materially and adversely affected.

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If we need additional capital in the future, it may not be available on favorable terms, if at all.

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Our existing and future levels of indebtedness could adversely affect our financial health, ability to obtain financing in the future, ability to react to changes in our business and ability to fulfill our obligations under such indebtedness.

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We depend on a limited number of third-party partners to produce, resell and distribute our products.

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Adverse general and industry-specific economic and market conditions, reductions in IT spending, supply chain disruptions, geopolitical conflicts, rising fuel prices, inflation, increasing interest rates, instability in the global banking system or changes in the spending policies or budget priorities for government funding of K-12 schools may reduce demand for our products and platform, which could harm our results of operations.

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We have identified material weaknesses in its internal control over financial reporting. If we do not remediate the material weaknesses in its internal control over financial reporting, or if we fail to establish and maintain effective internal control, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the market price of our common stock.

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There is uncertainty regarding our ability to continue as a going concern.

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Our ability to use our United States federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.

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Changes in U.S. and international trade policies, including the export and import controls and laws, may adversely impact our business and operating results.

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State or local legislation has been and may continue to be adopted that limits or bans instruction in public schools that includes or promotes social or emotional learning, which could limit our ability to operate in those states and/or localities and have an adverse impact on our business, operating results and financial condition.

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Our failure to comply with laws and regulations that are or may become applicable to us as a technology provider for Higher Education and K-12 could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.

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Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition.

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Failure to register, protect or enforce our proprietary technology and intellectual property rights could substantially harm our business, operating results and financial condition.

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The failure of our information technology (“IT”) systems or a security breach involving customer or employee personal data, and the remediation of any such failure or breach, could materially impact our reputation and adversely affect our business, results of operations or financial condition.

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Any interruptions in our operations due to cyberattacks or to our failure to maintain adequate security and supporting infrastructure as we scale, could damage our reputation, business, operating results, and financial condition.

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It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

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Sales of our common stock to the selling stockholder may cause substantial dilution to our existing stockholders, the sale of the shares of our common stock acquired by the selling stockholder could cause the price of our common stock to decline, and the actual number of shares we will issue under the Purchase Agreement, at any one time or in total, is uncertain.

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We are classified as a “controlled company” for purposes of the Nasdaq Listing Rules and therefore qualify for certain exceptions from certain corporate governance requirements. As a result, in the event we rely on such exceptions, our stockholders would not have the same protections afforded to stockholders of companies that are not controlled companies.

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We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

THE OFFERING
Shares of common stock offered by the Selling Stockholder
Up to a maximum of 6,500,000 shares of our common stock, consisting of (i) shares of our common stock we have committed to issue to the selling stockholder as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement upon filing of the registration statement that includes this prospectus (the “Initial Commitment Shares”), (ii) shares of our common stock issuable to the selling stockholder as additional consideration for its commitment to purchases shares of our common stock under the Purchase Agreement (the “Additional Commitment Shares” and together with the Initial Commitment Shares, the “Commitment Shares”) on the trading day on which we shall have received from the selling stockholder total aggregate cash proceeds equal to $10,000,000 as payment for shares of common stock purchased by the selling stockholder under the Purchase Agreement, and (iii) shares of our common stock that we may sell to the selling stockholder, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below.
Shares of common stock to be outstanding immediately after this offering(1)
29,795,789 shares of common stock

Use of proceeds
We will not receive any proceeds from the sale of common stock by the selling stockholder offered by this prospectus. However, we may receive gross proceeds of up to $30.0 million from the sale of our common stock to the selling stockholder under the Purchase Agreement. We will not receive any cash proceeds from the issuance of the Commitment Shares to the selling stockholder under the Purchase Agreement. We intend to use any proceeds from the selling stockholder that we receive under the Purchase Agreement for operating expenses, working capital, strategic and general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for more information.
Risk factors
Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider all of the information set forth in this prospectus and, in particular, the risks set forth under “Risk Factors” on page 13, as well as in our reports incorporated by reference herein, before deciding whether to invest in our common stock.
Listing
Our common stock is currently listed on the Nasdaq Global Market under the symbol “ZSPC”.

(1)
The shares of common stock outstanding to be outstanding after this offering is based on 23,295,789 shares outstanding as of July 7, 2025, and excludes:

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5,899,444 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock granted under our 2007 Stock Plan and 2017 Stock Plan at a weighted average exercise price of $3.04 per share;

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2,554,829 shares of common stock reserved for issuance under our 2024 Stock Plan;

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7,616,378 shares of common stock reserved for issuance under outstanding convertible debt; and

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107,813 shares of common stock issuable upon the exercise of warrants to purchase common stock issued to Roth Capital Partners LLC (the “Representative’s Warrants”) with an exercise price of $7.50 per share.

SUMMARY FINANCIAL DATA
The following tables summarize our financial data as of the dates and for the periods presented. We have derived the summary consolidated statements of operations data for the years ended December 31, 2024 and 2023 from our audited financial statements incorporated by reference in this prospectus. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2025 and 2024 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.
The following summary financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus and/or incorporated by reference herein.
Consolidated Statements of Operations
	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
Revenue	$6,759	$7,841	$38,098	$43,922
Cost of goods sold	3,553	5,139	22,529	27,028
Gross profit	3,206	2,702	15,569	16,894
Operating expenses:
Research and development	1,095	1,977	4,893	4,218
Selling and marketing	4,002	5,505	15,915	12,898
General and administrative	3,493	6,609	12,419	6,710
Other operating expenses	—	—	—	1,683
Total operating expenses	8,590	14,091	33,227	25,509
Loss from operations	(5,384)	(11,389)	(17,658)	(8,615)
Other (expense) income:
Interest expense	(502)	(729)	(2,815)	(2,900)
Other income (expense), net	56	(82)	43	23
Loss on extinguishment of debt	—	(52)	(359)	(1,541)
Loss before income taxes	(5,830)	(12,252)	(20,789)	(13,033)
Income tax expense (benefit)	2	(5)	34	3
Net loss	(5,832)	(12,247)	(20,823)	(13,036)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	(72)	74	101	64
Comprehensive loss	$(5,904)	$(12,173)	$(20,722)	(12,972)
Net income (loss) available to common shareholders used in basic earnings per share	$(5,832)	$(12,330)	$22,524	$(19,269)
Net income (loss) available to common shareholders used in diluted earnings per share	$(5,832)	$(12,330)	$23,748	$(19,269)
Net income (loss) per common share – basic	$(0.26)	$(70.83)	$13.03	$(113.21)
Net income (loss) per common share – diluted	$(0.26)	$(70.83)	$1.03	$(113.21)
Weighted-average common shares outstanding – basic	22,849,378	174,077	1,728,127	170,212
Weighted-average common shares outstanding – diluted	22,849,378	174,077	23,127,693	170,212

The following tables summarize our Adjusted EBITDA as of the dates and for the periods presented. We have derived the Adjusted EBITDA for the years ended December 31, 2024 and 2023 and for the three months ended March 31, 2025 and 2024. Adjusted EBITDA is not presented in accordance with GAAP. We believe, however, that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report similar metrics. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization, write-off of deferred offering costs, stock-based compensation, forgiveness of paycheck protection program loan, loss on extinguishment of debt and income tax benefit.
The following table presents our Adjusted EBITDA from operations for each of the periods presented:
	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
GAAP Net Loss	$(5,832)	$(12,247)	$(20,823)	$(13,036)
Add back (deduct):
Interest expense	502	729	2,815	2,900
Depreciation and amortization	1	4	12	32
Income tax expense (benefit)	2	(5)	34	3
Write-off of deferred offering costs	—	—	—	1,683
Stock-based compensation	973	7,253	7,735	1
Loss on extinguishment of debt	—	52	359	1,541
Adjusted EBITDA	$(4,354)	$(4,214)	$(9,868)	$(6,876)

RISK FACTORS
An investment in our common stock involves risks. You should carefully consider each of the following risks and all of the information set forth in this prospectus, as well as those described under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, under the heading “Item 1A. Risk Factors” in any subsequently filed Quarterly Report on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, the price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
We have a limited operating history at the current scale of our business, which makes it difficult to evaluate our current business and future prospects, and we may not be able to scale our business for future growth.
We began offering our education products and solutions in 2014 and we have limited operating history at the current scale of our business. We have encountered, and will likely continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly evolving industries, including challenges related to accurate financial planning and forecasting, increasing competition and expenses as we continue to grow our business, and attracting and retaining customers. You should consider our business and prospects in light of the risks and difficulties that we may encounter as a business with a limited operating history. We may not be successful in addressing these and other challenges we may face in the future, and our business, operating results, and financial condition may be adversely affected if we do not manage these risks successfully.
We may not be able to grow revenue in the future or manage our growth effectively, which would adversely affect our business, operating results and financial condition.
Our consolidated revenue for the year ended December 31, 2023 increased over 22% as compared to the year ended December 31, 2022. However, consolidated revenue for the year ended December 31, 2024 decreased 13% as compared to the year ended December 31, 2023. To grow revenue, we must continue to implement our operational plans and strategies and generate increased demand for our products.
The growth and expansion of our business and our product offerings in the future will place significant demands on our management. The growth of our business may require significant additional resources, which may not scale in a cost-effective manner or may negatively affect the quality of our customers’ experience. We are also required to manage multiple relationships with customers and other third parties. Further growth of our operations, our information technology systems or our internal controls and procedures may not be adequate to support our operations. We will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulties or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing or enhancing products and services, loss of customers, information security vulnerabilities or other operational difficulties, internal controls over financial reporting and procedures being inadequate to support our operations, any of which could adversely affect our business performance and operating results.
To remain competitive and stimulate demand, we must continue to develop new products and services and successfully manage frequent product introductions and transitions.
Due to the highly volatile and competitive nature of the industries in which we compete, we must continually introduce new products and services, enhance existing products and services, and effectively stimulate customer demand for new and upgraded products. We cannot be sure that any new products or services will be widely accepted and purchased by our customers or that we will be able to successfully manage product introductions and transitions. Failure by our customers to accept our new products and services, or our failure to manage product introductions and transitions, could adversely affect our operating results.

Our business is highly competitive and competition presents an ongoing threat to the success of our business.
The markets that we serve are highly competitive. In our experience, potential buyers in the United States K-12 market are not typically evaluating an alternative AR/VR technology purchase, but rather whether to use any available funding for our products or for an entirely different class of purchase, such as student safety, IT products or standard computing devices. In the CTE market, we compete with physical training solutions, such as welding simulators. Additionally, potential customers might evaluate our products against a non-immersive alternative such as a 2D human anatomy web-based experience rather than the immersive content available on our platform.
Competitors in the education technology ecosystem include:
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Companies that provide technology solutions and services to educators and students, such as Chegg, Coursera, Docebo, Duolingo, Instructure, Kahoot, Powerschool, and Udemy;

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CTE companies such as A Cloud Guru Ltd., Degreed, Inc., LinkedIn Corporation through its LinkedIn Learning services, Pluralsight, Inc. and Udacity, Inc.;

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Companies that operate in the virtual technology market, such as Apple, Google, Meta Platforms, Matterport Inc and Unity Software;

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Providers of free educational resources such as Khan Academy, Inc., The Wikipedia Foundation, Inc. and Google LLC through its YouTube services; and

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AR/VR focused companies such as ClassVR, Inception XR, Interplay Learning, Umety Solutions Ltd, Transfr VR Victory XR.

Outside the United States, certain Chinese companies have produced replicas of our original edition hardware products that require specialty eyewear, which we no longer produce or sell in the United States. We are currently not aware of any other companies producing or selling solutions substantially similar to our products.
We may not be able to compete successfully against our competitors. In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets seek to expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our ability to grow our business and achieve profitability could be impaired.
Our business could face increased competition from new entrants or new technology.
Our competitors and new entrants to the education technology market may revise and improve their business models. If these or other market participants introduce new or improved education technology solutions or platforms and technology-enabled services that are more compelling or widely accepted than ours, our ability to grow our revenue and achieve profitability could suffer. Several new and existing companies in the education technology industry provide or may provide offerings similar to what we offer with our products, and these companies may pursue relationships with our reseller partners or software developer partners, which may make it more difficult to obtain new customers or reduce the content our software developer partners produce for our platform. In addition, our customers may choose to continue using or to develop their own educational tools or training solutions in-house, rather than pay for our products.
Some of our competitors and potential competitors have significantly greater resources than us. Increased competition may result in pricing pressure for us in terms of the price of the products and solutions we offer to our customers. The competitive landscape may also result in a longer and more complex process of recruiting and maintaining current and prospective resellers or a decrease in our market share, any of which could negatively affect our revenue and future operating results and our ability to grow our business. If we cannot compete successfully against our current competitors and new entrants or new technology in the market, our ability to grow our business and achieve profitability could be impaired.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customers’ needs or requirements, our platform may become less competitive.
Our future success depends on our ability to adapt and enhance our platform. To attract new customers and increase revenue from existing customers, we will need to continuously enhance and improve our offerings to meet customers’ and end users’ needs at prices that our customers are willing to pay. Such efforts will require adding new functionality and responding to technological advancements, which will increase our research and development costs. If we and our software developer partners are unable to develop content that addresses customers’ and end users’ needs or enhance and improve our platform in a timely manner, we may not be able to maintain or increase market acceptance of our platform. Further, many of our competitors expend a considerably greater amount of funds on their research and development programs. If we fail to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors, our business could be harmed. Our ability to grow is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver AR/VR learning tools at lower prices, more efficiently, more conveniently or more securely than ours, and if we fail to adopt such technologies or do so in a timely manner, our ability to compete would be adversely affected.
Certain of our market opportunity estimates, growth forecasts, and key metrics could prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.
Market opportunity estimates, growth forecasts and key metrics, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts relating to the size and expected growth of our market opportunity may prove to be inaccurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage estimate will generate any particular level of revenues. Even if the markets in which we compete meet our size estimates and growth forecasts, our business could fail to grow at expected rates, if at all, for a variety of reasons outside of our control. Furthermore, in order for us to successfully address this broader market opportunity, we will need to successfully expand within our current geographic markets and into new geographic regions where we do not currently operate. Our key metrics are calculated using internal company data and have not been validated by an independent third-party. We have in the past implemented, and may in the future implement, new methodologies for calculating these metrics which may result in the metrics from prior periods changing, decreasing or not being comparable to prior periods. As our business develops, we may revise or cease reporting metrics if we determine that such metrics are no longer appropriate measures of our performance. Our key metrics may also differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. If investors or analysts do not perceive our metrics to be sufficient or accurate representations of our business, or if we discover material inaccuracies in our metrics, our stock price, reputation and prospects would be adversely affected.
We expect to incur research and development costs to develop new products, which could significantly reduce our profitability and may never result in revenue.
Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products and solutions that achieve market acceptance. We have incurred, and plan to continue to incur, significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our research and development efforts may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.
Our business is dependent on our ability to maintain and scale our hardware and software offerings and technical infrastructure, and any significant disruption in the performance of our products could damage our reputation, result in a potential loss of customers and engagement, and adversely affect our business, operating results and financial condition.
Our reputation and ability to attract, retain and serve our customers and to scale our product offerings and solutions are dependent upon the reliable performance of our platform and its underlying technical infrastructure. We have in the past experienced immaterial, and may in the future experience immaterial or material, interruptions in the performance of our platform. Our systems may not be adequately designed or may not operate with the reliability and redundancy necessary to avoid performance delays that could be harmful to our business. Our customers may not invest in additional products offered by us, and our ability to expand our customer base or offer additional software solutions to such customers may be disrupted. Any of the foregoing could adversely affect our business, operating results and financial condition. As the application and solutions offerings provided by us grow and evolve, and as our internal operational demands continue to grow, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our needs. If we fail to continue to effectively scale and grow our technical infrastructure to accommodate these increased demands, customer retention and revenue growth may be adversely impacted. Moreover, to the extent we scale our platform, product and application offerings, including additional hardware and software features, that may place strain on our technical infrastructure. In addition, we may be unsuccessful in scaling our technical infrastructure to accommodate new product offerings and increased usage cost-effectively.
In addition, our business may be subject to interruptions, delays, or failures resulting from earthquakes, fires, floods, adverse weather conditions, other natural disasters, power loss, terrorism, pandemics, geopolitical conflict (such as the war in Ukraine), other physical security threats, cyber-attacks, or other catastrophic events. If such an event were to occur, our customers may be subject to service disruptions or outages and we may not be able to recover our technical infrastructure and customer data in a timely manner to restart or provide our services, which may adversely affect our financial results. The substantial majority of our employees are based in our headquarters located in San Jose, California. If there is a catastrophic failure involving our systems or major disruptive event affecting our headquarters or the San Jose area in general, we may be unable to operate our solutions.
We have a history of net losses. We expect to continue to experience net losses in the future, and we may not achieve profitability. If we do not achieve profitability, our business, financial condition and operating results will be adversely affected.
We have experienced significant net losses since we began operations in 2014, including a net loss of approximately $(20.8) million for the year ended December 31, 2024, approximately $(13.0) million for the year ended December 31, 2023, approximately $(5.8) million for the three months ended March 31, 2025 and approximately $(12.2) million for the three months ended March 31, 2024. We have an accumulated deficit of $(296.2) million and a total stockholders’ deficit of $(19.6) million as of March 31, 2025. We anticipate that our operating expenses will increase in the foreseeable future as we continue to invest in acquiring additional customers, expanding our platform and operations, hiring additional employees, developing and enhancing our platform and application and solutions offerings, marketing and sales, and enhancing our infrastructure. Our expansion efforts may prove more expensive than we anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Given the significant operating and capital expenditures associated with our business, we expect to continue to incur net losses for the foreseeable future and cannot assure you that we will be able to achieve profitability.
We have in the past been, and may in the future be, dependent on a limited number of significant customers.
Due to the size and nature of our arrangements with customers, one or a few customers have in the past and may in the future represent a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. In 2023, our five largest customers accounted for $10.0 million of revenue and our largest customer accounted for $2.2 million of revenue, representing approximately 23% and 5% of our total 2023 revenue, respectively. In 2024, our five largest customers accounted for approximately $9.8 million of revenue and our largest customer accounted for $4.9 million of revenue, representing approximately 26% and 13% of our total 2024 revenue, respectively. For the three months ended March 31, 2025, there were no individual customers which represented 10% or more of our total revenue. For the three months ended March 31, 2024, two individual customers accounted for approximately 13% and 11% of our total revenue, respectively. We cannot predict whether any of these customers will have a significant downturn in funding, and whether any such downturn, or any loss of funding or delay in payment from any one of these customers resulting therefrom, would have a material adverse effect on our business, results of operations, cash flows and financial condition.
Substantial time and effort are typically required to make a sale.
A number of factors influence the time and effort required for us to make sales, including, for example, the purchasing approval processes of potential customers, which are typically public school districts with a large number of stakeholders involved in decision-making, the need to educate potential customers about the uses and benefits of our products, the discretionary nature of potential customers’ purchasing and budget cycles and fluctuations in the needs of potential customers. We may incur significant sales and marketing expenses and invest significant time and effort in anticipation of a sale that may never occur.
Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their contracts with us, or if we are unable to expand sales to our existing customers or develop new products that achieve market acceptance.
To continue to grow our business, it is important that we attract new customers to purchase and use our products. Our success in attracting new customers depends on numerous factors, including our ability to:
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offer a compelling education technology platform and solutions;

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execute our sales and marketing strategy;

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effectively identify, attract, hire, train, develop, motivate and retain new sales, marketing, professional services and support personnel;

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develop or expand relationships with technology partners and third-party resellers;

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expand into new geographies;

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deploy our platform and solutions for new customers; and

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provide quality customer support and professional services.

Upon purchasing our products, our customers generally enter into software application subscription agreements with a one-to-three-year term and have no obligation to renew such agreements. Our customers may decide not to renew these agreements with a similar contract period, at the same prices and terms, with the same or greater application/solution coverage or at all. Although our customer renewals have historically been strong, some of our customers have elected not to renew their agreements with us, and it is difficult to accurately predict long-term customer retention, churn and expansion rates. Our retention and expansion rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our platform, our customer support and professional services, our prices and pricing plans, the competitiveness of other software products and services, reductions in our customers’ spending levels, customer adoption of our solutions, deployment success, utilization rates by our customers and users, new product releases and changes to our product offerings. If our customers do not renew their software application subscription agreements, or renew on less favorable terms, our business, financial condition and operating results may be adversely affected.
Our ability to increase revenue also depends in part on our ability to increase deployment of our solutions to existing customers. Our ability to increase sales to existing customers depends on several factors, some of which are outside our control. These factors may include our customers’ experience with implementing and using our platform, user demand for our platform, their ability to integrate our solutions with existing technologies and our pricing model. A failure to increase sales to existing customers could adversely affect our business, operating results and financial condition.
If we do not successfully anticipate market needs and develop products, services and software enhancements that meet those needs, or if those products, services and software enhancements do not gain market acceptance, our business, operating results and financial condition will be adversely impacted.
We may not be able to anticipate future market needs or be able to improve our products or platform or to develop new products, services or software enhancements to meet such needs on a timely basis, if at all. In addition, our inability to diversify beyond our current offerings could adversely affect our business. Any new products, applications or software enhancements that we introduce, including by way of acquisitions, may not achieve a significant degree of market acceptance from current or potential customers, which would adversely affect our business, operating results, financial condition and profitability. In addition, the introduction of new products, applications or software enhancements may decrease customers and user engagement with our platform or future purchases of our hardware or software, thereby offsetting the benefit of even a successful product or service introduction. Any of the foregoing could adversely impact our business, operating results and financial condition.

We must incur significant expense in technology and content development to launch a new product or software application, and we may not generate sufficient revenue from new offerings to offset our costs.
We invest, and plan to continue to invest, significant resources in developing new products and attracting new customers, including sales and marketing, and other costs and we may not recoup these costs. In addition, delays in the implementation of a new application could negatively impact our revenue and operating results.
The time that it takes for us to recover our investment in a new product or application depends on a variety of factors including our customer acquisition costs and customer retention rate. Because of the lengthy period of time required to recoup our investment, unexpected developments beyond our control could occur that result in the customer ceasing or significantly curtailing the scope of the applications it utilizes on our platform before we generate any revenue therefrom. In addition, third-party software partners generally do not grant us exclusive rights to their content. Even when they do, such arrangements are typically of limited duration. As such, partners may choose to offer the same or similar content on one of our competitors’ platforms, which could limit the number of customers willing to purchase such products and solutions from us. In addition, if a third-party developer were to terminate our use of their application(s), customers whose subscriptions include such application(s) may stop using our platform, which in turn could negatively impact customer adoption generally. As a result of any of the foregoing, we may ultimately be unable to recover the full investment that we make in a new offering or achieve any level of profitability from such offering.
If we fail to manage our inventory and supply chain effectively, our business, financial condition and results of operations may be materially and adversely affected.
Our business requires us to manage a large volume of inventory, including a large number of stock- keeping units (“SKUs”) stored at multiple sites globally. We depend on our forecasts of demand for, and popularity of, various products to make purchasing decisions and to manage our supply and inventory of SKUs. To assist in management of manufacturing operations and in order to minimize inventory costs, we forecast anticipated product sales to predict our inventory needs up to six months (and for certain select items, up to twelve months) in advance and enter into purchase orders on the basis of these forecasts, subject to limitations on the lead time of our product components and items with long lead times. We also accept safety stock of long lead time items. If we overestimate our requirements, we and our contract manufacturers will have excess inventory, increasing our costs and the amount of our capital tied up in inventory. If we underestimate our requirements, we and our OEM partners and/or contract manufacturers may have inadequate components and materials inventory, which could interrupt, delay or prevent delivery of our products to our customers. The occurrence of any of these risks related to inventory and supply chain management could adversely affect our business, operating results and financial condition.
We also depend on limited source suppliers for some of our product components and sub-assemblies. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors including severe weather events, earthquakes and pandemics, such as COVID-19. While we believe we could obtain replacement components from alternative suppliers, we may be unable to do so. If we cannot secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then manufacturing our products may be disrupted, which could increase our costs, prevent or impair our development or commercialization efforts, and have a material adverse effect on our business, financial condition, and results of operations.
If we fail to maintain, enhance or protect our brand, our ability to expand our customer base will be impaired and our business, financial condition and results of operations may suffer.
We believe that building a strong reputation and brand as an innovative and effective educational tool and continuing to increase the strength of our customer base is critical to our future success. The successful development of our reputation and brand will depend on a number of factors, many of which are outside our control.

A regional or global health pandemic, such as the COVID-19 pandemic, could severely affect our business, results of operations and financial condition.
A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, the COVID-19 pandemic has had numerous effects on the global economy. Governmental authorities around the world implemented measures to reduce the spread of COVID-19 and these measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, adversely affected workforces, customers, consumer sentiment, economies and financial markets, and, along with decreased consumer spending, led to an economic downturn.
In response to the COVID-19 pandemic, we modified our business practices (including employee travel, recommending that all non-essential personnel work from home and canceling or reducing physical participation in meetings, events and conferences), and implemented additional safety protocols for essential workers. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with a regional or global health pandemic, our operations will be negatively impacted. Further, it is possible that an increase in the remote working environment could have a negative impact on the execution of our business plans and operations.
If we need additional capital in the future, it may not be available on favorable terms or at all.
We have historically relied on outside financing to fund our operations, capital expenditures and expansion. We expect to continue to require additional capital from equity or debt financing in the future to support our growth, fund our operations or to respond to competitive pressures or strategic opportunities. We may not be able to secure additional financing on favorable terms or at all. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our stockholders, including you, could suffer significant dilution in their percentage ownership of us, and any new securities that we issue could have rights, preferences and privileges senior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us, if and when required, our ability to grow or support our business and to respond to business challenges that we may face could be significantly limited.
Our existing and future levels of indebtedness could adversely affect our financial health, ability to obtain financing in the future, ability to react to changes in our business and ability to fulfill our obligations under such indebtedness.
As of March 31, 2025, we had outstanding indebtedness in the aggregate principal amount of approximately $13.0 million with maturity dates ranging from May 2025 through December 2027. This level of indebtedness could:
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unless refinanced, require us to dedicate a substantial portion of our cash to the payment of principal and interest on our indebtedness, thereby reducing the amount of funds to be used for working capital, acquisitions, product development, capital expenditures and other general corporate purposes;

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limit our ability to obtain additional financing;

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limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase;

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increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations; and

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place us at a competitive disadvantage compared to our competitors with proportionately less debt or comparable debt at more favorable interest rates which, as a result, may be better positioned to withstand economic downturns.

Any of the foregoing impacts could have a material adverse effect on us.

We plan to continue to make acquisitions, which could negatively impact our financial condition or results of operations and may adversely affect the price of our common stock.
As part of our business strategy, we have made, and intend to make, acquisitions to add new software offerings, specialized employees and complementary companies, products or technologies, and enter new geographic regions. Our previous and future acquisitions may not achieve our goals, and we may not realize benefits from acquisitions we make in the future. If we fail to successfully integrate companies, products or technologies we acquire, our business, operating results and financial condition could be harmed. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. Our acquisition strategy may change over time and any future acquisitions we complete could be viewed negatively by customers, partners, investors or other parties with whom we do business. We may not successfully evaluate or utilize acquired technology and accurately forecast the financial impact of an acquisition, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, any of which could affect our financial condition or the value of our common stock. In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms or at all. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, operating results and financial condition.
Our business depends largely on our ability to attract and retain talented employees, including senior management. If we lose the services of Paul Kellenberger, our Chief Executive Officer, or other members of our senior management team or other key personnel, we may not be able to execute on our business strategy.
Our future success depends on the continuing ability to attract, train, integrate and retain highly skilled personnel, including software engineers and sales personnel with experience in the education market. We face intense competition for qualified individuals from numerous software and other technology companies. We may not be able to retain current key employees or attract, train, integrate or retain other highly skilled personnel in the future. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those areas. If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational, and managerial requirements, on a timely basis or at all, our business, operating results and financial condition may be adversely affected.
Our future success also depends in large part on the continued services of our senior management and other key personnel. In particular, we are dependent on the services of Paul Kellenberger, our Chief Executive Officer, who is critical to the future vision and strategic direction of our business. We rely on our leadership team and key employees in the areas of engineering, sales and product development, design, marketing, operations, strategy, security, and general and administrative functions. Even though we have employment agreements with our executive officers, our executive officers and other key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason, and without notice. We do not currently maintain key-person life insurance policies on any of our officers or employees. If we lose the services of senior management or other key personnel, our business, operating results, and financial condition could be adversely affected.
Volatility or lack of appreciation in our stock price may also affect our ability to attract and retain key employees. Employees may be more likely to leave us if the common stock they own or the common stock underlying their vested options have significantly appreciated in value relative to the original purchase price of the common stock or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our common stock. If we are unable to retain employees, or if we need to increase our compensation expenses to retain our employees, our business, operating results and financial condition could be adversely affected.
If we fail to effectively expand our sales and marketing capabilities, we could harm our ability to increase our customer base and achieve broader market acceptance of our platform.
Our ability to broaden our customer base and achieve broader market acceptance of our platform will depend to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer and partner relationships to drive revenue growth. Our marketing efforts include industry event participation, the use of search engine optimization, paid search, and custom website development and deployment.
We plan to expand our sales and marketing organizations in the future, both domestically and, to a more limited extent, internationally. Identifying, recruiting and training sales personnel will require significant time, expense, and attention. If we are unable to hire, develop, and retain talented sales or marketing personnel, if our new sales or marketing personnel are unable to achieve desired productivity levels in a reasonable period of time (including as a result of working remotely), or if our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our platform could be harmed. In addition, the investments we make in our sales and marketing organization will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas.
Adverse general and industry-specific economic and market conditions, reductions in IT spending, supply chain disruptions, geopolitical conflicts, rising fuel prices, inflation, increasing interest rates, instability in the global banking system or changes in the spending policies or budget priorities for government funding of K-12 schools may reduce demand for our products and platform, which could harm our results of operations.
Our revenue, results of operations and cash flows depend on the overall demand for our platform and solutions. Concerns about the systemic impact of a potential widespread recession (in the United States or internationally) and instability in the global banking system, geopolitical conflicts, inflation or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence and diminished growth expectations in the United States economy and abroad, which in turn could result in reductions in spending by our existing and prospective customers. Prolonged economic slowdowns may result in customers delaying purchases or canceling subscriptions with us, choosing to focus on less expensive educational tools or seeking to lower their costs by requesting to renegotiate existing contracts on terms less advantageous to us or defaulting on payments due on existing contracts or not renewing at the end of existing contract terms. Economic uncertainty and associated macroeconomic conditions may also make it difficult for us and our customers to accurately forecast and plan future activities. As a result, an economic downturn could harm our business, revenue, results of operations and cash flows.
Further, a significant portion of our revenue is derived from sales to K-12 schools, which are heavily dependent on federal, state, and local government funding. In addition, the school appropriations process is often slow, unpredictable and subject to many factors outside of our control. Budget cuts, curtailments, delays, changes in leadership, shifts in priorities or general reductions in funding could reduce or delay our revenue. Funding difficulties experienced by schools, which have been exacerbated by the recent economic downturn, the impacts of the COVID-19 pandemic and state budget deficits, could also slow or reduce purchases, which in turn could materially harm our business.
Our business may be adversely affected by changes in available educational funding, resulting from changes in legislation, both at the federal and state levels, changes in the state procurement process, changes in government leadership, declines in K-12 school enrollment, emergence of other priorities and changes in the condition of the local, state or United States economies. Moreover, future reductions in federal funding and the state and local tax bases could create an unfavorable environment, leading to budget shortfalls resulting in a decrease in educational funding. Any decreased funding for schools may harm our revenue renewals and new business materially.
Additionally, permanent shifts in student enrollment from traditional K-12 education models toward online and home schooling or other alternative educational models that do not use our solutions could materially harm our business. In addition, our revenue coming from career training education might decline if such organizations experience a decline in enrollment rates.
Our platform and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.
Our platform and internal systems rely on software and hardware, including software and hardware developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. The software and hardware on which we rely has contained, and will likely in the future contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Any errors, bugs, vulnerabilities or defects in our systems or the software and hardware on which we rely, failures to properly address or mitigate the technical limitations in our systems or associated degradations or interruptions of service or failures to fulfill our commitments to our customers, have in the past led to, and may in the future lead to, outcomes including delays in bringing new products to market, damage to our reputation, loss of customers, loss of revenue, regulatory inquiries, litigation, or liability for fines, damages, or other remedies, any of which could adversely affect our business, operating results, and financial condition.
We have benefitted from the United States federal government’s stimulus packages focused on educational initiatives approved as a result of the COVID-19 pandemic. However, additional funding may not be approved, which may adversely affect our business, financial condition and results of operations.
As a result of the COVID-19 pandemic, the United States federal government approved certain fiscal stimulus packages, including $82.0 billion in December 2020 and $130.0 billion in March 2021, in part, to support reopening plans for K-12 schools and $35.0 billion in March 2021, in part, for public Higher Education institutions to assist in reopening efforts, such as distance learning programs, the implementation of safety protocols and emergency financial assistance (together, the “COVID Stimulus Funds”). Many of our current and potential customers were the recipients of COVID Stimulus Funds. We expect that in the absence of future stimulus packages similar to the COVID Stimulus Funds, our customers will be able to obtain funds from other sources; however, there can be no guarantee that this will be the case or that our customers will choose to use any such funds to purchase our products. In addition, we are unable to predict the extent, implementation and effectiveness of any government-funded benefit programs and stimulus packages in the future and the corresponding effect on demand for our platform. If such government-funded benefit programs and stimulus packages are not approved, our results may not be comparable to past or future periods. Further, as a result of the stimulus packages, if potential competitors are attracted to our industry and develop and market new technologies that render our existing or future solutions less competitive, unmarketable or obsolete, our business and operating results may be adversely affected.
We face risks related to our contracts with state and local government entities as well as difficulties with contracting with large customers with substantial negotiating leverage, and in the past have faced risks related to contracts with federal government agencies, any of which could harm our results of operations.
We have in the past entered into, and expect to continue to enter into, agreements with local, state and federal education agencies. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will successfully sell our products to such governmental entity. Government entities may require contract terms that differ from our standard arrangements. In addition, government demand and payment for our products may be more volatile as they are affected by public sector budgetary cycles, funding authorizations, and the potential for funding reductions or delays, making the time to close such transactions more difficult to predict. This risk is enhanced as the size of such sales to government entities increases. As we expand our customer base and the application/solution coverage of our existing customers, we may be subject to increased scrutiny, potential reputational risk or potential liability should our platform and products fail to perform as contemplated in such deployments or should we not comply with the terms of our government contracts or government contracting requirements.
If we fail to maintain relationships with third-party software developer partners or fail to expand our partnerships with industry partners, our ability to grow our business and revenue will suffer.
The success of our business depends in large part on the continued and increased development and volume of compelling content and on continuing to recruit and work with third-party developers. We may face several challenges in establishing and expanding these relationships. For instance, third-party developers who contribute to our platform must invest significant time and resources to adjust the manner in which they develop their applications for an AR/VR learning environment. The delivery of AR/VR educational programs at educational institutions is still growing in acceptance, and it is possible that administrators and faculty members may have concerns regarding such services. We cannot be certain that AR/VR educational programs, such as those offered on our platform, will ever achieve significant market acceptance, and industry partners may therefore decline to continue to create content for our platform. Further, if we were to lose certain key third-party developers, or otherwise lose a significant number of third-party developers, our growth and revenue would be negatively impacted.
We depend on a limited number of third-party partners to produce, resell and distribute our products.
We rely on a limited number of third parties to produce the hardware and software for our platform and solutions and rely on certain third-party resellers and distributors to resell and distribute our products. If we are unsuccessful in maintaining existing relationships with third parties and, if needed, establishing new relationships with third parties, our ability to efficiently operate existing services or develop new products and services could be impaired, and as a result, our competitive position or our results of operations could suffer. In August 2021, we entered into an agreement to work with a major PC OEM to build Inspire, a proprietary laptop, which allowed us to leverage the OEM’s supply chain network. Our master agreement with this PC OEM partner is subject to a one-year automatic renewal term, and either party is permitted to terminate the agreement upon written notice delivered to the other party not later than three months prior to the expiration of the applicable term. In addition, during 2023, we entered into an agreement with another PC OEM for the manufacture of Imagine. If either PC OEM partner, decides to discontinue its partnership with us and we are unable to replace the products manufactured by such partner with another PC OEM that we currently work with or a new PC OEM partner, our business, operating results and financial condition could be materially and adversely impacted. We also rely upon one third-party partner located in China to manufacture our stylus. If our manufacturing partners or resellers and distributors that we rely upon decide to discontinue their relationship with us and we are unable to replace such parties on similar terms or at all, our business could be materially and adversely impacted.
Failure of our resellers or other commercial partners to use acceptable ethical business practices or comply with applicable laws could negatively impact our business.
As part of our sales and marketing strategy, we rely on third-party resellers and other commercial partners to distribute and market our products and outside of the United States, we rely exclusively on resellers to distribute and market our products. We expect these resellers and partners to operate in compliance with applicable laws, rules, and regulations, but we cannot control their conduct. If any of our resellers or partners violate applicable laws or implements business practices that are regarded as unethical, the distribution of our products in those jurisdictions could be interrupted, usage of our platform could decline, our reputation could be damaged, and we may be subject to liability. Any of these events could have a negative impact on our business, financial condition, and results of operations.
Risks Related to Financial and Accounting Matters
Our operating results may fluctuate significantly, which makes our future results difficult to predict.
Our quarterly and annual operating results have fluctuated in the past and are expected to fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results and subjects us to a number of uncertainties, including our ability to plan for and anticipate future growth. As a result, you should not rely upon our past quarterly and annual operating results as indicators of future performance. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving markets, such as the risks and uncertainties described herein. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including:
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our ability to generate revenues from our platform;

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our ability to attract and retain customers;

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our ability to recognize revenue or collect payments from customers or other third parties in a particular period;

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the ability of our third-party partners to manufacture and deliver our hardware, including due to global supply chain issues;

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fluctuations in spending by our customers due to availability of government funding and subsidies, episodic regional or global events, or other factors;

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the pricing of our product offerings;

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the timing, cost of and mix of our new and existing sales and marketing and promotional efforts;

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changes to our platform or the development and introduction of new products or services by our competitors;

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changes in local, state or federal regulations regarding education, particularly the introduction of limitations on education products or topics for the K-12 school population, including, for example, Florida’s Parental Rights in Education bill, which became effective as of July 1, 2022;

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system failures, disruptions, breaches of security or privacy, whether on our platform or on those of third parties, and the costs associated with any such breaches and remediation;

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negative publicity associated with our products;

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health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;

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the timing of incurring additional expenses, such as increases in sales and marketing or research and development expenses;

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adverse litigation judgments, settlements or other litigation-related costs;

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other changes in the legislative or regulatory environment, including with respect to education standards and privacy and cybersecurity, or actions by governments or regulators, including fines, orders or consent decrees;

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changes in United States generally accepted accounting principles; and

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changes in domestic and global business and macroeconomic conditions, including as a result of increasing interest rates, inflation, instability in the global banking system, and global unrest including the wars in Gaza and Ukraine.

The impact of one or more of the foregoing or other factors may cause our operating results to vary significantly. As such, quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, the trading price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.
We have identified material weaknesses in our internal control over financial reporting, and the failure to achieve and maintain effective internal controls over financial reporting could harm our business and negatively impact the value of our common stock.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the preparation of our financial statements for the years ended December 31, 2023 and 2024, we concluded that there were five material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses that were identified related to:
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lack of segregation of duties;

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certain information technology general controls, including controls review of user access roles and administrative access;

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account reconciliations and cutoff;

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analysis of significant and unusual transactions, and

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lack of a formal risk assessment policy for entity level controls.

We are currently in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including:
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hiring additional financial personnel with accounting and financial reporting expertise;

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implementing user access policies, reviews and procedures;

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improving our ongoing account reconciliations and variance analyses;

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reviewing significant and unusual financing transactions; and

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establishing a formal and documented risk assessment policy.

As of December 31, 2024, these material weaknesses have not been fully remediated. Although we are targeting completion of the remediation measures within twelve months of the date of our Annual Report on Form 10-K for the year ended December 31, 2024, we cannot be certain that our efforts will successfully remediate our material weaknesses by this date, or at all, or prevent restatements of our financial statements in the future. Due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the controls, no assurance can be given as to the timing and cost of full remediation. The material weaknesses will be fully remediated when, in the opinion of our management, the revised control processes have been operating for a sufficient period of time.
Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. To date, we have enhanced our business documentation process and are providing training to help with management’s self-assessment and testing of internal controls. We are implementing new workflow functionality and accounting systems that will help with ongoing account reconciliation, variance analysis and efficient review of significant financing transactions. With the hire of additional financial personnel, allocating other employees’ and consultants’ time to the implementation of user access controls and increased accounting oversight and implementation of new accounting system applications, we have incurred approximately $0.3 million and we expect to incur approximately $0.3 million in additional costs over the next twelve months to remediate these control deficiencies, though we cannot be certain that our efforts will be successful at remediating the material weaknesses or at avoiding potential future material weaknesses. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products to new and existing customers.
There is uncertainty regarding our ability to continue as a going concern.
Our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2024, which stated that management has concluded that substantial doubt exists about our ability to continue as a going concern for one year after the date our consolidated financial statements are issued. As discussed in Note 1 to our consolidated financial statements for the year ended December 31, 2024, we have suffered recurring losses from operations, negative cash flows from operations, non-compliance with certain debt covenants and have a net working capital deficiency that raises substantial doubt about our ability to continue as a going concern. Further, we had an accumulated deficit of approximately $(290.4) million as of December 31, 2024. To address our shortage of working capital necessary to fund our operations, management is developing a remediation plan that includes refinancing existing debt facilities and raising new sources of capital. As a result of the uncertainty regarding our ability to continue as a going concern, there is increased risk that you could lose the entire amount of your investment in us. The financial statements included by reference in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.
Our business is subject to seasonal sales and customer growth fluctuations which could result in volatility in our operating results, some of which may not be immediately reflected in our financial position and results of operations.
Our business may be affected by the general seasonal trends common to education, tutoring and standardized testing markets. These include but are not limited to increased new subscriptions and expansions to existing subscriptions in connection with annual budgetary decisions made at the local, state and governmental level.
This seasonality may adversely affect our business and cause our results of operations to fluctuate.
If currency exchange rates fluctuate substantially in the future, our operating results, which are reported in United States dollars, could be adversely affected.
As we continue to expand our operations, we may become more exposed to the effects of fluctuations in currency exchange rates. A substantial majority of our revenues to date have been denominated in United States dollars and, therefore, we have not historically been subject to foreign currency risk. Fluctuations in the exchange rates between the United States dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks or have any plans to do so.
Our ability to use our United States federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.
As of December 31, 2024, we had United States federal net operating loss (“NOL”) carryforwards of approximately $200.8 million and state NOL carryforwards of approximately $167.4 million after Section 382 limitations. Under the 2017 Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act, unused United States federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020 is limited to 80% of current year taxable income. NOLs arising in taxable years ending before 2018 are generally limited to a 20-year carryforward period.
Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation that undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to utilize its pre-change NOL carryforwards to offset its post- change income or taxes may be limited. We have completed an initial Section 382 analysis, and it is most likely that we have previously undergone one or more ownership changes so that our use of NOLs is currently subject to limitation.
We may also experience ownership change(s) in the future as a result of subsequent shifts in our stock ownership, some of which may be outside our control. Therefore, it is possible that such an ownership change could limit the amount of NOLs we can use to offset future taxable income. Our current NOL carryforwards, and any NOL carryforwards of companies we acquire in the future, may be subject to limitations, thereby increasing our overall tax liability. Our NOL carryforwards may also be impaired under similar provisions of state law. We have recorded a full valuation allowance related to our United States federal and state NOL carryforwards and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets. Our NOL carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income. Any future changes in United States tax laws in respect of the utilization of NOL carryforwards may further affect the limitation in future years. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited at the state level, which could also impact our ability to utilize NOL carryforwards. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs, which could adversely affect our business, operating results, financial condition, and cash flows.
We could be subject to changes in tax rates, the adoption of new United States or international tax legislation, or exposure to additional tax liabilities.
We operate in a number of tax jurisdictions, including in the United States at the federal, state and local levels, and certain foreign countries, and we may expand the scale of our operations in the future. We are subject to review and potential audit by a number of tax authorities. A change in law or in our global operations could result in higher effective tax rates, reduced cash flows and lower overall profitability.
In addition, taxing authorities in the United States and in foreign jurisdictions may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value-added or similar taxes, and may successfully impose additional obligations on us. The application of indirect taxes, such as sales, use, value-added, and goods and services taxes, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.
Tax authorities may question, challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. Any such assessments or obligations could adversely affect our business, operating results and financial condition.
Due to shifting economic and political conditions, tax policies, laws, or rates in various jurisdictions may be subject to significant changes in ways that impair our financial results. Various jurisdictions have enacted or are considering digital services taxes, which could lead to inconsistent and potentially overlapping tax regimes. Such taxes, if enacted, could adversely affect our business, operating results, and financial condition.
We may have exposure to greater-than-expected tax liabilities, which could seriously harm our business.
We have entered into transfer pricing arrangements that establish transfer prices for our intercompany operations. However, our transfer pricing procedures are not binding on the applicable taxing authorities. No official authority in any jurisdiction has made a determination as to whether or not we are operating in compliance with such authority’s transfer pricing laws. Accordingly, taxing authorities in any of these jurisdictions could challenge our transfer prices and require us to adjust them to reallocate our income. Any change to the allocation of our income as a result of review by such taxing authorities could have a negative effect on our operating results and financial condition. In addition, the determination of our provision for income taxes and other uncertain tax liabilities requires significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Tax authorities may disagree with and may challenge our tax positions. If our tax positions were not sustained, we could be required to pay additional taxes, interest, penalties or other costs, or have other material consequences.
Risks Related to Legal and Regulatory Matters
Changes in U.S. and international trade policies, including the export and import controls and laws, may adversely impact our business and operating results.
We partner with international suppliers all over the world. This subjects us to risks associated with international trade conflicts including between the United States and China, Mexico, and other countries, particularly with respect to export and import controls and laws. President Donald J. Trump has advocated for greater restrictions on international trade in general, which could result in significantly increased tariffs on certain goods imported into the United States, particularly from China. For example, in recent years the United States government has renegotiated or terminated certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods which resulted in increased costs for goods imported into the United States. In response to these tariffs, a number of United States trading partners have imposed retaliatory tariffs on a wide range of United States products, making it more costly for companies to export products to those countries.
Rising political tensions could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Additionally, the resulting environment of tariffs, retaliatory trade or other practices or additional trade restrictions or barriers, if implemented on a broader range of products or raw materials, could harm our ability to obtain necessary raw materials and product components or sell our products and services at prices customers are willing to pay, which could have a material adverse effect on our business, prospects, results of operations, and cash flows.
State or local legislation could be adopted that would limit or ban instruction in public schools that includes or promotes subjects included in our platform.
Recently, certain state and local legislatures in the United States have proposed or taken action to limit subjects taught in public schools. For example, Florida recently passed the Parental Rights in Education Act, which places limitations on the subjects that may be taught to students in kindergarten through third grade, requires school districts to adopt certain procedures to notify parents of such children of certain social and emotional learning topics being discussed in public schools, and provides for injunctive relief and monetary damages for parents who successfully assert a claim that the school district has violated the act. Similar measures have been proposed in other states, including Georgia and Oklahoma. It is difficult to fully predict the potential effects of such legislation on the education technology industry, and on our business in particular. If our customers are impacted by such legislation and are unable to, or do not, renew their subscription agreements, or if we are unable to attract new customers because of such local and state legislation, our business, financial condition and operating results may be adversely affected.
Our failure to comply with laws and regulations that are or may become applicable to us as a technology provider for K-12 schools, community colleges and other educators could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.
We may become subject to regulations and laws specific to the education sector because we offer our platform, solutions and services to educational institutions. Data privacy and security with respect to the collection of personally identifiable information from students continues to be a focus of worldwide legislation and regulation. This includes significant regulation in the European Union (the “EU”), and legislation and compliance requirements in various jurisdictions around the world. Within the United States, several states have enacted legislation that goes beyond any federal requirements relating to the collection and use of personally identifiable information and other data from students. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in customers and revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before students can utilize our services. We do not currently believe that such regulations and laws pose a material risk to our business because we do not currently collect or use the information of students or educators as part of our platform. We post our privacy policies and practices concerning the use and disclosure of student data on our website. However, any failure by us to comply with our posted privacy policies, FTC requirements or other privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies or by private litigants that could potentially harm our business, results of operations, and financial condition.
Our business may also become subject to laws specific to students, such as the Family Educational Rights and Privacy Act, the Delaware Higher Education Privacy Act and a California statute which restricts the access by postsecondary educational institutions of prospective students’ social media account information. Compliance requirements include obtaining government licenses, disclosures, consents, transfer restrictions, notice and access provisions for which we may in the future need to build further infrastructure to further support. We cannot guarantee that we or any companies we acquire have been or will be fully compliant in every jurisdiction, due to lack of clarity concerning how existing and future laws and regulations governing educational institutions affect our business and lengthy governmental compliance process timelines. Moreover, as the education industry continues to evolve, increasing regulation by federal, state and foreign agencies becomes more likely. Certain states have also adopted statutes, such as California Education Code § 66400, which prohibits the preparation or sale of material that should reasonably be known will be submitted for academic credit. While these statutes are currently directed at enterprises selling term papers, theses, dissertations and the like, which we do not offer, and were not designed for services like ours, which are designed to help students understand the relevant subject matter, other states may adopt similar or broader versions of these types of statutes, or the interpretation of the existing or future statutes may impact whether they are cited against us or where we can offer our services.
The adoption of any laws or regulations that adversely affect the popularity or growth in the use of the Internet particularly for educational services, including laws limiting the content and learning programs that we can offer, and the audiences that we can offer that content to, may decrease demand for our service offerings and increase our cost of doing business. Future regulations, or changes in laws and regulations or their existing interpretations or applications, could also hinder our operational flexibility, raise compliance costs and result in additional historical or future liabilities for us, resulting in adverse impacts on our business and results of operations.
While we expect and plan for new laws, regulations, and standards to be adopted over time that will be directly applicable to the Internet and to our student-focused activities, any existing or new legislation applicable to our business could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations and potential penalties or fees for non-compliance, and could negatively impact the growth in the use of the Internet for educational purposes and for our services in particular. We may also run the risk of retroactive application of new laws to our business practices that could result in liability or losses. Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to change previous regulatory schemes or choose to regulate transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified, and new laws may be enacted in the future. Any such developments could harm our business, results of operations, and financial condition.
Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition.
We are subject to many United States federal and state and foreign laws, regulations and industry standards that involve matters central to our business, including laws and regulations that involve data privacy, cybersecurity, intellectual property (including copyright and patent laws), content, rights of publicity, advertising, marketing, competition, protection of minors, consumer protection, taxation and telecommunications. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations or other government scrutiny.
We collect, store, use and otherwise process data, some of which contains personal information about our employees, customers and business partners, including contact details, network details, and location data. Therefore, we are or may become subject to United States (federal, state, local) and foreign laws and regulations regarding data privacy and security and the processing of personal information and other data from customers, end users or business partners. The regulatory framework for privacy, information security, data protection and processing worldwide and interpretations of existing laws and regulations is likely to continue to be uncertain and current or future legislation or regulations in the United States and other jurisdictions, or new interpretations of existing laws and regulations, could significantly restrict or impose conditions on our ability to process data we use in our business operations.
While we have made efforts to comply with these laws and regulations, the uncertainty surrounding enforcement and changing privacy landscapes in the United States and abroad could change our compliance status. Similarly, there are a number of legislative proposals in the European Union, the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business.
The costs of complying with these laws and regulations are high and likely to increase in the future, particularly as the degree of regulation increases and our business grows and our geographic scope expands. The impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the education technology sector that have greater resources. Any failure or perceived failure of compliance on our part to comply with the laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect its business, financial condition or operating results. Furthermore, it is possible that certain governments may seek to block or limit our platform and products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our platform and products for an extended period of time or indefinitely.
We could be involved in legal disputes that are expensive and time consuming, and, if resolved adversely, could harm our business, operating results and financial condition.
From time to time, we may be involved in actual and threatened legal proceedings, claims, investigations and government inquiries arising in the ordinary course of our business, including intellectual property, data privacy, cybersecurity, privacy and other torts, illegal or objectionable content, contractual rights, false or misleading advertising, or other legal claims relating to content or information that is provided to us or published or made available on our platform. Any proceedings, claims or inquiries involving our company, whether successful or not, may be time consuming, result in costly litigation, unfavorable outcomes or increased costs of business, require us to change our business practices or platform, require significant amount of management’s time or may harm our reputation or otherwise harm our business, operating results, and financial condition.
We are currently involved in litigation to protect our patents, trademarks, copyrights and other intellectual property rights, and may be subject to intellectual property litigation and threats thereof in the future. Specifically, a number of competitors based in China have created clones of our original all-in-one product. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot assure that we will be successful in such action. Companies in the Internet, technology and education industries typically own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition and grow our business and platform offerings, the possibility of receiving a larger number of intellectual property claims against us grows. In addition, various “non-practicing entities” that own patents and other intellectual property rights may in the future attempt to assert intellectual property claims against us to extract value through licensing or other settlements.
From time to time, we receive letters from patent holders alleging that our platform infringes on their patent rights and from trademark holders alleging infringement of their trademark rights. We also receive letters from holders of copyrighted content alleging infringement of their intellectual property rights. Our technologies and content, including the content that partners may create for use on our platform, may not be able to withstand such third-party claims, and could have a material adverse effect on our business.
With respect to any intellectual property claims, we may have to seek a license to continue using technologies or engaging in practices found to be in violation of a third-party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses (for example, by being required to pay significant royalties in connection with such licenses). A license to continue using such technologies or practices may not be available to us at all and we may be required to discontinue use of such technologies or practices or to develop alternative non-infringing technologies or practices. The development of alternative non-infringing technologies or practices could require significant effort and expense or may not be achievable at all. our business, operating results and financial condition could be harmed as a result. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.

We are susceptible to illegal or improper uses of our educational platform, which could expose us to additional liability and harm our business.
Our educational platform is susceptible to unauthorized use, copyright violations and unauthorized copying and distribution (whether by students, schools or otherwise), theft, employee fraud and other similar breaches and violations. These occurrences may harm our business and consequently negatively impact our results of operations. Additionally, we may be required to employ a significant number of resources to combat such occurrences and identify those responsible.
The legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to our business.
Although a decreasing portion of our revenue is derived from business that we do in the PRC, and that percentage is expected to continue to decrease, as long as a portion of our revenue and other business activities are derived from business in the PRC, our activities in the PRC are and will be governed by the PRC legal system that is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new and continue to evolve, interpretation and enforcement of these laws and regulations involve significant uncertainties and different degrees of inconsistency. Some of the laws and regulations are still in the developmental stage and are therefore subject to policy changes. Many laws, regulations, policies and legal requirements have only been recently adopted by PRC central or local government agencies, and their implementation, interpretation and enforcement may involve uncertainty due to the lack of established practice available for reference. We cannot predict the effect of future legal developments in the PRC, including the promulgation of new laws, changes in existing laws or their interpretation or enforcement, or the pre-emption of local regulations by national laws. As a result, as long as a portion of our revenue is derived from business that we do in the PRC, there is substantial uncertainty as to the legal protection available to us relating to such business. Moreover, due to the limited volume of published cases and the non-binding nature of prior court decisions, the outcome of dispute resolution may not be as consistent or predictable as in other more developed jurisdictions, which may limit the legal protection available to us. In addition, any litigation in the PRC may be protracted and result in substantial costs and the diversion of resources and management attention.
The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.
The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. In addition, according to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Funds, which became effective on April 3, 1999 and was amended on March 24, 2002 and March 24, 2019, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. Although we do not currently have any employees located in the PRC, we did in the past have employees in our subsidiary, zSpace Technologies (Shanghai) Ltd. (“zSpace Shanghai”). In March 2023, zSpace Shanghai terminated six employees. Three of these former employees have instituted actions related to post-employment disputes alleging they were not provided appropriate severance and have filed disputes with the Shanghai employment bureau and the Jing’an People’s Court. The Jing’an People’s Court determined that zSpace Shanghai owed these three employees a total amount of 849,153 Chinese yuan renminbi (or approximately $117,000), 71,852 (or approximately $10,000) of which has been paid to date. We currently expect that the total amount that we will be required to pay to resolve these three disputes, including penalties, fees and expenses, will be approximately $125,000. If we become subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

We are subject to laws and regulations, including governmental export and import controls, sanctions and anti- corruption laws, that could subject us to liability if we are not in full compliance with applicable laws.
We are subject to laws and regulations, including governmental export and import controls, that could subject us to liability. Our products are subject to United States export controls, including the United States Department of Commerce’s Export Administration Regulations (“EAR”), and we and our employees, representatives, distributors, resellers, contractors, agents, intermediaries, and other third parties are also subject to various economic and trade sanctions regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). Furthermore, United States export control and economic sanctions laws and regulations prohibit the shipment of certain hardware and software to certain countries, governments and persons targeted by United States sanctions and for certain end-uses. While we have implemented certain procedures to facilitate compliance with applicable laws and regulations, we cannot be certain that we or third parties have complied with all laws or regulations in this regard. Failure by our employees, representatives, distributors, resellers, contractors, third-party resellers agents, intermediaries or other third parties to comply with applicable laws and regulations in the collection and distribution of this information also could have negative consequences to us, including reputational harm, government investigations and penalties.
Although we take precautions to prevent our products and services from being provided in violation of such laws and regulations and have no knowledge of any past violations of such laws and regulation, our products and services may have been in the past, and could in the future be, provided in violation of such laws. If we or our employees, representatives, distributors, resellers, contractors, third-party resellers agents, intermediaries or other third parties fail to comply with these laws and regulations, we could be subject to civil or criminal penalties, including the possible loss of export privileges and fines. We may also be adversely affected through reputational harm, loss of access to certain markets or otherwise. Obtaining the necessary authorizations, including any required license, for a particular transaction may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities.
We are also subject to the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010 (the “Bribery Act”), and other anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws in the United States and other countries in which we operate. Anti- corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees, agents, intermediaries and other third parties from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the public, and in certain cases, private sector. We leverage third parties, including intermediaries, distributors, resellers and agents, to conduct our business and to distribute and resell our products in the United States, and outside of the United State, we rely exclusively such on third parties to conduct our business and to distribute and resell our products. We and these third parties may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we may be held liable for any corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, distributors, resellers, agents, intermediaries and other third parties, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with FCPA, Bribery Act and other anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws, we cannot be certain that they will be effective, or that all of our employees, representatives, contractors, distributors, resellers, agents, intermediaries or other third parties have not taken, or will not take actions, in violation of our policies and applicable law, for which we may be ultimately held responsible. If we increase our international sales and business, including our business with government organizations, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from United States government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Any investigations, actions or sanctions could harm our reputation, business, operating results, and financial condition.
The obligations associated with operating as a public company require significant resources and management attention and will cause us to incur additional expenses, which will adversely affect our results of operations.
Following our initial public offering, our expenses increased as a result of the additional accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations. We are required to comply with certain requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and other applicable securities rules and regulations. The Exchange Act requires, among other things, us to file annual, quarterly, and current reports with respect to our business and operating results with the SEC. We are also required to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Compliance with these rules and regulations have increased our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a public company, we are required to, among other things:
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prepare and file periodic public reports and other stockholder communications in compliance with our obligations under the United States federal securities laws;

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create or expand the roles and duties of our board of directors and committees of our board of directors;

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institute more comprehensive financial reporting and disclosure compliance functions; and

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establish new and enhance existing internal policies, including those relating to disclosure controls and procedures.

These requirements, and the involvement of accountants and legal advisors, require a significant commitment of additional resources. We might not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we intend to increase our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
Efforts to reduce the U.S. federal deficit could adversely affect our results of operations and financial condition.
Any reductions in government spending in an effort to reduce the U.S. federal deficit, such as the elimination of the Department of Education, could result in a reduction in the utilization of our services or additional pricing pressure. Further, there is ongoing uncertainty regarding the federal budget and federal spending levels, including the possible impacts of a failure to increase the “debt ceiling.” Any U.S. government default on its debt could have broad macroeconomic effects that could, among other things, raise our borrowing costs. Any future shutdown of the federal government or failure to enact annual appropriations could also have a material adverse impact on our liquidity, results of operations and financial condition.
Additionally, considerable uncertainty exists regarding how future budget and program decisions will develop, including the spending priorities of the new U.S. presidential administration and Congress and what challenges budget reductions will present for us and our industry generally. For example, in January 2025, the current administration established an advisory commission, the “Department of Government Efficiency,” to reform federal government processes and reduce expenditures, and enacted certain spending freezes, which may adversely affect our customers. There is uncertainty regarding federal agency structure and future budget decisions and priorities of the U.S. presidential administration. Many of our customers receive funding from the Department of Education and any changes to its budget or its entire elimination could adversely affect our results of operations and financial condition.
Risks Related to Intellectual Property
Failure to register, protect or enforce our proprietary technology and intellectual property rights could substantially harm our business, operating results and financial condition.
We rely on a combination of confidentiality, assignment and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection and other intellectual property laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold issued patents and copyrights in the United States and foreign jurisdictions, and multiple trademark registrations in the United States and other foreign countries. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future applications covering our intellectual property rights may not be issued.
Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the United States are typically not published until at least 18 months after filing, or, in some cases, not at all. We cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. The uncertainty and changing landscape regarding the patentability of software and the interpretation of the United States patent laws with respect thereto may also bring into question the validity of certain software patents and may make it more difficult and costly to prosecute patent applications. Such changes may lead to uncertainties or increased costs and risks surrounding the prosecution, validity, ownership, enforcement, and defense of our issued patents and patent applications and other intellectual property rights, the outcome of third-party claims of infringement, misappropriation, or other claims of intellectual property violations brought against us and the actual or enhanced damages (including treble damages) that may be awarded in connection with any such current or future claims, and could have a material adverse effect on our business.
We rely on our trademarks, trade names, and brand names to distinguish our platform from the products of our competitors. However, third parties may have already registered identical or similar marks for products or solutions that also address the software market in which we operate. Efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks may restrict our ability to promote and maintain a cohesive brand throughout our key markets. We cannot be certain that pending or future United States or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our platform, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.
In addition, effective intellectual property protection may not be available in every country in which we conduct or intend to conduct our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, others may offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to mimic our platform and methods of operations more effectively.
To prevent substantial unauthorized use of our intellectual property and proprietary rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot be certain that we would be successful in any such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights (or to contest claims of infringement) than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from knowingly or unknowingly infringing upon, misappropriating or circumventing our intellectual property rights. If we are unable to protect our proprietary rights (including aspects of our software and platform protected other than by patent rights), we will find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create our platform. Moreover, we may need to expend additional resources to defend our intellectual property rights in foreign countries, and our inability to do so could impair our business, results of operations and financial condition or adversely affect our business, operating results, and financial condition.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and proprietary information.
We have devoted substantial resources to the development of our intellectual property and proprietary rights. To protect our intellectual property and proprietary rights, we rely in part on confidentiality agreements with our employees, vendors, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Effective trade secret protection may also not be available in every country in which our platform is used or where we have employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with our platform by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property and proprietary rights. In addition, others may independently discover trade secrets and proprietary information and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Third parties may claim that our platform infringes their intellectual property rights, and this may create liability for us or otherwise adversely affect our business, operating results and financial condition.
Third parties may claim that our platform infringes their intellectual property rights, and such claims may result in legal claims against us and our technology partners and customers. These claims may damage our brand and reputation and create liability for us. We expect the number of such claims to increase as the functionality of our platform and services overlaps with that of other products and services, and as the volume of our software patents and patent applications continues to increase.
Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights, and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. We have in the past received immaterial, and may in the future receive material or immaterial, claims we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we may face a higher risk of being the subject of intellectual property infringement claims.
We may also face exposure to third-party intellectual property infringement, misappropriation or violation actions if we engage software engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology and intellectual property of third parties into our products. This could also result in us losing valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could severely harm our business. Any intellectual property claims, with or without merit, could be very time- consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for these intellectual property rights, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.
Our use of “open source” software could subject us to possible litigation or could prevent us from offering products that include open source software or require us to obtain licenses on unfavorable terms.
A portion of the technologies we use incorporates “open source” software, and we may incorporate open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. These licenses may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative work we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use third-party open source software have also faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of open source software or claiming non-compliance with the applicable open source licensing terms.
In addition to using open source software, we also license to others some of our software through open source projects. Open sourcing our own software requires us to make the source code publicly available, and therefore can affect our ability to protect our intellectual property rights with respect to that software. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification or derivative work of such licensed software. If an author or other third-party that distributes open source software that we use or license alleges that we did not comply with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from offering our products that contained the open source software, required to release proprietary source code, required to obtain licenses from third parties or required to comply with the conditions unless and until we can re-engineer the product so that it complies with the open source license or does not incorporate the open source software.
Neither the United States nor foreign courts have interpreted a large number of open source licenses, and accordingly, there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our platform. In that event, we could be required to seek licenses from third parties in order to continue offering our platform, to re-develop our platform or to release our proprietary source code under the terms of an open source license, any of which could harm our business. Enforcement activity for open source licenses can also be unpredictable. Were it determined that our use was not in compliance with a particular license, we could be required to release our proprietary source code, defend claims, pay damages for breach of contract or copyright infringement, grant licenses to our patents, re-engineer our platform, or take other remedial action that may divert resources away from our product development efforts, any of which could negatively impact our business. Open source compliance problems can also result in damage to our reputation and challenges in recruitment or retention of engineering personnel. Further, given the nature of open source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of these open source software programs. Litigation could be costly for us to defend, have a material adverse effect on our business, results of operations and financial condition, or require us to devote additional development resources to change our platform.
We license technology from third parties, and our inability to maintain those licenses could harm our business.
We incorporate technology that we license from third parties, including software, into our platform. Licensing technologies from third parties exposes us to increased risk of being the subject of intellectual property infringement claims due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which we conduct business. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. If we are unable to continue to license technology because of intellectual property infringement claims brought by third parties against its licensors or against us, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop our platform that is dependent on that technology would be limited, and our business could be harmed. Additionally, if we are unable to license technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all and which may require us to use alternative technology of lower quality or performance standards. As a result, our business, operating results and financial condition would be adversely affected.

The failure of our information technology (“IT”) systems or a security breach involving customer or employee personal data, and the remediation of any such failure or breach, could materially impact our reputation and adversely affect our business, results of operations or financial condition.
Our business operations utilize a variety of IT systems. Although we have established appropriate contingency plans to mitigate the risks associated with a failure of our IT systems or a security breach, if one of our key IT systems were to suffer a failure or security breach, this could have a material adverse effect on our business, results of operations or financial condition. Further, we rely on third parties for certain IT services. If an IT service provider were to fail or the relationship with us were to end, we might be unable to find a suitable replacement in a timely manner, and our business, results of operations or financial condition could be materially adversely affected. We continually modify and enhance our IT systems and technologies to increase productivity and efficiency. As new systems and technologies are implemented, we could experience unanticipated difficulties resulting in unexpected costs and adverse impacts to our business processes. When implemented, the systems and technologies may not provide the benefits anticipated and could add costs and complications to ongoing operations, which may have a material adverse effect on our business, results of operations or financial condition.
Any security breach of our IT systems or those of our IT service providers could result in disruptions to our operations. To the extent that such a breach results in a loss or damage to our data, or an inappropriate disclosure of confidential or personal information, it could cause significant damage to our reputation, affect our relationships, lead to claims against us and ultimately materially adversely affect our business, results of operations or financial condition.
Any interruptions in our operations due to cyberattacks or to our failure to maintain adequate security and supporting infrastructure as we scale, could damage our reputation, business, operating results, and financial condition.
We have been the target of attempted cyber-attacks in the past, and we may be subject to unauthorized access of digital data with the intent to misappropriate information, corrupt data or cause operational disruptions in the future. Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Any successful attempts by cyber attackers to disrupt our services or systems could result in mandated user notifications, litigation, government investigations, significant fines and expenditures, divert management’s attention from operations, deter people from using our platform, damage our brand and reputation, and materially adversely affect our business and results of operations. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to avoid attacks that arise through computer systems of our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.
We have not previously experienced, but may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. State-supported and geopolitical-related cyberattacks may increase in connection with Russia’s invasion of Ukraine and any related political or economic responses and counter-responses. The war in Ukraine and associated activities in Ukraine and Russia have increased the risk of cyberattacks on various types of infrastructure and operations, and the United States government has warned companies to be prepared for a significant increase in Russian cyberattacks in response to the sanctions on Russia. If our services are unavailable when end users attempt to access them, our customers may seek other services, which could reduce demand for our solutions from target customers.
We have processes and procedures in place designed to enable us to recover from a disaster or catastrophe and continue business operations and have tested this capability under controlled circumstances. Although we believe we maintain cybersecurity and data privacy programs sufficient for our current operations and intend to expand such programs as our operations grow, as an early-stage company, we have not made significant investments in such programs. Further, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.
Risks Related to our Common Stock and this Offering
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.
On July 8, 2025, we entered into the Purchase Agreement with the selling stockholder, pursuant to which the selling stockholder has committed to purchase up to $30,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to the selling stockholder at our discretion from time to time over a period commencing on the date on which all of the conditions to our right to commence sales of our common stock to the selling stockholder set forth in the Purchase Agreement were satisfied (“Commencement Date”) and ending 24 months after July 8, 2025.
We generally have the right to control the timing and amount of any sales of our shares of common stock to the selling stockholder under the Purchase Agreement. Sales of our common stock, if any, to the selling stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the selling stockholder all, some or no additional amount of the shares of our common stock that may be available for us to sell to selling stockholder pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by the selling stockholder for the shares of common stock that we may elect to sell to them under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the selling stockholder under the Purchase Agreement, the purchase price per share that the selling stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the selling stockholder under the Purchase Agreement, if any.
Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $30,000,000 of our common stock to the selling stockholder, we are registering 6,500,000 shares of our common stock, which exceeds the 4,656,828 shares of our common stock representing the maximum number of shares we may issue and sell under the Purchase Agreement (the “Exchange Cap”), for resale under this prospectus. The Exchange Cap includes the Commitment Shares we have committed to issue. If after the Commencement Date, we elect to sell to the selling stockholder all of the shares of common stock being registered for resale under this prospectus that are available for sale by us to the selling stockholder in purchases under the Purchase Agreement (excluding the Commitment Shares), depending on the market prices of our common stock for each purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of the shares may be substantially less than the $30,000,000 total commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to the selling stockholder under the Purchase Agreement more shares than the Exchange Cap shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the total commitment of $30,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by the selling stockholder for all shares of common stock sold under the Purchase Agreement equals or exceeds $3.0622, in which case the Exchange Cap will not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the selling stockholder of any such additional shares of our common stock over the 6,500,000 shares registered in this registration statement that we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the selling stockholder under the Purchase Agreement.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 6,500,000 shares of our common stock being registered for resale by the selling stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by the selling stockholder is dependent upon the number of shares of common stock, if any, we ultimately sell to the selling stockholder under the Purchase Agreement.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the selling stockholder. If and when we do elect to sell shares of our common stock to the selling stockholder pursuant to the Purchase Agreement, after the selling stockholder has acquired such shares, the selling stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the selling stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the selling stockholder in this offering as a result of future sales made by us to the selling stockholder at prices lower than the prices such investors paid for their shares in this offering.
We may require additional financing to sustain our operations and without it we may not be able to continue operations.
Subject to the terms and conditions of the Purchase Agreement, we may, at our discretion, direct the selling stockholder to purchase up to $30,000,000 of shares of our common stock under the Purchase Agreement from time-to-time over a period beginning on the Commencement Date and ending 24 months after July 8, 2025. Although the Purchase Agreement provides that we may sell up to an aggregate of $30,000,000 of our common stock to the selling stockholder and we are registering 6,500,000 shares of our Common Stock, only 4,656,828 shares of our common stock are available under the Exchange Cap (representing the remaining maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap less the Commitment Shares). The purchase price per share for the shares of common stock that we may elect to sell to the selling stockholder under the Purchase Agreement will fluctuate based on the market prices of our common stock for each purchase made pursuant to the Purchase Agreement, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to the selling stockholder, the actual purchase price per share to be paid by the selling stockholder for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.
Assuming a purchase price of $3.03 per share (which represents the closing price of our common stock on Nasdaq on July 7, 2025) and a price per share of $3.03 for the Commitment Shares, the purchase by the selling stockholder of all of the remaining 4,557,818 shares available under the Exchange Cap from and after the Commencement Date would result in aggregate gross proceeds to us of approximately $13,810,190 which is substantially less than the $30,000,000 total commitment available to us under the Purchase Agreement. After deducting our fees and expenses, the aggregate net proceeds to us from all of such purchases by the selling stockholder would be approximately $29.9 million.
Accordingly, in order to receive aggregate gross proceeds equal to the $30,000,000 total commitment available to us under the Purchase Agreement, we would need to issue and sell to the selling stockholder under the Purchase Agreement more than the Exchange Cap, which would require us to first (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by the Selling Stockholder for all shares of common stock sold under the Purchase Agreement equals or exceeds $3.0622, in which case the Exchange Cap limitation will not apply under applicable Nasdaq rules, and (ii) may have to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the selling stockholder any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the selling stockholder under the Purchase Agreement.

The extent to which we rely on the selling stockholder as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from the selling stockholder were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to the selling stockholder all of the shares of common stock available for sale to the selling stockholder under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects.
Sales of our common stock to the selling stockholder may cause substantial dilution to our existing stockholders, the sale of the shares of our common stock acquired by the selling stockholder could cause the price of our common stock to decline, and the actual number of shares we will issue under the Purchase Agreement, at any one time or in total, is uncertain.
This registration statement relates to an aggregate amount of up to $30,000,000 of shares of our common stock that we may sell to the selling stockholder from time to time prior to the 24-month anniversary of July 8, 2025. The number of shares ultimately offered for sale to the selling stockholder under this prospectus is dependent upon the number of shares we elect to sell to the selling stockholder under the Purchase Agreement. See “Committed Equity Financing” for more information about our obligations under the Purchase Agreement.
Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline. After the selling stockholder has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to the selling stockholder by us pursuant to the Purchase Agreement under this prospectus may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to the selling stockholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to the selling stockholder (other than the mandatory purchase notice described above that we are obligated to issue), and the Purchase Agreement may be terminated by us at any time at our discretion without penalty.
The extent to which we rely on the selling stockholder as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. The aggregate number of shares that we can sell to the selling stockholder under the Purchase Agreement may in no case exceed the Exchange Cap of 4,656,828 shares of our common stock (which is equal to approximately 19.99% of the common stock outstanding on July 7, 2025) unless the average per share purchase price paid by the selling stockholder for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $3.0622 or we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules,.
The price of our common stock may be volatile.
The price of our common stock may fluctuate due to a variety of factors, including:
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actual or anticipated fluctuations in our user growth, retention, engagement, revenue or other operating results;

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developments involving our competitors;

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variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

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actual or anticipated fluctuations in quarterly or annual operating results;

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any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information or our failure to meet expectations based on this information;

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publication of research reports by securities analysts about us, our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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additional shares of common stock being sold into the market by us or our stockholders, including the Selling Stockholders, or the anticipation of such sales, or the sale of shares by existing stockholders subject to lock-up agreements into the market, when applicable “lock-up” periods end;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the number of shares of common stock available for public sale;

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announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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announcements by us or estimates by third parties of actual or anticipated changes in the number of our customers or the level of user engagement;

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changes in operating performance and stock market valuations of technology companies in our industry, including our partners and competitors;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole, including interest rate changes and inflation;

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developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

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other events or factors, including those resulting from wars, recessions, instability in the global banking system, local and national elections, international currency fluctuations, corruption, political instability and acts of terrorism.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and seriously harm our business.
We are classified as a “controlled company” for purposes of the Nasdaq Listing Rules and therefore qualify for certain exceptions from certain corporate governance requirements. As a result, in the event we rely on such exceptions, our stockholders would not have the same protections afforded to stockholders of companies that are not controlled companies.
Currently, dSpace Investments Limited controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain stock exchange corporate governance requirements, including:
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the requirement that a majority of a company’s board of directors consist of independent directors;

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the requirement that nominating matters be decided solely by independent directors; and

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the requirement that executive and officer compensation matters be decided solely by independent directors.

Accordingly, in the event that we decide to rely on the “controlled company” exemption to reduce our corporate governance requirements, our stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and may remain an emerging growth company for up to five years following the fifth anniversary of the date of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. The reduced disclosure and other requirements that we may take advantage of include:
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not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

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presenting reduced disclosure about our executive compensation arrangements;

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not being required to hold non-binding advisory votes on executive compensation or golden parachute arrangements;

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being exempt from any rule adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation and identification of critical audit matters, and

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relying on extended transition periods for complying with new or revised accounting standards, a result of which is that our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or be more volatile.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
We do not intend to pay cash dividends for the foreseeable future, and as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If any of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and the price and trading volume of our common stock may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, in certain instances companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future sales of our common stock could cause the market price of our common stock to decline.
The price of our common stock could decline if there are substantial sales of our common stock, particularly by our directors, our executive officers or their affiliates, or when there is a large number of shares of our common stock available for sale. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. In connection with our initial public offering (“IPO”), Gulf Islamic Investments, LLC, dSpace Investments Limited and bSpace Investments Limited have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 365 days following the closing date of the IPO, or December 6, 2024, except with the prior written consent of Roth Capital Partners, LLC, the underwriter of the IPO. In addition, in connection with the IPO, Kuwait Investment Authority and our officers and directors, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the closing date of the IPO, at which point such persons may and dispose of or hedge 50% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them, and not to dispose of or hedge the remaining shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them for 365 days following the closing date of the IPO, except, in each case, with the prior written consent of Roth Capital Partners, LLC. Additionally, our employees have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the closing date of the IPO. Consequently, 180 days after the closing date of the IPO, additional shares of common stock will be eligible for sale in the public market and 365 days after the closing date of the IPO, additional shares of common stock will be eligible for sale in the public market. The market price of our common stock may drop significantly when the restrictions on resale lapse and these stockholders are able to sell their shares into the market.
Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.
Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us as a public company. If we are not able to implement the requirements of Section 404, as well as any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
Provisions in our charter documents and under Delaware law, including anti-takeover provisions, could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may limit attempts by our stockholders to replace or remove our current management.
Our second amended and restated certificate of incorporation (our “Charter”) and second amended and restated bylaws (our “Bylaws”) include anti-takeover provisions, which may have the effect of delaying or preventing a merger, acquisition or other change of control of us that our stockholders may consider favorable. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, the Charter and Bylaws include provisions that:
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require super-majority voting to amend provisions in the Charter and Bylaws;

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provide that stockholders holding more than 35% of our voting securities will be entitled to nominate two persons for election to our board of directors and stockholders holding 35% or less but more than 25% of our voting securities will be entitled to nominate one person for election to our board of directors;

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provides that our board of directors will be classified, such that the initial term of our independent directors will expire at our first annual meeting of stockholders after our initial public offering and the initial term of our non-independent directors will expire at the second annual meeting of stockholders after our initial public offering;

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provide that only a majority of our board of directors, the chairman of our board of directors, our chief executive officer, our President or stockholders collectively holding more than 30% of our voting securities will be authorized to call a special meeting of stockholders;

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do not provide for cumulative voting;

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provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders entitled to vote at an election of directors;

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prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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provide that our board of directors is expressly authorized to make, alter, or repeal our bylaws, subject to DGCL requirements; and

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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.
Our Charter following contains exclusive forum provisions for certain claims, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our Charter provides that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Charter, the Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.
Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our Charter provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that a Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or employees, which may discourage lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provision contained in our Charter or Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and operating results.
There may be a limited market for our common stock.
Our common stock is a relatively new and illiquid security. There is no assurance that an active trading market for our common stock will develop or be sustained. If an active trading market does not develop or is not sustained, it may be difficult for you to sell your shares at a time and price that you deem appropriate. Low trading volume can also make it difficult for us to raise additional capital through the sale of equity securities. If we need to raise additional capital in the future, we may be unable to do so on favorable terms, or at all, if an active trading market for our common stock does not exist.
There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.
With limited exceptions, we are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus may include forward- looking statements. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements can be identified by words such as “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, information concerning possible or projected future results of our operations; business strategies; prospects; future cash flows; financing plans; plans and objectives of management; or any other statements regarding future cash needs, future operations and future financial results.
Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While we believe that these forward-looking statements are reasonable, there can be no assurance that we will achieve or realize these plans, intentions or expectations. You should understand that the following important factors could affect our future results prior to and following the offering and could cause those results to differ materially from those expressed or implied by the forward-looking statements in this prospectus. These risks include but are not limited to:
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risks related to disruption of management’s time from ongoing business operations due to this offering;

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litigation, complaints, product liability claims and/or adverse publicity;

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the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, inflation, instability in the global banking system, global unrest, and global health epidemics, such as the COVID-19 pandemic;

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changes in federal and state contracting policies and shifts in educational policy priorities;

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the failure to maintain relationships with third-party software developer partners or failure to expand our partnerships with industry partners;

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sales of our common stock by us or our stockholders, including the selling stockholder, which may result in increased volatility in our stock price; and

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privacy and data protection laws, privacy or data breaches, or the loss of data.

These and other factors that could cause actual results to differ from those implied by the forward- looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus, as well as those described under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, under the heading “Item 1A. Risk Factors” in any subsequently filed Quarterly Report on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. New risk factors may emerge from time to time, and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

COMMITTED EQUITY FINANCING
General
On July 8, 2025, we entered into the Purchase Agreement and the associated Registration Rights Agreement (the “Registration Rights Agreement”) with Tumim. Pursuant to the Purchase Agreement, we have the right to sell to Tumim up to a total commitment of $30,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Tumim of shares of common stock that we have issued and may issue to Tumim under the Purchase Agreement.
We do not have further right to commence any sales of our common stock to Tumim under the Purchase Agreement until the Commencement Date, which is the date when all of the conditions to our right to commence sales of our common stock to Tumim set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement Date, we will control the timing and amount of any sales of our common stock to Tumim. Actual sales of shares of our common stock to Tumim under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding for our company and our operations.
The purchase price per share of the shares of common stock that we elect to sell to Tumim pursuant to the Purchase Agreement will be equal to: (a) in the event that the valuation period consists of only one trading day, the lower of (i) ninety-seven percent (97.0%) of the VWAP during the applicable valuation period and (ii) the closing sale price on the first trading day immediately following the date on which Tumim receives a valid purchase notice, or (b) in the event the valuation period consists of three trading days, ninety-seven percent (97.0%) of the lowest VWAP during the applicable valuation period. When delivering a purchase notice, we have the ability to elect, in our sole discretion, a valuation period of one trading day or three trading days. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock under the Purchase Agreement.
Under the applicable Nasdaq rules, in no event may we issue to Tumim under the Purchase Agreement more than the Exchange Cap of 4,656,828 shares of our common stock (including the Commitment Shares), unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $3.0622 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.
The Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our common stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), including the Commitment Shares, would result in Tumim beneficially owning more than the Beneficial Ownership Limitation of 4.99% of the outstanding Common Stock (or 9.99% if elected by Tumim by delivery of notice at least 61 days prior to effectiveness of such increase).
Because the purchase price per share to be paid by Tumim for the shares of common stock that we may elect to sell to Tumim under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock, as of the date of this prospectus it is not possible for us to predict the number of shares of common stock that we will sell to Tumim under the Purchase Agreement, the actual purchase price per share to be paid by Tumim for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of July 7, 2025, there were 23,295,789 shares of our common stock outstanding, of which 3,323,401 shares were held by non-affiliates, which excludes the Commitment Shares we have committed to issue to Tumim and the remaining shares of the 6,400,990 shares of common stock registered we may, in our sole discretion, sell to Tumim from time to time from and after the Commencement Date pursuant to the Purchase Agreement (assuming a price of $3.03 per share for the Commitment Shares, representing the closing price on July 7, 2025). If all of the shares offered for resale by Tumim under this prospectus were issued and outstanding as of

July 7, 2025, such shares would represent approximately 21.8% of the total number of shares of our common stock outstanding and approximately 66.2% of the total number of outstanding shares held by non-affiliates.
The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of common stock to Tumim. To the extent we sell shares under the Purchase Agreement, we currently plans to use any proceeds therefrom for costs of this transaction, for operating expenses, working capital, strategic and general corporate purposes.
The issuance of our common stock to Tumim pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.
As consideration for Tumim’s irrevocable commitment to purchase shares of common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, concurrently with the execution and delivery of the Purchase Agreement, the Company agreed to issue to Tumim Initial Commitment Shares upon filing of the registration statement that includes this prospectus (the “Initial Commitment Shares Trigger Date”) in an amount equal to $150,000 divided by the lower of (i) the closing sale price of the common stock on the trading day immediately preceding the Initial Commitment Shares Trigger Date, and (ii) the average closing sale prices of the common stock for the five trading days immediately preceding the Initial Commitment Shares Trigger Date. In addition, as consideration for Tumim’s irrevocable commitment to purchase shares of common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, we agreed to issue Additional Commitment Shares upon the date on which we received from Tumim total aggregate cash proceeds equal to $10,000,000 as payment for shares purchased by Tumim under the Purchase Agreement (the “Additional Commitment Shares Trigger Date”) in an amount equal to (a) $150,000, divided by (b) the lower of (i) the closing sale price of the common stock on the trading day immediately preceding the Additional Commitment Shares Trigger Date, and (ii) the average closing sale prices of the common stock for the five trading days immediately preceding the Additional Commitment Shares Trigger Date. We have also agreed to reimburse Tumim for its reasonable out-of-pocket fees and expenses (including of its legal counsel), up to a maximum of $25,000.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
Neither the Company nor Tumim may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.
Purchase of Shares by Tumim
Upon the terms and subject to the conditions set forth in the Purchase Agreement, we will have the right, but not the obligation, from time to time at our sole discretion over period from and after the Commencement Date and ending on the 24-month anniversary of July 8, 2025, to direct Tumim to purchase up to a maximum amount of shares of common stock based on a percentage of total trading volume of the common stock during the relevant valuation period at the applicable purchase price per share to be calculated on the trading day Tumim receives a valid purchase notice from the Company (the “Purchase Exercise Date”) in accordance with the Purchase Agreement.
The maximum number of shares of common stock that Tumim is required to purchase in any single purchase under the Purchase Agreement (the “Purchase Maximum Amount”) is equal to:
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with respect to a purchase where the valuation period consists of one trading day, such number of shares of common stock equal to the lower of: (i) 25% of the trading volume in the common stock on Nasdaq for the applicable Purchase Exercise Date for such purchase; and (ii) the quotient (rounded up or down to the nearest whole number) obtained by dividing (A) $1,000,000 by (B) the VWAP on the Purchase Exercise Date; or
•
with respect to a purchase where the valuation period consists of three trading days, such number of shares of common stock equal to the lower of: (i) 40% of the trading volume in the common stock on Nasdaq for the applicable Purchase Exercise Date for such purchase; and (ii) the quotient (rounded up or down to the nearest whole number) obtained by dividing (A) $2,000,000 by (B) the VWAP on the Purchase Exercise Date.

The purchase price per share of the shares of common stock that we elect to sell to Tumim pursuant to the Purchase Agreement will be equal to: (a) in the event that the valuation period consists of only one trading day, the lower of (i) ninety-seven percent (97.0%) of the VWAP during the applicable valuation period and (ii) the closing sale price on the first trading day immediately following the date on which Tumim receives a valid purchase notice, or (b) in the event the valuation period consists of three trading days, ninety-seven percent (97.0%) of the lowest VWAP during the applicable valuation period. When delivering a purchase notice, we have the ability to elect, in our sole discretion, a valuation period of one trading day or three trading days. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the common stock under the Purchase Agreement.
The Purchase Price to be paid by Tumim in a purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.
The payment for shares in respect of each purchase under the Purchase Agreement will be settled on the trading day immediately following the end of the relevant valuation period for each purchase.
Conditions Precedent to Commencement and For Delivery of Purchase Notices
Our right to deliver purchase notices to Tumim under the Purchase Agreement, and Tumim’s obligation to purchase shares of common stock pursuant to notices delivered by us under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement Date, and (ii) the satisfaction of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Tumim’s control, which conditions include the following:
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the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

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our having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

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the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Tumim under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Tumim being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of common stock included in this prospectus (and included in any such additional prospectuses);

•
the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by us to Tumim under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the common stock for offering or sale in any jurisdiction;

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by us to Tumim under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;
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this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to the Commencement Date, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;

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trading in the common stock shall not have been suspended by the SEC or Nasdaq, we shall not have received any final and non-appealable notice that the listing or quotation of the common stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by DTC with respect to the common stock;

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we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

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the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

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the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

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all of the shares of common stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the common stock is not then listed on Nasdaq, on any Eligible Market), subject only to notice of issuance;

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no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

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the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors;

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our reservation out of our authorized and unissued common stock 6,000,000 shares of common stock solely for the purpose of issuing shares to Tumim pursuant to purchases that may be effected by us pursuant to the Purchase Agreement; and

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the receipt by Tumim of the opinions, bring-down opinions and negative assurances from our outside counsel in the forms mutually agreed to by us and Tumim prior to the date of the Purchase Agreement.

Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:
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the 24-month anniversary of July 8, 2025;

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the date on which Tumim shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to its $30,000,000 total commitment under the Purchase Agreement;

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the date on which the common stock shall have failed to be listed or quoted on The Nasdaq Global Market or any other Eligible Market;

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the 30th trading day next following the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such 30th trading day; and

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the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for our company or for all or substantially all of its property, or we make a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon five trading days’ prior written notice to Tumim. We and Tumim may also terminate the Purchase Agreement at any time by mutual written consent.
Tumim also has the right to terminate the Purchase Agreement upon fivetrading days’ prior written notice to us, but only upon the occurrence of certain events, including:
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the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

•
the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving the Company;

•
our failure to file with the SEC, or the SEC’s failure to declare effective, the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement;

•
the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Stockholder for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of twenty consecutive trading days or for more than an aggregate of 45 trading days in any 365-day period, other than due to acts of Tumim;

•
trading in the common stock on The Nasdaq Global Market (or if the common stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days; or

•
we are in material breach or default of the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten trading days after notice of such breach or default is delivered to us pursuant to the Purchase Agreement.

No termination of the Purchase Agreement by us or by Tumim will become effective prior to the fifth trading day immediately following the applicable settlement date related to any pending Purchase that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending purchase (as applicable), and both we and Tumim have agreed to complete our respective obligations with respect to any such pending purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.
No Short-Selling or Hedging by Tumim
Tumim has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.
Prohibition on Variable Rate Transactions
Subject to specified exceptions included in the Purchase Agreement, from July 8, 2025 until the 24-month anniversary of July 8, 2025, we are limited in our ability to enter into specified variable rate transactions irrespective of any earlier termination of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance.
Effect of Performance of the Purchase Agreement on our Stockholders
All shares of common stock that may be issued or sold by us to Tumim under the Purchase Agreement that are being registered under the Securities Act for resale by Tumim in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering (excluding the Commitment Shares) may be issued and sold by us to Tumim from time to time at our discretion over a period of commencing on the Commencement Date and ending on the 24-month anniversary of July 8, 2025. The resale by Tumim of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, by Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of the shares of our common stock that may be available for us to sell to Tumim pursuant to the Purchase Agreement.
If and when we do elect to sell shares of our common stock to Tumim pursuant to the Purchase Agreement, after Tumim has acquired such shares, Tumim may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim in this offering as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Tumim under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Although the Purchase Agreement provides that we may sell up to an aggregate of $30,000,000 of our common stock to Tumim, we are registering 6,500,000 shares of our common stock, which exceeds the 4,656,828 shares of our common stock representing the maximum number of shares we may issue and sell under the Purchase Agreement under the Exchange Cap, for resale under this prospectus. The Exchange Cap includes the Commitment Shares we have committed to issue to Tumim. If after the Commencement Date we elect to sell to Tumim all of the 6,500,000 remaining shares of common stock being registered for resale under this prospectus that are available for sale by us to Tumim under the Purchase Agreement, depending on the market prices of our common stock, the actual gross proceeds from the sale of the shares may be substantially less than the $30,000,000 total commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more shares than being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the total commitment of $30,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our common stock over the 6,500,000 shares registered in this Registration Statement that we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Tumim under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 6,500,000 shares of our common stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim is dependent upon the number of shares of common stock, if any, we ultimately sell to Tumim under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tumim from our sale of shares of common stock to Tumim under the Purchase Agreement at varying purchase prices:
Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement(3)
$2.00	6,500,000	21.8%	$12,801,980
$2.50	6,500,000	21.8%	$16,002,475
$3.0622(4)	6,500,000	21.8%	$19,601,112
$3.50	6,500,000	21.8%	$22,403,465
$4.00	6,500,000	21.8%	$25,603,960
$4.50	6,500,000	21.8%	$28,804,455
$5.00	6,099,010	20.7%	$30,000,000(5)

(1)
Although the Purchase Agreement provides that we may sell up to $30,000,000 of our common stock to the stockholder, we are only registering 6,500,000 shares under this prospectus, which may or may not cover all of the shares we ultimately sell to the stockholder under the Purchase Agreement. We will not issue more than an aggregate of 4,656,828 (equal to the Exchange Cap) shares of our common stock unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $3.0622 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. The number of registered shares to be issued as set forth in this column gives effect to (i) the Exchange Cap, (ii) the Beneficial Ownership Limitation, and (iii) the total commitment amount of $30,000,000.

(2)
The denominator is based on 23,295,789 shares outstanding as of July 7, 2025 adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Tumim in future sales, assuming the average purchase price in the first column for all shares issued. The numerator is based on the number of shares issuable pursuant to future sales under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)
Excludes Commitment Shares issuable to Tumim for which no proceeds are received by us. Assumes all Commitment Shares are issued based on a price of $3.03 per share, the closing price of our common stock on July 7, 2025.

(4)
The minimum price as set forth in the Purchase Agreement.

(5)
The number of registered shares to be issued are limited by the total commitment of $30,000,000 in shares of our common stock.

USE OF PROCEEDS
This prospectus relates to shares of common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.
We may receive up to $30 million in gross proceeds pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information. We expect that the selling stockholder will sell their shares of common stock as described under “Plan of Distribution.”
We intend to use any proceeds from the selling stockholder that we receive under the Purchase Agreement for operating expenses, working capital, strategic and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.
The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the selling stockholder and our independent registered public accountants.

PLAN OF DISTRIBUTION
Our shares of common stock offered by this prospectus are being offered by the selling stockholder, Tumim Stone Capital LLC. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of common stock offered by this prospectus could be effected in one or more of the following methods:
•
ordinary brokers’ transactions;

•
transactions involving cross or block trades;

•
through brokers, dealers, or underwriters who may act solely as agents;

•
“at the market” into an existing market for our shares of common stock;

•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•
in privately negotiated transactions; or

•
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Tumim has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim has informed us that each such broker-dealer will receive commissions from Tumim that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the selling stockholder.
We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the selling stockholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we will issue the

Commitment Shares to Tumim as a commitment fee — the number of Commitment Shares we issue to the selling stockholder depends on our stock price at various times, namely prior to the date the registration statement of which this prospectus is a part is effective and prior to the date we have sold $10,000,000 in shares of common stock to the selling stockholder pursuant to the Purchase Agreement. We also have agreed to reimburse Tumim for the fees and disbursements of its counsel, payable upon execution of the Purchase Agreement, up to a maximum amount of $25,000.
We also have agreed to indemnify Tumim and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tumim has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
We estimate that the total expenses for the offering will be approximately $87,826.
Tumim has represented to us that at no time between a recent date specified in the Purchase Agreement and prior to the date of the Purchase Agreement, has Tumim or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Tumim has agreed that during the term of the Purchase Agreement, neither Tumim, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the selling stockholder.
Our common stock is currently listed on Nasdaq under the symbol “ZSPC”.

DIVIDEND POLICY
We currently intend to retain all available funds and future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding and assessing the trends and significant changes in our results of operations and financial condition. Historical results may not be indicative of future performance. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or in other sections of this prospectus or otherwise incorporated by reference herein. This discussion should be read in conjunction with “Prospectus Summary — Summary Financial Data” and our unaudited consolidated and audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus.
In this discussion, we use certain non-GAAP financial measures. Explanation of these non-GAAP financial measures and reconciliation to the most directly comparable GAAP financial measures are included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as “Prospectus Summary — Summary Financial Data.” Investors should not consider non-GAAP financial measures in isolation or as substitutes for financial information presented in compliance with GAAP.
Overview
We are a leading provider of augmented and virtual reality educational technology solutions. We believe that we are a recognized brand in the education market with a current focus on both United States K-12 schools and the CTE markets.
From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. We hope to accomplish this through a range of proprietary innovations in hardware and software that comprise the foundation of our educational platform. We believe that these innovations help to eliminate a barrier between digital content and students so that students can be immersed in content: manipulate it, experience it, and interact with it as if it were real. We sell our platform directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution for higher grade levels, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries.
Since 2014, we have been developing and delivering hardware and software technology focused on improving education in K-12 and CTE classrooms. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We believe that we have significant growth potential and that we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including scaling in the United States, expanding internationally, investing in R&D, and acquiring software, both specific software applications and third party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenues.

We estimate using data from national government sources specifying the number of schools within their regions that our total addressable market (TAM) for the K-12 market is approximately $21.4 billion in the United States, $29.0 billion in Europe, Middle East and Africa region (EMEA) and $5.6 billion in the Asia Pacific region (APAC) and that our TAM for the CTE market is approximately $6.2 billion in the United States, $5.4 billion in EMEA and $0.8 billion in APAC, with an overall global TAM of greater than $68 billion. Our TAM for the K-12 market is an estimate of the revenue that we would receive over a five year period assuming that each public school in the applicable region purchases one “lab” (consisting of 25 laptops and one cart) at our current prices. Such estimates include recurring annual revenue per laptop based on the average software subscription revenue we receive per unit per year from K-12 customers and assumes an 80% renewal rate. Our TAM for the CTE market is an estimate of the revenue that we would receive over a five year period assuming that each school that offers vocational/CTE programs (including community colleges) in the applicable region purchases one “lab” (consisting of 27 laptops and one cart) at our current prices. Such estimates include recurring annual revenue based on the average software subscription revenue we receive per unit per year from CTE customers in such region and assumes an 80% renewal rate. We have estimated the number of schools in the K-12 market and the CTE market in the US/Canada region, EMEA region and APAC region based on data sourced from third parties, including the Institute of Education Science, the British Educational Suppliers Association, Statista, various governmental instrumentalities, articles and published papers.
As of March 31, 2025 and December 31, 2024, we had an accumulated deficit of $296.2 million and $290.4 million, respectively. Our net losses were $5.8 million and $12.2 million for the three months ended March 31, 2025 and 2024, respectively. A portion of our net losses in the three months ended March 31, 2024 related to $7.3 million in stock compensation expense from options issued during the period.
As of March 31, 2025 and December 31, 2024, we had cash and cash equivalents of $1.1 million and $4.9 million, respectively. In April 2025, we raised $14.0 million in a Convertible Note Financing. See Note 15 to our condensed consolidated financial statements for the three months ended March 31, 2025 incorporated by reference herein for additional information. In the three months ended March 31, 2025 and the years ended December 31, 2024 and 2023, we raised $2.0 million, $18.5 million and $11.4 million, respectively, for an aggregate of $31.9 million through debt and financing arrangements, including the $7.5 million of net proceeds from the IPO, $9.3 million under loan and security agreements with Fiza, $5.0 million in convertible notes and $5.6 million in other debt issuances. In May 2024 and June 2024, we entered into multiple loan agreements from an existing lender to borrow a total of $3.5 million secured by certain of our assets. Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. The recurring losses and negative cash flows from operations, working capital deficiency, the need for additional financing, uncertainties frequently encountered by companies in the technology industry and the dependency on closing this offering are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were issued. See Note 1 to our condensed consolidated financial statements for the three months ended March 31, 2025 incorporated by reference herein for additional information on our assessment.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the preparation of our financial statements for the years ended December 31, 2023 and 2024, we concluded that there were five material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses that were identified related to:
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lack of segregation of duties;

•
certain information technology general controls, including controls review of user access roles and administrative access;

•
account reconciliations and cutoff;

•
analysis of significant and unusual transactions, and

•
lack of a formal risk assessment policy for entity level controls.

We are currently in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including:
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hiring additional financial personnel with accounting and financial reporting expertise;

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implementing user access policies, reviews and procedures;

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improving our ongoing account reconciliations and variance analyses;

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reviewing significant and unusual financing transactions; and

•
establishing a formal and documented risk assessment policy.

As of March 31, 2025, these material weaknesses have not been fully remediated. Although we are targeting completion of the remediation measures within nine months of the date of May 14, 2025, we cannot be certain that our efforts will successfully remediate our material weaknesses by this date, or at all, or prevent restatements of our financial statements in the future. Due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the controls, no assurance can be given as to the timing and cost of full remediation. The material weaknesses will be fully remediated when, in the opinion of our management, the revised control processes have been operating for a sufficient period of time.
Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. To date, we have enhanced our business documentation process and are providing training to help with management’s self-assessment and testing of internal controls. We are implementing new workflow functionality and accounting systems that will help with ongoing account reconciliation, variance analysis and efficient review of significant financing transactions. With the hire of additional financial personnel, allocating other employees’ and consultants’ time to the implementation of user access controls and increased accounting oversight and implementation of new accounting system applications, we have incurred approximately $0.2 million and we expect to incur approximately $0.4 million in additional costs over the next nine months to remediate these control deficiencies, though we cannot be certain that our efforts will be successful at remediating the material weaknesses or at avoiding potential future material weaknesses. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products to new and existing customers.
Our Business Model
We generate revenue by selling hardware, software and services to customers, who are primarily K-12 schools, as well as community colleges, technical colleges and trade colleges. Our hardware product includes our flagship product, the Inspire laptop which works together with our patented stylus product to create an interactive AR/VR experience. Our software consists of a series of educational applications that run on our hardware to provide interactive experiences. Our services consist of support services from our professional development team. We are focused on driving substantial annual growth in software applications revenue and product revenue while maintaining modest growth in services revenue.
Hardware Product Revenue
Our platform is designed to work with a wide range of learning applications, for both K-12 education and CTE, that come to life by having 3D models projected out of the screen. Our flagship product is the Inspire line of products, our latest laptop product built in partnership with a major PC OEM. It is our first product offering 3D stereo visualization without the need to utilize glasses/eyewear. Our initial original edition product offerings (OE) used a proprietary passive circular polarized display to create comfortable 3D stereo using lightweight eyewear. We are no longer producing our OE products, although we continue to sell existing inventory outside of the US. Product revenue accounted for 57% and 66% of our total revenue for the three months ended March 31, 2025 and 2024, respectively.
Software Applications Revenue
Our platform allows for immersive experiential learning experiences across science, math technology, engineering and career training applications. We derive software applications revenue from the sale of licenses and subscription plans to the software applications available on our platform.
Our software applications are priced based on the number of devices or users and length of the contract. We offer discount programs based on increases in volume of devices or users and the length of the contract. We believe the wide variety and flexibility of our software applications help us retain existing customers and acquire additional customers. Software applications revenue accounted for 29% and 25% of our total revenue for the three months ended March 31, 2025 and 2024, respectively. We expect that going forward our software applications revenue will grow faster in absolute dollars and as a percentage of our total revenue than our product or service revenues.
We typically invoice our customers annually in advance of providing software and services. Software sales consist of licenses of our functional intellectual property that are materially satisfied at a point in time when key codes are provided to allow customers to access the software. In transactions where a third-party is involved in providing software licenses to a customer, we recognize the revenue from the third-party ratably on a straight-line basis.
Services Revenue
Our services are a “turn-key” solution that aids customers with configuring purchased products with software and license keys specific to the customer’s use. This service allows the applicable school to quickly get started with an out-of-the-box ready system. We derive services revenue from installation and/or training services for products, both of which are separate performance obligations and typically are satisfied within a short period of time, often less than one month delivered remotely or on-site at the customer’s location. Additionally, we offer one- and two-year extended warranty contracts that customers can purchase at their option, which are also separate performance obligations. Services revenue accounted for 14% and 9% of our total revenue for the three months ended March 31, 2025 and 2024, respectively.
Key Metrics
We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.
Bookings Growth
We track the bookings growth in our business very closely and we believe this is a key indicator of our business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion. Our bookings growth is represented below for each of the periods presented:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2025	2024	2024	2023
Bookings	$8,339	$8,903	$41,484	$41,081
United States CTE & K-12 Bookings
We believe our ability to retain and grow our product and software revenue will be dependent on our ability to grow in both our United States CTE and K-12 market segments. We track our performance in this area by measuring our bookings from customers in each of these markets. We calculate this metric on a quarterly basis by comparing the aggregate number of bookings in each market for the most recent quarter divided by the number of bookings attributable to the same market for the same quarter in the previous fiscal year. CTE bookings accounted for approximately 29% and 35% for the three months ended March 31, 2025 and 2024, respectively, while K-12 bookings accounted for approximately 71% and 65%, for the three months ended March 31, 2025 and 2024, respectively. CTE bookings accounted for approximately 37% and 44% of our total United States bookings for the years ended December 31, 2024 and 2023, respectively, while K-12 bookings accounted for approximately 63% and 56% of our total United States bookings for the years ended December 31, 2024 and 2023, respectively.
Subsequent to fiscal year 2023, we experienced significant cancellations (“debooks”) of previously reported customer commitments that affect full year bookings performance. These debooks, totaling $1.2 million and $1.6 million for the years ended December 31, 2024 and 2023, respectively, primarily occurred in the last three quarters of fiscal year 2024. The primary factors contributing to these debooks were customer financial constraints.
Management believes the disclosure of these material debooks provides investors with important context for evaluating business performance. While we do not routinely adjust previously reported bookings figures for normal course cancellations, the magnitude of these debooks was deemed material enough to warrant specific disclosure in this prospectus.
International Bookings
We track our performance in international sales by measuring bookings from our international reseller partners relative to total bookings. We calculate this metric on a quarterly basis by comparing the aggregate amount of bookings attributable to international partners for the most recent quarter compared to the number of bookings attributable to international partners for the same quarter in the previous fiscal year and the prior quarter. International bookings accounted for approximately 23% and 30% for the three months ended March 31, 2025 and 2024, respectively. International bookings accounted for approximately 15% and 17% of our total bookings for the years ended December 31, 2024 and 2023, respectively.
Software Subscription Renewable Revenue Growth
We believe that our ability to renew and increase the software revenues on our platform from existing customers is an indicator of market penetration, adoption, the growth of our business and future revenue trends. Software sales of our solutions are purchased on an annual or multi-year basis, as well as one-time licenses to allow (i) an unlimited number of users on a particular device or (ii) a particular number of users to access our applications. We include subscriptions for both device and user-based applications and services in our measure of renewing revenue. Our customers typically enter into annual licenses or subscriptions with us, although some enter into multi-year agreements. Customers have no contractual obligation to renew their licenses or subscriptions with us after the completion of their initial term.
We believe the level of renewing revenue is an important indicator of future business success, as it is an indicator of sales growth of customer expansion accounts, utilization of our platform and future margin improvement. Our renewing revenue includes:
(i)
renewal of prior customer agreements in whole or in part, plus

(ii)
additional software titles added to existing customer agreements, and

(iii)
software revenues related to sales of new systems as part of an expansion of the customer footprint.

The above aspects of software revenue are captured in the annualized contract value (ACV) and net dollar revenue retention rate (NDRR) metrics described below under “Retention and Expansion of Customers.” We believe that these annualized measures provide important context to understanding the strength and growth of our software license revenue. We expect to accelerate the transition of our revenue mix to software from hardware through continued improvement in renewing revenue from the retention and expansion of our customers.
Retention and Expansion of Customers
Our ability to increase revenue depends in part on retaining our existing customers and expanding their use of our platform. We offer an integrated, comprehensive set of solutions that cover K-12/STEM and CTE. We have a variety of software bundles targeted at different areas of learning and grade levels. Retaining and expanding our existing customer base is critical to our success.
To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active software licenses, with particular attention to customers with at least $50,000 in annualized contract value (“ACV”). Our ACV for the three months ended March 31, 2025 and 2024 was approximately $11.6 million and $10.6 million, respectively. We calculate our Dollar-Based Retention Rate as of a given period end by starting with the ACV from all customers as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our Dollar- Based Retention Rate. For the trailing twelve-month period ended March 31, 2025 and 2024, our NDRR on customers with at least $50,000 of ACV was 97% and 112%, respectively. For the years ended December 31, 2024 and December 31, 2023, our NDRR on customers with at least $50,000 of ACV was 92% and 112%, respectively.
Average Term Length
We measure the ACV dollar-weighted term length of our renewable software license agreements. We believe, an increase in term length is a signal that customers are adopting our products for long-term use, which decreases the risk that a customer will choose not to renew their software licenses. CTE agreements are typically longer-term than K-12 agreements, and as a result, the dollar-weighted term length measure can reflect a mix shift of license agreements between these product lines.
Non-GAAP Financial Measures
We use non-GAAP financial measures in addition to our results of operations reported in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income (loss). We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.
Adjusted EBITDA
We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, depreciation and amortization expense, write-off of deferred offering costs, stock-based compensation, loss on debt extinguishment and income tax expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business.

The following table presents our Adjusted EBITDA from operations for each of the periods presented:
	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
GAAP Net Loss	$(5,832)	$(12,247)	$(20,823)	$(13,036)
Add back (deduct):
Interest expense	502	729	2,815	2,900
Depreciation and amortization	1	4	12	32
Income tax expense (benefit)	2	(5)	34	3
Write-off of deferred offering costs	—	—	—	1,683
Stock-based compensation	973	7,253	7,735	1
Loss on extinguishment of debt	—	52	359	1,541
Adjusted EBITDA	$(4,354)	$(4,214)	$(9,868)	$(6,876)
Factors Affecting Our Performance
We believe that our growth and financial performance are dependent upon many factors, including the key factors described below which are in turn subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”
Retention of Key Employees
In 2020, in response to concerns relating to the COVID-19 pandemic, we made significant changes to our business, including changes to our structure and employee base. We moved to a remote working environment at the onset of the pandemic and have transitioned to a hybrid working environment. In many respects, we believe these changes have better positioned our workforce and our company for profitability. However, we believe we have many employees that are key to our operations, and in the event some of these key employees were to leave our company, it would have a detrimental effect on our business and operations.
Strategic PC OEM Partnerships
Prior to our most recent laptop product, Inspire, we worked exclusively with tier-one Original Development Manufacturers (“ODMs”) to manufacture our products. In 2021, we made the strategic decision to partner with a major PC OEM, working together to build Inspire, a proprietary laptop product, which allowed us to leverage the OEM’s supply chain network and volumes. As of March 31, 2025, approximately 19,400 Inspires have been shipped under our agreement with this PC OEM. Our master agreement with our PC OEM partner is subject to an initial one-year term, with automatic renewal for subsequent one-year terms. Either party is permitted to terminate the agreement upon written notice delivered to the other party not later than three months prior to the expiration of the applicable term. During 2023, we entered into an agreement with another PC OEM for the manufacture of an additional laptop product. If either PC OEM decided to discontinue their relationship with us, our business could be materially and adversely impacted. We also rely upon one third-party partner located in China to manufacture our stylus. If our manufacturing partners that we rely upon decide to discontinue their relationship with us and we are unable to replace such parties on similar terms or at all, our business could be materially and adversely impacted.
Scaling in the United States
Our fundamental go-to-market model is built upon a solution-oriented selling approach. We believe it is critical that we continue to grow and scale our business in the United States in order to be successful. School districts can at times be prone to long sales cycles as a result of the bureaucratic purchasing process. In addition, education funding is subject to change based on political, policy or economic variables at the federal, state or local level, which can impact a school district’s funding, both positively and negatively, and impact our business in the United States.

Software Acquisitions for Growth
An important component to our future growth plan going forward is the acquisition of key software companies and/or intellectual property in specific areas within the education market. We believe that the completion and successful integration of such companies and assets will be important to our success.
Beginning in the first quarter of 2025, new tariffs were announced on imports to the U.S. (“U.S. Tariffs”), including tariffs on imports from China, where the Company manufactures its products, and multiple nations have announced tariffs and other actions in response. Trade negotiations are ongoing, but overall the global trade environment remains fluid and highly uncertain. Modifications and delays to the U.S. Tariffs have been announced and further changes are expected to be made in the future. Tariffs and other measures that are applied to the Company’s products or their components can have a material adverse impact on the Company’s business, results of operations and financial condition, including impacting the Company’s supply chain, pricing and gross margin. The ultimate impact remains uncertain and will depend on several factors, including whether additional or incremental U.S. Tariffs or other measures are announced or imposed, to what extent other countries implement tariffs or other retaliatory measures in response, and the overall magnitude and duration of these measures. Trade and other international disputes can have an adverse impact on the overall macroeconomic environment and result in shifts and reductions in spending for the Company’s products and services, all of which can further adversely affect the Company’s business and results of operations.
Components of Results of Operations
Revenue
Our revenue consists of hardware revenue, software applications revenue and services revenue. We recognize revenue at the amount to which we expect to be entitled when control of the products, software or services is transferred to its customers as described below. We have elected to record revenue net of taxes collected from customers that are remitted to governmental authorities, with the collected taxes recorded within other current liabilities until remitted to the relevant government authority.
Hardware Revenue — Hardware revenue is generated from the sale of our learning stations bundled with pre-loaded perpetual license software, accessories necessary for full use of our products, including stylus, eyewear (if needed) and power adapters, and a standard assurance type warranty. Hardware accessories are also sold on a stand-alone basis. Customers place orders for the hardware and we fulfill the order and ship the hardware directly to the customer or authorized resellers. Generally, we receive payment from customers or authorized resellers at the time of hardware delivery; however, in certain circumstances our United States customers may remit payment at a later date pursuant to the terms of their agreement with us. We recognize hardware revenue associated with a sale in full at the time of shipment. Customers purchasing hardware from us also typically purchase our enabled software applications for use on their devices.
Software Applications Revenue — Software applications revenue is generated from the sale of internally developed and third-party applications enabled for use on our products licensed over specified contractual terms. Most software applications reside on our products and require license keys to activate, although certain applications are web-based and require user log-ins. Customers who license our software use it on our products under different subscription terms based on the number of devices or users and length of the contract. We do not require customers to license software applications when purchasing our products.
We typically invoice our customers annually in advance based on their subscription. Software sales that consist of licenses of functional intellectual property are satisfied at a point in time when key codes are provided to allow customers to access the software, which is the contract start date and we recognize revenue ratably over the length of the contract. In transactions where we provide user-based software licenses to a customer, we recognize software revenue ratably on a straight-line basis. For the sale of third-party applications where we obtain control of the application before transferring it to the customer, we recognize revenue based on the gross amount billed to customers.
Services Revenue — We derive services revenue from implementation, professional development and technical services delivered remotely or on-site at the customer’s location and extended service type warranties. Services are either delivered by our personnel or our qualified third-party representatives. Under the third-party arrangements, we will pay the third-party for their delivery services and bill the customer directly.

We will also repair our products for a fee if the nature of the repair is outside the scope of the applicable warranty, but this is not a significant source of revenue. Each service type does not significantly impact the functionality of the others, or the hardware/software being provided. Services are typically invoiced in advance and revenue is recognized based on the passage of time during the contract period. We believe that the passage of time corresponds directly to the satisfaction of the performance obligations.
Cost of Goods Sold
Cost of goods sold consists of cost of hardware sold, cost of software sold and cost of services sold. Overall cost of revenue is largely dependent on a combination of revenue types, hardware component supply and pricing and cost of third-party software applications.
Cost of Hardware Sold — Cost of hardware sold consists primarily of costs associated with the manufacture of our products and personnel-related expenses associated with manufacturing employees, including salaries, benefits, bonuses, overhead and stock-based compensation.
All of our products are manufactured by manufacturers located primarily in China. We have entered into agreements for the supply of many components; however, there can be no guarantee that we will be able to extend or renew these agreements on similar terms, or at all. Although most components in the products essential to our business are generally available from multiple sources, certain custom and new technology components are currently obtained from single or limited sources. We compete for various components with other participants in the markets for personal computers, tablets and accessories. Therefore, many components, including those that are available from multiple sources, are at times subject to industry-wide shortage and significant commodity pricing fluctuations.
Cost of hardware sold also includes costs of acquiring third-party devices and components, and costs associated with shipping devices to customers. We have outsourced much of our transportation and logistics management for the distribution of products. While these arrangements can lower operating costs, they also reduce our direct control over distribution. During the COVID-19 pandemic, certain of our logistical service providers experienced disruptions. Refer to “Supply Chain Challenges” for more information.
Cost of goods sold related to delivered hardware and bundled software, including estimated standard warranty costs, are recognized at the time of sale.
Cost of Software Sold — Cost of software sold consists primarily of fees paid to third parties for software licenses, costs associated with the technical support of software applications and the cost of our customer success operations. Costs incurred to provide product-related bundled services and unspecified software upgrade rights are recognized as cost of sales as incurred.
Cost of Services Sold — Cost of services sold consists primarily of personnel costs associated with the development and delivery of the services. Some of these costs are internal resources while others are associated with third parties engaged to develop or deliver the services. Other costs include travel and technology used in the development or delivery of the services. Cost of services revenue, including those for extended service type warranty and repair expenses relating to our products, are recognized as cost of sales as incurred or upon completion of the service obligation.
Operating Expenses
Our operating expenses consist primarily of selling, general and administrative expenses and product engineering and R&D expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, stock-based compensation and sales commissions. Operating expenses also include overhead costs, including rent, utilities, insurance, legal and office supplies.
Selling and marketing — Selling and marketing expenses consist of labor and other costs directly related to the promotion of our products, including compensation for our marketing team and travel expense incurred in connection with promotional efforts.
General and administrative expenses — General, and administrative expenses consist primarily of personnel-related expenses associated with our finance, legal, information technology, human resources,

facilities and administrative employees, including salaries, benefits, bonuses, sales commissions and stock-based compensation. Commissions paid on the sale of hardware and short-term software licenses are recognized upon delivery. Commissions paid on the sale in which at least a portion of the goods and services will be satisfied over a period of time (services primarily consisting of extended warranties) are not material and are expensed when incurred. General and administrative expenses also include external legal, accounting and other professional services fees, operational software and subscription services and other corporate expenses.
Research and development expenses — Research and development expenses consist primarily of product engineering and personnel-related expenses associated with our hardware and software engineering employees, including salaries, benefits, bonuses and stock-based compensation. R&D expenses also include third-party contractor or professional services fees, and software and subscription services dedicated for use by our engineering organization. We expect that our R&D expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in our platform and products. In addition, R&D expenses that qualify as internal-use software development costs are capitalized, the amount of which may fluctuate significantly from period-to-period.
Interest Expense
Interest expense consists primarily of changes in accrued interest expense, interest payments and amortization of debt issuance costs for our debt facilities. See “Liquidity and Capital Resources — Debt and Financing Arrangements.”
Income Tax Expense
Income tax benefit (expense) consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.
We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

Results of Operations
The following tables set forth our results of operations for the three months ended March 31, 2025 and 2024 and the years ended December 31, 2024 and 2023:
	Three Months Ended March 31,		Change
(in thousands)	2025	2024	$	%
Revenues:
Hardware	3,829	$5,195	$(1,366)	(26)%
Software	1,952	1,961	(9)	(0)%
Services	978	685	293	43%
Total Revenues	6,759	7,841	(1,082)	(14)%
Cost of goods sold(1)	3,553	5,139	(1,586)	(31)%
Gross profit	3,206	2,702	504	19%
Operating expenses:
Research and development(1)	1,095	1,977	(882)	(45)%
Selling and marketing(1)	4,002	5,505	(1,503)	(27)%
General and administrative(1)	3,493	6,609	(3,116)	(47)%
Total operating expenses	8,590	14,091	(5,501)	(39)%
Loss from operations	(5,384)	(11,389)	6,005	(53)%
Other (expense) income:
Interest expense	(502)	(729)	227	(31)%
Other income (expense), net	56	(82)	138	(168)%
Loss on extinguishment of debt	—	(52)	52	(100)%
Loss before income taxes	(5,830)	(12,252)	6,422	(52)%
Income tax expense (benefit)	2	(5)	7	(140)%
Net loss	$(5,832)	$(12,247)	$6,415	(52)%

(1)
Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
(in thousands)	2025	2024
Cost of goods sold	$7	$115
Research and development	55	693
Sales and marketing	305	2,561
General and administrative	606	3,884
Total stock-based compensation expense	$973	$7,253

	Year Ended December 31,		Change
(in thousands)	2024	2023	$	%
Revenues:
Hardware	$21,991	$27,461	$(5,470)	(20)%
Software	12,857	13,229	(372)	(3)%
Services	3,250	3,232	18	1%
Total Revenues	38,098	43,922	(5,824)	(13)%
Cost of goods sold(1)	22,529	27,028	(4,499)	(17)%
Gross profit	15,569	16,894	(1,325)	(8)%
Operating expenses:
Research and development(1)	4,893	4,218	675	16%
Selling and marketing(1)	15,915	12,898	3,017	23%
General and administrative(1)	12,419	6,710	5,709	85%
Other operating expenses	—	1,683	(1,683)	100%
Total operating expenses	33,227	25,509	7,718	30%
Loss from operations	(17,658)	(8,615)	(9,043)	105%
Other (expense) income:
Interest expense	(2,815)	(2,900)	85	(3)%
Other income (expense), net	43	23	20	87%
Loss on extinguishment of debt	(359)	(1,541)	1,182	(77)%
Loss before income taxes	(20,789)	(13,033)	(7,756)	60%
Income tax expense	34	3	31	1,026%
Net loss	$(20,823)	$(13,036)	$(7,787)	60%

(1)
Includes stock-based compensation expense as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Cost of goods sold	$130	$—
Research and development	802	—
Sales and marketing	2,808	1
General and administrative	3,995	—
Total stock-based compensation expense	$7,735	$1
Revenue
	Three Months Ended March 31,		Change
(in thousands)	2025	2024	$	%
Revenues:
Hardware	$3,829	$5,195	$(1,366)	(26)%
Software	1,952	1,961	(9)	(0)%
Services	978	685	293	43%
Total Revenues	$6,759	$7,841	$(1,082)	(14)%
Retention and Expansion Metrics
Annualized Contract Value (ACV)	$11,621	$10,570	$1,051	10%
Net Dollar Retention Rate (NDRR)	97%	112%	(15)%

Total revenue decreased by $1.1 million, or 14%, for the three months ended March 31, 2025 to $6.8 million as compared to the three months ended March 31, 2024. This decrease in revenue is primarily attributable to lower hardware revenues and attributable to uncertainty in our K-12 end-user markets where funding sources have been disruptive, causing longer than usual sales cycles, and in some cases prompting customers to delay receipt of confirmed order bookings. Potential tariff volatility surcharges have also contributed to potentially elongated sales cycles as we communicate these pricing impacts to customers in revised quotes.
Hardware revenue decreased by $1.4 million or 26%, to $3.8 million for the three months ended March 31, 2025, from $5.2 million for the three months ended March 31, 2024. The decrease in hardware revenue is primarily attributable to tariff and trade policy uncertainty, as well as uncertainty in federal funding sources for education available to our K-12 segment customers, and the resulting impact on laptop shipments, during the quarter ended March 31, 2025. For the three months ended March 31, 2025 and 2024, hardware revenue as a percentage of total revenue is 57% and 66%, respectively.
Software revenue remained relatively flat at $2.0 million for each of the three months ended March 31, 2025 and 2024. Notwithstanding adverse factors affecting hardware shipments, and software content purchased on new unit deployments, retention of existing software licenses revenue, and increases in the sales price of software, generated an improvement in software revenue relative to the decline in hardware revenue. For the three months ended March 31, 2025 and 2024, software revenue as a percentage of total revenue is 29% and 25%, respectively.
Our key software retention metrics are as follows: (1) ACV as of March 31, 2025 improved to $11.6 million as compared to March 31, 2024 of $10.6 million and (2) NDRR for the trailing twelve-month period ended March 31, 2025 was 97%, as compared to 112% for the trailing twelve-month period ended March 31, 2024.
Service revenue increased by $0.3 million or 43%, to $1.0 million for the three months ended March 31, 2025, from $0.7 million for the three months ended March 31, 2024. The increase in revenue is attributable to increased sales of extended warranty and technology support services. For the three months ended March 31, 2025 and 2024, services revenue as a percentage of total revenue is 14% and 9%, respectively.
	Year Ended December 31,		Change
(in thousands)	2024	2023	$	%
Revenues: Hardware	$21,991	$27,461	$(5,470)	(20)%
Software	12,857	13,229	(372)	(3)%
Services	3,250	3,232	18	1%
Total Revenues	$38,098	$43,922	$(5,824)	(13)%
Retention and Expansion Metrics
Annualized Contract Value (ACV)	$11,257	$10,621	$636	6%
Net Dollar Retention Rate (NDRR)	92%	112%	(20)%
Total revenue decreased by $5.8 million, or 13%, to $38.1 million for the year ended December 31, 2024, from $43.9 million for the year ended December 31, 2023. This decrease in revenue is primarily attributable to constraint of available working capital to fund hardware purchases to fulfill order backlog during the year as a result of our IPO not being completed until December 6, 2024. As of December 31, 2024, the backlog of unfilled orders remains high, compared to prior years, at $11.3 million due to lack of sufficient working capital to increase product fulfillment. These unfilled orders remain unrecognized as revenue and do not appear in our key operating metrics.
Hardware revenue decreased by $5.5 million or 20%, to $22.0 million for the year ended December 31, 2024, from $27.5 million for the year ended December 31, 2023. The decrease in hardware revenue is primarily attributable to constraint of available working capital to fund hardware purchases to fulfill order backlog. For the years ended December 31, 2024 and 2023, hardware revenue as a percentage of total revenue is 58% and 63%, respectively.

Software revenue decreased by $0.4 million or 3%, to $12.9 million for the year ended December 31, 2024, from $13.2 million for the year ended December 31, 2023. The decrease in revenue is attributable to third-party annual software sales. Our key retention metrics are as follows: (1) ACV for the year ended December 31, 2024 increased to $11.3 million as compared to the year ended December 31, 2023 of $10.6 million and (2) NDRR for the trailing twelve-month period ended December 31, 2024 was 92% and for December 31, 2023 was 112%. For the years ended December 31, 2024 and 2023, software revenue as a percentage of total revenue is 34% and 30%, respectively.
Service revenue increased by $18,000 or 1%, to $3.3 million for the year ended December 31, 2024, from $3.2 million for the year ended December 31, 2023. The increase in revenue is attributable to increased sales of extended warranty and technology support services. For the years ended December 31, 2024 and 2023, services revenue as a percentage of total revenue is 9% and 7%, respectively.
	Three Months Ended March 31,		Change
(in thousands)	2025	2024	$	%
Cost of goods sold:
Hardware	$2,417	$3,801	$(1,384)	(36)%
Software	672	1,003	(331)	(33)%
Services	464	335	129	39%
Total cost of goods sold	$3,553	$5,139	$(1,586)	(31)%
For the three months ended March 31, 2025, total cost of goods sold decreased by $1.6 million, or 31%, to $3.6 million compared to $5.1 million for the three months ended March 31, 2024. This decrease was primarily attributable to reduced hardware costs of $1.4 million due to fewer shipments of Inspire units, and a decrease in software costs of $0.3 million, partially offset by an increase in service cost of $0.1 million. For the three months ended March 31, 2025 and 2024, gross margin is 47% and 34%, respectively.
Cost of hardware sold decreased by $1.4 million, or 36%, to $2.4 million for the three months ended March 31, 2025, from $3.8 million for the three months ended March 31, 2024. The decrease in cost of hardware sold is attributable to the 26% decrease in hardware revenue driven primarily by a decrease in the volumes shipped of Inspire laptops, as well as reductions in the bill of materials costs of the new Inspire 2 laptop, which comprised 100% of the shipments in the quarter ending March 31, 2025, relative to the Inspire 1 model which was sold during the three months ended March 31, 2024. For the three months ended March 31, 2025 and 2024, hardware gross margin is 37% and 27%, respectively.
Cost of software sold decreased by $0.3 million or 33%, to $0.7 million for the three months ended March 31, 2025, from $1.0 million for the three months ended March 31, 2024. The decrease in cost of software sold corresponds to decreased sales of third party point-in-time software and overall software application sales. The decrease in third-party point-in-time software costs is also related to success in acquiring software applications on which the company formerly incurred revenue share. For the three months ended March 31, 2025 and 2024, software gross margin is 66% and 49%, respectively.
Cost of services sold increased by $0.1 million or 39%, to $0.5 million for the three months ended March 31, 2025, from $0.3 million for the three months ended March 31, 2024. The increase in cost of services sold is attributable to increased sales of technology support services. For the three months ended March 31, 2025 and 2024, services gross margin is 53% and 51%, respectively

	Year Ended December 31,		Change
(in thousands)	2024	2023	$	%
Cost of goods sold:
Hardware	$15,950	$19,741	$(3,791)	(19)%
Software	5,025	5,545	(520)	(9)%
Services	1,152	779	373	48%
Excess and obsolete	402	948	(546)	(58)%
Other	—	15	(15)	(100)%
Total cost of goods sold	$22,529	$27,028	$(4,499)	(17)%
For the year ended December 31, 2024, total cost of goods sold decreased by $4.5 million, or 17%, to $22.5 million as compared to $27.0 million for the year ended December 31, 2023. The decrease in cost of goods sold is primarily attributable to a decrease in the volumes shipped of Inspire laptops. For the years ended December 31, 2024 and 2023, gross margin is 41% and 38%, respectively.
Cost of hardware sold decreased by $3.8 million, or 19%, to $16.0 million for the year ended December 31, 2024, from $19.7 million for the year ended December 31, 2023. The decrease in cost of hardware sold is attributable to the 20% decrease in hardware revenue driven primarily by a decrease in the volumes shipped of Inspire laptops. For the years ended December 31, 2024 and 2023, hardware gross margin is 27% and 28%, respectively.
Cost of software sold decreased by $0.5 million or 9%, to $5.0 million for the year ended December 31, 2024, from $5.5 million for the year ended December 31, 2023. The decrease in cost of software sold corresponds to decreased sales of point-in-time software. For the years ended December 31, 2024 and 2023, software gross margin is 61% and 58%, respectively.
Cost of services sold increased by $0.4 million or 48%, to $1.2 million for the year ended December 31, 2024, from $0.8 million for the year ended December 31, 2023. The increase in cost of services sold is attributable to purchases of extended warranty contracts and delivery costs for increased sales of Inspire laptops and technology support services, respectively. For the years ended December 31, 2024 and 2023, services gross margin is 65% and 76%, respectively.
Excess and obsolete write-downs decreased by $0.5 million or 58% to $0.4 million for the year ended December 31, 2024, from $0.9 million for the year ended December 31, 2023. The decrease in write-downs is attributable to less product and component inventory supply disruptions correlated to the reduced impact of the COVID-19 pandemic.
	Three Months Ended March 31,		Change
(in thousands)	2025	2024	$	%
	(unaudited)
Operating Expenses:
Research and development	$1,095	$1,977	$(882)	(45)%
Selling and marketing	4,002	5,505	(1,503)	(27)%
General and administrative	3,493	6,609	(3,116)	(47)%
Total operating expenses	$8,590	$14,091	$(5,501)	(39)%
For the three months ended March 31, 2025, operating expenses decreased by $5.5 million, or 39%, to $8.6 million from $14.1 million for the three months ended March 31, 2024. The decrease in expenses is primarily attributable to a decrease of $6.2 million of stock-based compensation expense due to grants to employees in March 2024 to purchase a total of approximately 5.0 million shares of common stock at an exercise price of $2.57 per share. The additional stock-based compensation expense included in research and development, sales and marketing, and general and administrative expense for the three months ended March 31, 2024 was $0.6 million, $2.3 million, and $3.3 million, respectively. After removing the stock-based compensation expense from the totals, for the three months ended March 31, 2025, the adjusted operating expenses totaled $7.6 million and resulted in an increase of $0.7 million or 9.7%, from the $7.0 million total operating expenses for the three months ended March 31, 2024. This net increase was primarily due to increased costs in personnel and professional expenses through the three months period ended March 31, 2025 and additional selling and marketing activities.
Research and development expenses decreased by $0.9 million or 45%, to $1.1 million for the three months ended March 31, 2025, from $2.0 million for the three months ended March 31, 2024. The decrease in expenses is primarily attributable to a decrease in stock-based compensation expense of $0.6 million due to grants to employees in March 2024.
Selling and marketing expenses decreased by $1.5 million or 27%, to $4.0 million for the three months ended March 31, 2025, from $5.5 million for the three months ended March 31, 2024. The decrease in expenses is primarily attributable to a decrease in stock-based compensation expense of $2.3 million due to grants to employees in March 2024, partially offset by increased headcount and compensation expense.
General and administrative expenses decreased by $3.1 million or 47%, to $3.5 million for the three months ended March 31, 2025, from $6.6 million for the three months ended March 31, 2024. The decrease in expenses is primarily attributable to a $3.3 million decrease in stock compensation expenses due to grants to employees in March 2024, partially offset by the increased costs in personnel and professional expenses in 2025 related to being a public company.
	Year Ended December 31,		Change
(in thousands)	2024	2023	$	%
Operating Expenses:
Research and development	$4,893	$4,218	$675	16%
Selling and marketing	15,915	12,898	3,017	23%
General and administrative	12,419	6,710	5,709	85%
Other operating expenses	—	1,683	(1,683)	100%
Total operating expenses	$33,227	$25,509	$7,718	30%
For the year ended December 31, 2024, total operating expenses increased by $7.7 million, or 30%, to $33.2 million, from $25.5 million for the year ended December 31, 2023. The increase in expenses is primarily attributable to $7.6 million of stock-based compensation expense due to grants to employees in March and May 2024 to purchase a total of approximately 5.1 million shares of common stock at an exercise price of $2.57 per share, which was not present in the period ended December 31, 2023.
The stock-based compensation expense included in research and development, sales and marketing, and general and administrative expense for the year ended December 31, 2024 was $0.8 million, $2.8 million, and $4.0 million, respectively. After removing the stock-based compensation expense from the totals for the year ended December 31, 2024, the remaining adjusted operating expenses totaled $25.6 million and resulted in an increase of $0.1 million or 0.4%, from the $25.5 million total operating expenses for the year ended December 31, 2023. This net increase was primarily due to increased costs in personnel and professional expenses throughout 2024 related to preparing the Company for the IPO and additional selling and marketing activities.
Research and development expenses increased by $0.7 million or 16%, to $4.9 million for the year ended December 31, 2024, from $4.2 million for the year ended December 31, 2023. The increase in expenses is primarily attributable to an increase in stock-based compensation expense of $0.8 million due to grants to employees in March and May 2024.
Selling and marketing expenses increased by $3.0 million or 23%, to $15.9 million for the year ended December 31, 2024, from $12.9 million for the year ended December 31, 2023. The increase in expenses is primarily attributable to an increase in stock-based compensation expense of $2.8 million due to grants to employees in March and May 2024.

General and administrative expenses increased by $5.7 million or 85%, to $12.4 million for the year ended December 31, 2024, from $6.7 million for the year ended December 31, 2023. The increase in expenses is primarily attributable to a $4.0 million increase in stock compensation expenses due to grants to employees in March and May 2024, and to the increased costs in personnel and professional expenses throughout 2024 related to preparing the Company for the IPO.
Other operating expenses decreased by $1.7 million or 100%, to zero for the year ended December 31, 2024, from $1.7 million for the year ended December 31, 2023. The decrease in expenses is due to expensed deferred offering costs recognized in 2023 related to the terminated EdtechX Merger Agreement, which were previously capitalized.
Interest Expense
	Three Months Ended March 31,		Change
(in thousands)	2025	2024	$	%
Interest expense	$(502)	$(729)	227	(31)%
For the three months ended March 31, 2025, interest expense decreased by $0.2 million, or 31%, to $0.5 million, from $0.7 million for the three months ended March 31, 2024. The decrease in interest expense is attributable to the convertible loans converted into common stock as part of the IPO in December 2024.
	Year Ended December 31,		Change
(in thousands)	2024	2023	$	%
Interest expense	$(2,815)	$(2,900)	85	(3)%
For the year ended December 31, 2024, interest expense decreased by $0.1 million, or 3%, to $2.8 million, from $2.9 million for the year ended December 31, 2023. The decrease in expense is attributable to the continuing decline in outstanding principal debt through the year ended December 31, 2024.
Income Tax Expense (Benefit)
Income tax expense (benefit) for the three months ended March 31, 2025 and 2024 was immaterial. We estimate an annual effective tax rate for the year ending December 31, 2025 of 0.20% as we incurred losses for the three months ended March 31, 2025 and expect to continue to incur losses through the reminder of our fiscal year, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2025. The United States federal statutory rate is 21% while our effective tax rate for the years ended December 31, 2024 and 2023 was 0.1% and zero, respectively. No federal or state income taxes are expected outside of immaterial state tax payments.
The increase in income tax expense for the year ended December 31, 2024 was immaterial. The United States federal statutory rate is 21% while our effective tax rate for the years ended December 31, 2024 and 2023 was 0.1% and zero, respectively. No federal or state income taxes are expected outside of immaterial state tax payments.
Cash Flows
The following table summarizes our cash flows for the periods presented:
	March 31,		December 31,
(in thousands)	2025	2024	2024	2023
Net cash used in operating activities	$(4,641)	$(5,414)	$(8,874)	$(6,410)
Net cash used in investing activities	$—	$—	$(13)	$(5)
Net cash provided by financing activities	$978	$3,714	$10,482	$5,587
Operating Activities
For the three months ended March 31, 2025, our operating activities used cash of $4.6 million, primarily due to our net loss of $5.8 million, partially offset by changes in our operating assets and liabilities of

$0.2 million and adjustments for non-cash charges, including stock-based compensation expense of $1.0 million. The change in our operating assets and liabilities was primarily the result of a decrease in inventory of $1.2 million and an increase in accounts payable of $0.4 million, accrued expenses of $0.1 million, and accrued interest of $0.3 million, partially offset by an increase in accounts receivable of $0.7 million and prepaid expenses and other assets of $0.7 million, and an increase in deferred revenue of $0.5 million.
For the three months ended March 31, 2024, our operating activities used cash of $5.4 million, primarily due to our net loss of $12.2 million and changes in our operating assets and liabilities of $0.5 million, partially offset by an adjustment for non-cash charge of stock-based compensation expense of $7.3 million. The change in our operating assets and liabilities was primarily the result of an increase in accounts receivable of $1.4 million, inventory of $0.5 million, and prepaid and other current assets of $0.2 million, partially offset by and an increase in accounts payable of $0.5 million, accrued expenses of $0.3 million, deferred revenue of $0.7 million, and accrued interest of $0.3 million.
For the year ended December 31, 2024, our operating activities used cash of $8.9 million, primarily due to our net loss of $20.8 million and change in the fair value of embedded derivative of $0.2 million, partially offset by changes in our operating assets and liabilities of $3.6 million and adjustments for non-cash charges, including stock-based compensation expense of $7.7 million, provision for excess and obsolete inventory of $0.4 million, non-cash amortization of other debt discount of $0.1 million, and loss on extinguishment of debt of $0.4 million. The change in our operating assets and liabilities was primarily the result of a decrease in accounts receivable of $1.9 million and an increase in accounts payable of $0.9 million, deferred revenue of $0.6 million, and accrued interest of $1.6 million, partially offset by an increase in inventory of $0.1 million and prepaid expenses and other assets of $0.3 million, and a decrease in accrued expenses of $1.1 million.
For the year ended December 31, 2023, our operating activities used cash of $6.4 million, primarily due to our net loss of $13.0 million partially offset by changes in our operating assets and liabilities of $2.3 million and adjustments for non-cash charges including provision for excess and obsolete inventory of $0.8 million, non-cash amortization of other debt discount of $0.1 million, write-off of deferred offering costs of $1.7 million, cancellation of purchase obligations of $0.1 million, and loss on extinguishment of debt of $1.5 million. The change in our operating assets and liabilities was primarily the result of a decrease in accounts receivable of $1.8 million and an increase in accounts payable of $0.6 million, accrued expenses of $0.7 million and accrued interest of $1.3 million, partially offset by an increase in inventory of $0.2 million and prepaid expenses and other assets of $0.5 million, and a decrease in deferred revenue of $1.4 million.
Investing Activities
For the three months ended March 31, 2025 and 2024 and the years ended December 31, 2024 and December 31, 2023, net cash used in investing activities was immaterial due to our low capital equipment requirements.
Financing Activities
For the three months ended March 31, 2025, net cash provided by financing activities was $1.0 million primarily due to proceeds from other debt issuances of $2.0 million partially offset by repayment of other debt issuances of $1.0 million, and fees paid for debt issuance of $30,000.
For the three months ended March 31, 2024, net cash provided by financing activities was $3.7 million primarily due to proceeds from convertible notes of $5.0 million partially offset by repayment of other debt issuances of $1.0 million and fees paid for deferred offering costs of $0.3 million.
For the year ended December 31, 2024, net cash provided by financing activities was $10.5 million primarily due to proceeds from initial public offering of $10.0 million, convertible notes of $5.0 million, and other debt issuances of $3.5 million partially offset by repayment of other debt issuances of $5.7 million, and fees paid for deferred offering costs of $2.5 million.
For the year ended December 31, 2023, net cash provided by financing activities was $5.6 million primarily due to proceeds from other debt issuances of $11.4 million partially offset by repayment of revolving credit line of $3.0 million, repayment of other debt issuances of $2.2 million, and fees paid for deferred offering costs of $0.4 million.

Liquidity and Capital Resources
During the three months ended March 31, 2025, we incurred a net loss of $5.8 million and had Adjusted EBITDA of ($4.4) million and negative cash flows from operations of $4.6 million. For the years ended December 31, 2024 and 2023, we incurred net losses of $20.8 million and $13.0 million, respectively, and incurred negative cash flows from operations of $8.9 million and $6.4 million, respectively. We had combined cash and cash equivalents of $1.1 million and $4.9 million as of March 31, 2025 and December 31, 2024, respectively. We have incurred operating losses and negative cash flows from operations since inception. Our prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the technology industry. These risks include, but are not limited to, the uncertainty of successfully developing our products, availability of additional financing, gaining customer acceptance and uncertainty of achieving future profitability among other factors discussed under “Cautionary Note Regarding Forward — Looking Statements”. Our success depends on the outcome of our research and development activities, scale-up and successful partnering and commercialization of our products and product candidates. In February 2025, we entered into two Loan and Security agreements that provided us with $2.0 million in financing. In April 2025, we entered into a convertible debt agreement that may provide us with up to $20.0 million in financing. See Note 15 (Subsequent Events) to our consolidated financial statements for the three months ended March 31, 2025 incorporated herein by reference for more information.
Management has projected cash on hand may not be sufficient to allow us to continue operations and there is substantial doubt about our ability to continue as a going concern within 12 months from the date of issuance of the financial statements if we are unable to raise additional funding for operations. We expect our working capital needs to increase in the future as we continue to expand and enhance our operations. Our ability to raise additional funds for working capital through equity or debt financings or other sources may depend on the financial success of our business and successful implementation of our key strategic initiatives, financial, economic and market conditions and other factors, some of which are beyond our control. Further financings may have a dilutive effect on stockholders and any debt financing, if available, may require restrictions to be placed on our future financing and operating activities. If we require additional capital and are unsuccessful in raising that capital at a reasonable cost and at the required times, or at all, we may not be able to continue our business operations or we may be unable to advance our growth initiatives, either of which could adversely impact our business, financial condition and results of operations.
Sources of Liquidity
We have historically funded our operations through the issuance of common stock and preferred stock to private investors, our IPO in December 2024, and debt financing. Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. The recurring losses and negative cash flows from operations, working capital deficiency, the need for additional financing, uncertainties frequently encountered by companies in the technology industry and the dependency on closing this offering are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were issued. The conditions identified above raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.
Issuance of Common Stock
On December 6, 2024, we completed an initial public offering (the “IPO”) of 2.2 million shares of common stock at a price of $5.00 per share, which included 0.3 million shares sold to the underwriters pursuant to their option to purchase additional shares. After underwriting discounts and commissions of $0.8 million and offering expenses of $2.5 million, we received net proceeds from the IPO of $7.5 million. In connection with the IPO, 4.0 million outstanding shares of preferred stock were converted into 18.7 million shares of common stock. See Notes 1 (Description of Business and Basis of Presentation) and 6 (Temporary Redeemable Preferred Stock and Stockholders’ Equity) to our consolidated financial statements for the three months ended March 31, 2025 incorporated herein by reference for more information.

Debt and Financing Arrangements
Fiza Loan.   In September 2022, the Company entered into a short form loan agreement with Fiza Investments Limited (“Fiza”) and received $2.5 million to help the Company meet immediate working capital requirements “Tranche I Loan”). In November 2022, the Convertible Loan and Security Agreement (“Convertible LSA”) was executed and provided for loans up to $5.0 million and received the remaining $2.5 million (“Tranche II loans”).
The loan was due on or before September 12, 2023, and bears an interest rate of 13% per annum. The loan was secured by the Company’s assets. The loan required mandatory prepayment upon (1) an event of default; (2) any listing of the Company’s securities; or (3) a change of control. The convertible debt lender has the right, in its sole discretion, to convert the loan (1) in the event of a public offering into the securities issued in such offering; (2) in the case of an equity financing, into new preferred stock on the same terms of the equity offering or (3) at any time into the Company’s most senior round of preferred stock at a formulaic conversion price. On July 11, 2024, an amendment to the loan was executed whereby the lender waived the events of default occurring under the loan and the maturity date of the loan was extended to July 31, 2026.
With the completion of the IPO on December 6, 2024, the outstanding balance of $5.0 million is no longer convertible into zSpace common stock. The principal balance and accrued interest are due on July 31, 2026. As of March 31, 2025 and December 31, 2024, gross principal amounts due on the convertible loan were $5.0 million and have been classified as non-current other term loans on the balance sheet.
Fiza Term Debt.   On May 29, 2023, the Company entered into a short form loan agreement with Fiza for an additional $3.0 million (“Tranche III Loan”). No terms of Tranche I Loan or Tranche II Loan were changed as a result of the May 2023 agreement.
On November 20, 2023, the Company entered into a short form loan agreement with Fiza for an additional $1.3 million (“Tranche IV Loan”). No terms of the Tranche I, II, or III loans were changed as a result of the November 2023 agreement.
On July 11, 2024, the Company and its lender executed the definitive agreement, which combined Tranche III Loan and and Tranche IV Loan and extended the maturity date to 24 months from the loan disbursement dates. The loan will be repaid in monthly installments, unless accelerated due to an event of default or change in control. The Tranche IV loan bears an interest rate of 25% on the amount of outstanding principal.
On April 10, 2025, in connection with the Senior Secured Convertible note financing described in Note 15, all amounts owed to Fiza are due beginning on the latter to occur of December 31, 2027 or the date in which there is no debt outstanding under the Senior Secured Convertible note. As of March 31, 2025 and December 31, 2024, gross principal amounts due on the Fiza term debt is $2.2 million and have been classified as non-current other term loans on the balance sheet.
March 2024 Convertible Debt.   In March 2024, the Company entered into a loan for an additional $5.0 million from Fiza Investments Limited (“Tranche V Loan”). No terms of the Tranche I, II, III, or IV loans were changed as a result of the March 2024 agreement. The loan had an annual interest rate of 20% that is accrued daily, compounded annually, and was payable on the maturity date. There were no material lender or third-party costs incurred in connection with the Tranche V Loan. The Company accounted for the March 2024 agreement as a modification of the existing loans. The loan was set to mature on March 11, 2026. Upon the IPO, the loan was automatically converted for shares of common stock at a price per share equal to the lesser of (i) 85% of the original issue price of the listing (100% of the original issue price, if the event occurs after December 31, 2024) or (ii) an assumed price per share of the stock, using a $250 million valuation for the Company. If the debt has not otherwise been redeemed prior to the maturity date, the holder has the option to convert the loan into shares of the Company at an assumed price per share, using a $150 million valuation for the Company. In connection with the Company’s IPO on December 6, 2024, the March 2024 convertible debt was converted into 1,176,471 shares of common stock. No amount of the March 2024 convertible debt was outstanding as of December 31, 2024.
Kuwait Investment Authority Loan.   In February 2019, the Company entered into a $5.0 million promissory note with Kuwait Investment Authority (“KIA”) a principal shareholder. The note accrued interest at 2.8% per year and was due on- demand at any point in time after December 31, 2020. Principal and interest were due at maturity and would be accelerated upon an event of default or a change in control. The Company would grant KIA a warrant in the event of certain dilutive issuances. The Company evaluated the loan for embedded derivatives that require bifurcation and separate accounting and noted that there were none.
In December 2020, the Company and KIA amended the note to (1) extend the earliest put date to December 31, 2022; (2) remove the change of control redemption and anti-dilution features; (3) add a repayment premium of 150.0%; (4) add a redemption option upon the occurrence of a qualified public offering or equity financing; (5) add a conversion option, and (6) execute a subordination agreement, eliminating any uncertainty that the KIA loan was subordinate to the bSpace loan. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, the note will convert into shares of the Company issued in the event at the issuance price, should bSpace elect to convert its loan. Additionally, the note may convert into a next round of preferred stock at a conversion price equal to the greater of (1) $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding, and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. The note will convert, should bSpace elect to convert its loan. The Company accounted for the December 2020 modification as an extinguishment of the existing loan and execution of a new loan. As a result, the Company recorded a loss from extinguishment of debt of $6.2 million, which was included in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2020. In connection with the modification, the Company granted KIA a warrant to purchase shares of common stock. The warrants had a fair value of $0.4 million at issuance, which the Company recorded as part of the loss on extinguishment of debt. All issued warrants expired December 31, 2020.
In September 2021, the Company and KIA amended the loan in connection with the Revolving Line of Credit. The amendment further subordinated the loan to the Revolving Line of Credit and extended the maturity date of the loan to February 2024. The Company did not pay the holder any consideration in exchange for the modification. The Company accounted for the September 2021 modification as a troubled debt restructuring. The Company did not recognize any gain on the restructuring of the loan as the undiscounted future cash flows of the loan exceeded the carrying amount.
As of December 31, 2021, gross principal amounts due under the KIA loan, including the repayment premium, were $12.5 million and interest accrued on the KIA loan at 2.75% per annum. The KIA loan is redeemable upon the occurrence a qualified public offering or equity financing and is convertible upon a non-qualified public offering or other equity financing. Upon the occurrence of a qualified public offering the loan will automatically convert into shares of the Company at the original issue price of the listing. Upon the occurrence of a non-qualified public offering or other equity financing, the note will convert into shares of the Company issued in the event at the issuance price, should bSpace elect to convert its loan. Additionally, the note may convert into a next round of preferred stock at a conversion price equal to the greater of $110.0 million or (b) 4x the Company’s trailing 12-month revenue divided by the sum of (1) the total number of shares of Common Stock outstanding, and (2) shares of Common Stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. The note will convert, should bSpace elect to convert its loan.
As of December 31, 2021, the loan contained a contingent beneficial conversion feature, subject to the establishment of the Company’s next round preferred stock. As of January 1, 2022, upon the Company’s adoption of ASU 2020-06 the Company stopped assessing the contingent beneficial conversion feature for recognition in the Company’s consolidated financial statements.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, the Company and KIA entered into an Amendment and Conversion Agreement (“KIA Conversion Agreement”). The terms of the KIA loan were amended to provide that: (a) $8.1 million of the Company’s indebtedness would convert into 8,062 shares of the new NCNV preferred stock no more than 90 days from the date of agreement and (b) approximately $5.0 million of the Company’s indebtedness will be retired in conjunction with a purchase of 492,610 shares of EdtechX by KIA pursuant to a private placement to occur in connection with the consummation of a private investment in a public entity (“PIPE”).

The Company accounted for the KIA Conversion Agreement as a troubled debt restructuring due to the difference between the fair value of the 8,062 shares of NCNV preferred stock issued in exchange for $8.1 million of the Company’s indebtedness. Upon the execution of the KIA conversion agreement, the Company stopped accruing interest on the loan since the maximum undiscounted amount of the future cash flows exceeded the carrying amount of the loan. In August 2022 the Company completed the authorization of the NCNV preferred stock, exchanged $8.1 million of the loan for 8,062 shares of NCNV preferred stock, and recorded a restructuring gain of $0.8 million. The restructuring gain was calculated as the difference between the maximum undiscounted amount of future cash flows, including the fair value of 8,062 shares of NCNV preferred stock, and the carrying amount of the KIA loan. The Company considered the potential conversion of the KIA loan in connection with the merger to be a contingent payment. The impact of the conversion was excluded from the determination of the restructuring gain, as its inclusion could result in the recognition of a restructuring gain based on events that were not certain to occur. On June 21, 2023, the EdtechX merger agreement was terminated. As a result, no conversions contingent upon the EdtechX merger will occur. Refer to Note 6 for detailed information pertaining to the rights and privileges of the NCNV preferred stock. The effective interest rate of the KIA loan was 4.9% in 2022 until interest accruals were ceased upon the execution of the KIA conversion agreement, as described above. As of December 31, 2023, the gross principal amount due on the loan was $5.0 million.
In January 2024, the Company entered into a loan termination agreement under which all remaining amounts outstanding under the KIA loan, plus unearned interest calculated post the maturity date through July 31, 2024 of $0.1 million, were redeemed for 5,752 shares of newly created NCNV Preferred Stock 2 as described in Note 6. Refer to Note 6 for details regarding the rights and privileges of the NCNV preferred stock series. The January 2024 conversion agreement relieved the Company of any further obligations under the KIA loan.
Other Term Loans.   In January 2023, we signed term loan agreements to borrow $4.0 million (“Term Loan 1”) and $2.5 million (“Term Loan 2”) at interest rates of 13.0% and 34.0% per year, respectively. Term Loan 1 will be repaid in monthly installments through February 2026, and the Term Loan 2 was repaid in monthly installments through September 2024. The loans are secured by our assets.
In April 2023, we signed an additional agreement to borrow $0.7 million (“Term Loan 3”) at an interest rate of 18.0% per year. Term Loan 3 is secured with our assets and expected proceeds from Employee Retention Tax Credits (“ERTC”). The loan will mature by April 17, 2026, but it must be repaid upon receipt of the ERTC in an amount sufficient to fully repay the loan. No terms of the Term Loan 1 or Term Loan 2 were changed as a result of the April 2023 agreement. We determined that the lender did not grant a concession upon signing the Term Loan 3 agreement and accounted for the April 2023 agreement as a modification of the loans. The modification does not change the accounting for the prior loans, and no gains or losses were recognized on the restructuring.
In May and June 2024, we entered into additional loan agreements to borrow a total of $3.5 million secured by certain assets. In May, the loans totaled $2.0 million (Term Loans 4, 5 and 6) at an annual interest rate of 17.0%. The June loan was for $1.5 million (Term Loan 7) and has an annual interest rate of 18.0%. The interest on the loans is subject to adjustment for default and will include a premium upon prepayment. The loans have periodic principal and interest payments of 24 equal monthly payments beginning in June and July 2024.
On February 26, 2025, the Company entered into two Loan and Security Agreements (“Term Loans 8 and 9”) in the principal amounts of $1,100,000 and $900,000 (the “Loans”). The Loans bear interest at a rate of 18.00% per year (subject to increases upon an event of default) and are payable on a monthly basis in 12 equal installments, maturing on February 26, 2026. The Company may prepay the Loans in full at any time during the term, subject to a prepayment fee equal to 1.5% of the unpaid principal balance. In connection with the Senior Secured Convertible Debt financing on April 10, 2025, Term Loans 8 and 9 were prepaid. See Note 15 — Subsequent Events for more information.
The outstanding balance of Term Loan 1, Term Loan 2 and Term Loan 3 as of March 31, 2025 and December 31, 2024 is $5.7 million and $4.8 million, respectively. The effective interest rates of Term Loan 1, Term Loan 3, Term Loan 4, Term Loan 5, Term Loan 6, Term Loan 7, Term Loan 8 and Term Loan 9 are 14.2%, 20.1%, 17.8%. 17.8%. 17.8%, 18.8%, 25.0% and 21.4%, respectively.

During May and June 2024, we entered into multiple loan agreements from an existing lender to borrow a total of $3.5 million secured by certain assets. In May 2024, the loans totaled $2.0 million at an annual interest rate of 17.0%. The June 2024 loan was for $1.5 million and has an annual interest rate of 18.0%. The interest on the May loan is subject to adjustment for default and on the June loan for prepayment and default. The loans have periodic principal and interest payments of 24 equal monthly payments beginning in June and July 2024.
Contractual Obligations
Our principal commitments consist of obligations for office space under a non-cancelable operating lease that expires in January 2026, as well as repayment of borrowings under other financing arrangements as described above under “— Liquidity and Capital Resources — Debt and Financing Arrangements.” In addition, we have agreements with certain hardware suppliers to purchase inventory; as of March 31, 2025, we had approximately $12.3 million in purchase obligations outstanding under such agreements, all of which are scheduled to come due on or before December 31, 2025.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. We evaluated the development and selection of our critical accounting estimates and believe that the following involve a higher degree of judgement or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting estimates reflect the significant estimates and judgements used in the preparation of our consolidated financial statements. Actual results could differ materially from those estimates and assumptions, and those differences could be material to our consolidated financial statements.
We re-evaluate our estimates on an ongoing basis. For information on our significant accounting policies, refer to Note 2 — Summary of Significant Accounting Policies to our audited consolidated financial statements incorporated by reference herein.
Revenue Recognition
We recognize revenue from signed contracts with customers, change orders (approved and unapproved) and claims on those contracts that we conclude to be enforceable under the terms of the signed contracts. Some of our contracts have one clearly identifiable performance obligation. However, many contracts provide the customer several promises that include hardware, software and professional services. The determination of the number of performance obligations in a contract requires significant judgment and could change the timing of the amount of revenue recorded for a given period.
For contracts with multiple performance obligations, the transaction price is allocated based on standalone selling prices (SSP), with list prices typically used for most items. For post-contract support services (“PCS”) significant judgement is involved based on factors such as specific services offered, business models and operational efficiency. The Company regularly reassesses this estimate as changes could materially impact revenue recognition timing and amounts.
Discounts in certain contracts with customers are deemed variable consideration but are known at the time of revenue recognition.
Inventory
Our inventory, which includes raw materials and finished goods is valued using the weighted average cost method for hardware inventory while software inventory is recorded at actual cost. We periodically review the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.
Convertible Debt
We have issued convertible debt under numerous convertible promissory notes. We evaluate embedded conversion and other features within convertible debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations. No material embedded features have been bifurcated as of the financial statement dates.
Income Taxes
We use the asset and liability method under FASB ASC Topic 740, Income Taxes, when accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability.
We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance.
We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
JOBS Act
The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We are also a smaller reporting company meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS
Our Company
We are a leading provider of augmented reality (AR) and virtual reality (VR) educational technology solutions. We believe that we are a recognized brand in the education market with a current focus on both United States K-12 schools and Career & Technical Education (CTE) markets. Our proprietary hardware and software platform provides the unique ability to deliver an interactive, stereoscopic three-dimensional (3D) learning experience to our users without the need to utilize VR goggles or specialty glasses. Our hands-on “learning by doing” solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021. We allow students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Our platform serves a broad range of critical educational tools designed for K-12 science, technology, engineering and math (STEM) lessons as well as training skilled trades in areas such as health sciences, automotive engineering/repair, Unity3D® software programming and advanced manufacturing.
We sell our platform directly to United States school districts, both as a primary educational tool in K-12 classrooms and as a career training solution, as well as to community college customers through both a direct sales and support team as well as regional resellers. Internationally, we rely exclusively on resellers to bring our products to those markets. Today, our platform is implemented in more than 3,500 of the approximately 13,000 United States public school districts. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. In addition, we have partnered with over 25 resellers and have expanded our customer network into over 50 countries. We believe the applicability of our platform in education environments provides an opportunity for significant scale.
Since 2014, we have been developing and delivering hardware and software technology focused on improving education in K-12 and CTE classrooms. We believe that our platform leads to (i) deeper understanding of content, (ii) increased motivation of students to learn, (iii) additional engagement of students with content and (iv) improved preparedness for the workforce. We believe that we have significant growth potential and that we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on execution across a carefully selected set of growth vectors, including scaling in the United States, expanding internationally, investing in research and development (“R&D”), and acquiring software, both specific software applications and third party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenues.

From a technology perspective, graphics and speed of computing have increased exponentially over time, but the physical computing experience has remained largely static since the introduction of the mouse and touchscreen in the 1980s. We believe limiting the user experience to the confines of a screen creates inherent limitations such as slowing technological breakthroughs, discouraging engagement and hampering creativity, particularly when utilizing technology as a learning tool. We were founded with the goal of eliminating that barrier between students and content and reinventing the student experience. We hope to accomplish this through a range of proprietary innovations in hardware and software that comprise the foundation of our educational platform. We believe that these innovations help to eliminate a barrier between digital content and students so that students can be immersed in content: manipulate it, experience it and interact with it as if it were real. You can find additional information on our website at www.zspace.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.
Our Industry and Market Opportunity
We estimate, using data from national government sources specifying the number of schools within their regions, that our total addressable market (TAM) for the K-12 market is approximately $21.4 billion in the United States, $29.0 billion in Europe, Middle East and Africa region (EMEA) and $5.6 billion in the Asia Pacific region (APAC) and that our TAM for the CTE market is approximately $6.2 billion in the United States, $5.4 billion in EMEA and $0.8 billion in APAC, with an overall global TAM of greater than $68 billion. Our TAM for the K-12 market is an estimate of the revenue that we would receive over a five-year period assuming that each public school in the applicable region purchases one “lab” (consisting of 25 laptops and one cart) at our current prices. Such estimates include recurring annual revenue per laptop based on the average software subscription revenue we receive per unit per year from K-12 customers and assumes an 80% renewal rate. Our TAM for the CTE market is an estimate of the revenue that we would receive over a five-year period assuming that each school that offers vocational/CTE programs (including community colleges) in the applicable region purchases one “lab” (consisting of 27 laptops and one cart) at our current prices. Such estimates include recurring annual revenue based on the average software subscription revenue we receive per unit per year from CTE customers in such region and assumes an 80% renewal rate. We have estimated the number of schools in the K-12 market and the CTE market in the US/Canada region, EMEA region and APAC region based on data sourced from third parties, including the Institute of Education Science, the British Educational Suppliers Association, Statista, various governmental instrumentalities, articles and published papers.
According to market analysis by Grand View Research, the global education technology market was valued at $142.4 billion in 2023 and is expected to grow at a compound annual growth rate (CAGR) of 13.6% from 2023 to 2030. Further, according to Insight Partners, the global AR, VR and mixed reality market is expected to grow at a 37% CAGR to $252 billion by 2028 compared to $28 billion in 2021. Markets and Markets Research predicts that spending on AR and VR in the education market globally will grow to $14.2 billion by 2028 (CAGR of 30% from 2023).
Over the past several years, a significant portion of our revenue was generated in the United States. For the year ended December 31, 2023, our revenue in the United States was $38.7 million and our revenue outside of the United States was $5.2 million, representing 88% and 12% of our total revenue, respectively. For the year ended December 31, 2024, our revenue in the United States was $33.5 million and our revenue outside of the United States was $4.6 million, representing 88% and 12% of our total revenue, respectively. In 2023, our revenue in China was $2.8 million, representing 6% of our total revenue and in 2024, our revenue in China was $0.9 million, representing 2% of our total revenue. We are in the process of focusing on expanding our business in the United States and elsewhere, and we expect the percentage of our total revenue generated from China in 2025 to be lower than in 2024.
Our Learning Platform
Key elements of our platform include:
The ability for users to easily understand abstract concepts.   Our products have the ability to deliver an interactive, autostereoscopic 3D experience, allowing students to interact directly with complex, spatial, and abstract concepts. Our products integrate the latest AR/VR technology with science, math, and career training applications that empower students to learn in a 3D world without the fear of making mistakes.
An immersive 3D experience using familiar hardware.   Traditionally, AR/VR technology has required complicated hardware, including glasses or goggles, that is difficult to incorporate into a classroom setting and limits collaboration. Our 3D experience uses a laptop without the need for any external eyewear. Using our patented hand-held stylus device, which functions like a pen, interactions are designed to be simple and familiar so customers can feel more comfortable bringing the latest technology into classrooms. Our platform is designed to work with natural gestures and movements to allow learners to manipulate objects in a 360-degree experience outside the confines of the screen.
Effective kinesthetic learning tools.   Our products leverage hands on, kinesthetic learning (i.e., using body movements to interact with learning environments). With built-in eye-tracking technology and our patented hand-held stylus device, learners naturally move their heads and rotate their wrists as they pick-up, dissect, and interact with virtual objects. We believe that engaging tactile learning with movement, testing, and trial and error in a non-traditional learning environment can support retention and recall of information.
Our Products
Our platform consists of three key components — proprietary hardware, software and services.
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Hardware.   Our hardware is the enabler of the 3D learning experience on our platform. We work closely with original equipment manufacturers (OEMs) to produce devices that deliver a 3D experience.

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Inspire.   Inspire is our second-generation laptop product launched in early 2022 and built in partnership with a major PC OEM. It is our first product that delivers autostereoscopic 3D graphics, not requiring any eyewear or headset. With a specialized optical lens and eye-tracking technology, a set of images for each eye is created and directly projected through the lens to where the eyes are looking for a unique 3D experience. We deliver each Inspire laptop with our patented hand-held stylus, which allows users to interact with and manipulate 3D images. When not being used in 3D stereo, the screen provides 2D color accuracy, including 100% Adobe RGB color gamut and Delta E<2 color accuracy, allowing the user to see minute details on the 15.6” 4K UHD narrow bezel display.

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Inspire 2:   Inspire 2 is our third-generation laptop product launched in late 2024 and built in partnership with a major PC OEM. It is our second product that delivers autostereoscopic 3D graphics not requiring any eyewear or headset. We continue to deliver each Inspire 2 laptop with our patented hand-held stylus, which allows users to interact with and manipulate 3D images. While having the same visual performance as the Inspire, the Inspire 2 laptops feature a 20 – 22% boost in processing and graphics performance, run zSpace applications longer on battery power, and are 16% lighter than previous models, making it more portable and accessible for active learning environments.

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Imagine.   Imagine is our fourth-generation laptop product launched in early 2025 and built in partnership with a different PC OEM than the Inspire or Inspire 2. Like the Inspire 2, the Imagine delivers autostereoscopic 3D graphics not requiring any eyewear or headset and uses the zSpace hand-held stylus. The Imagine was built with safety and comfort in mind for young learners. The Imagine is 41% smaller and 30% lighter than the Inspire, making it easier for younger learners to use in the classroom. It also features a smaller, 14-inch screen, but similar CPU performance using the Intel 13th generation i7-1360P, ensuring sufficient performance for zSpace applications. The Imagine is sold as part of an Elementary focused solution that includes the Imagine Laptops with a 3-year warranty, interactive software, curriculum-aligned lessons, and professional learning, all designed to be used in an elementary classroom.

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Tracked stylus.   Our tracked stylus allows users to interact with the projection of the 3D information to provide a comfortable and realistic experience as well as the precise interaction with the virtual objects in open space. Our patented hand-held stylus device allows for freedom of movement, enabling students to use our products with familiar movements and interactions that they commonly perform, such as rotating their wrists naturally as they examine and manipulate 3D visuals. It allows students to bring objects out of the screen and interact with them as if they were real objects. Our stylus works together with the eye-tracking technology in our products to read the position of the user’s body and respond to movements throughout the interaction, creating a natural, comfortable and effortless experience. Each stylus includes three buttons designed to map the buttons on a traditional mouse to provide a familiar interface model for the user. The buttons on the stylus perform different actions depending on the application.

Our hand-held stylus device is designed to leverage the experience all students have with using a pen/pencil. It is sized to be comfortable for both adult and child users when held like a pen/pencil in either the right or left hand. Because the stylus is wired, charging is unnecessary and removal of the stylus from our devices is discouraged. The stylus also supports haptic feedback, allowing applications to provide a physical response to engaging in the learning process, enhancing realism and providing distinct feedback to the user.
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Original Edition (OE) Products.   Our all-in-one products and OE laptop were our initial product offerings that used a proprietary passive circular polarized display to create comfortable 3D stereo using lightweight eyewear. We are no longer producing our OE products, although we continue to sell existing inventory outside of the US.

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Software.   We develop and deliver both platform management software, enabling the easy distribution, licensing and management of web enabled applications, and end user applications that students use on our devices. Our platform offers a full range of applications, developed both in-house and by third-party application developers, that provide learning experiences designed for the K-12 STEM and CTE markets. In the K-12 market, we offer applications in areas such as Science, Health and Math, and in the CTE markets we provide applications in key areas such as Automotive, Advanced Manufacturing, Health and Agri-Sciences. We believe that providing software that offers a range of effective educational experiences for end users is a critical component of our product’s value to our customers.

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In September 2021, to help accelerate user adoption and meet the needs for learning anywhere, anytime, anyplace, we launched StudioA3, which gives every learner access to evidence-based virtual experiences for in-person, remote, and hybrid learning on any device, including non-zSpace devices such as Chromebooks and Apple-based computers. StudioA3 is an application in which teachers can build lessons for almost any subject using thousands of pre-made models, and students can learn and explore.

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Services.   Implementation and professional development services are part of the overall solution we offer to our customers so they can quickly use, and be fully trained on, our products. We have developed a network of trainers in the United States with education experience with the goal of making our customers’ experience with our products positive and effective. Internationally, we rely exclusively on resellers to provide these services to our customers.

Our Competitive Strengths
We believe that we have a number of competitive strengths that will enable us to grow our business. Our competitive strengths include:
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Breadth and depth of our platform.   Our platform is focused on delivering virtual interactive learning capabilities to the education market. From our technology design to content development, our products have the ability to deliver value across the world-wide education spectrum. The same platform can be used by third grade learners and college students. Our growing range of software content, developed both in house and by third-party software developers, includes hundreds of STEM, Game Design and CTE lessons, including Physical Science, Math, Health, Automotive, Unity3D® Programming, and Advanced Manufacturing.

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Highly Differentiated and Proprietary Technology.   Our product offerings are designed to facilitate intuitive, responsive, and comfortable learner experiences, with hardware that includes built-in eye- tracking technology that allows for 3D images without the use of specialized glasses and a hand-held stylus device that allows users to bring objects out of the screen and manipulate them as if they were real objects. We believe our proprietary platform offers a unique solution to educators interested in effective kinesthetic learning tools.

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Brand recognition.   We believe we are a trusted brand in the K-12 education market that has a track record of attracting and maintaining customers. We believe we are recognized as a market leader in

AR/VR and the “eduverse” for schools. We expect to continue to leverage our position and increase our brand awareness to grow our customer base.
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Leadership and first-mover advantage.   We believe we are a leader in the AR/VR educational market with an experienced executive management and sales team and longstanding relationships and significant knowledge regarding the education market. Additionally, our broad patent portfolio is the result of many years of research and development and innovation, and we believe it provides a strong foundation for our business. Innovation has been at the center of our business since inception, and we plan to continue to prioritize investments in R&D to further our position.

Our Growth Strategies
We believe that we have significant growth potential. We believe we have demonstrated a repeatable value proposition and the ability to scale our sales growth model. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors. These include:
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Targeted software growth via both software acquisitions and application acquisitions.   We intend to pursue software acquisitions, both specific software applications and third-party software developers, in order to increase the growth of our software offerings. Such acquisitions, if completed, are intended to be accretive to earnings and materially increase our software revenue.

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Scale within the United States education market.   We expect to continue to drive growth by increasing marketing efforts, expanding use cases and introducing new applications within the United States. We are particularly focused on acquiring and retaining both K-12 and CTE users while expanding our sales with our Inspire products. With our large content library and pioneering AR/VR capabilities, we pride ourselves on our ability to deliver value across the education landscape including K-12 schools, community colleges, technical colleges and trade colleges. Going forward, we plan to continue to expand our content library and platform to address the needs of our current and future customers. We also plan to increase investments in specific sales and marketing initiatives to increase sales efficiency and increase users and growth in renewing software revenue.

Our Customers
We sell to education institutions, ranging from K-12 schools to community colleges, technical colleges and trade colleges, both directly and through our resellers. The majority of our customer base is comprised of United States public school districts, who purchase products as a primary K-12 educational tool and also to support career training education at the higher grade levels. With a customer base of over 3,500 United States public school districts as well as a growing number of community colleges and other technical institutions, we believe we are well positioned to strengthen our educational brand and increase our penetration in the education market. We have multi-year relationships with many of the largest public school districts in the United States. Our K-12 platform is currently deployed in over 80% of the largest 100 K-12 public school districts in the United States, as measured by student enrollment, and our CTE solutions have been deployed in approximately 73% of those public school districts we serve. Our CTE solutions have also been deployed in approximately 2% of United States community and technical colleges. We expect our global user base to continue to grow as we seek to further establish our platform as the standard for innovative hands-on, experiential learning using evidence-based AR/VR technology.
Our Principal Suppliers
We rely on certain third parties to produce our hardware and software in connection with our platform and solutions. In particular, in August 2021, we entered into an agreement to work with a major PC OEM to build our Inspire laptop for us, which allowed us to leverage the OEM’s supply chain network. In 2023, we entered into an agreement with another PC OEM for the manufacture of an additional laptop product. In addition, we rely upon a third-party partner located in China to manufacture our stylus. Certain components of our stylus sensor module are sourced in Asia and manufactured in the United States.

Sales and Marketing
We believe we have developed a scalable go-to-market business built upon the strength of our platform and a targeted sales approach designed for education customers. We have deployed a multi-channel sales approach to reach potential customers. In general, in the United States, we employ a combination of a direct sales approach and a channel partner approach to expand our reach with the aim of providing a frictionless, convenient purchase process for customers. In international markets, we exclusively utilize an indirect partner go-to-market approach, and we have found that these third-party resellers offer strong relationships in particular schools or geographies. We believe this structure allows us to market our solutions effectively and efficiently to public schools of all sizes across the world.
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Direct sales.   With regional directors distributed across the United States, we strive to increase adoption among K-12 schools, community colleges, technical colleges and trade colleges in both the core and the career and technical education markets. Our regional directors have domain expertise in education as well as AR/VR technology and are organized geographically in order to address the unique needs of various states. The regional directors also manage their third-party resellers that are active within their regions. We have a dedicated team of career and technical education domain experts that work with the regional directors as well as customers to articulate the value and scope of our offering in the CTE market. We also have a technical support team that works closely with schools to ensure that our products can be integrated seamlessly with each school environment.

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Customer success.   Our customer success managers work directly with public school administrators, teachers, and our sales teams to onboard schools, articulate the value and scope of our offering, drive engagement and cross-sell our products and applications.

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Channel sales.   In addition to our direct sales efforts, we maintain a robust ecosystem of third-party resellers, which enable us to reach a wider network of public schools both in the United States and internationally. Our third-party resellers are technology and systems integrators with domain expertise in education technology and deep understanding of the unique requirements of their respective geographies. Certain of our third-party resellers have specific expertise in career training education. We work closely with our third-party resellers to understand and address our user’s requirements. In some cases, our third-party resellers are part of Request for Proposals that public school districts utilize to conveniently purchase our products. Outside the United States, we work exclusively with over 18 third-party resellers under reseller agreements that allow the partners to sell and support our products and solutions.

Competition
The markets that we serve are highly competitive. In our experience, potential buyers in the United States K-12 market are typically not evaluating an alternative AR/VR technology purchase, but rather whether to use any available funding for our products or for an entirely different class of purchase, such as student safety, IT products or standard computing devices. In the CTE market, we compete with physical training solutions, for example welding simulators. Additionally, potential customers might evaluate our products against a non- immersive alternative such as a 2D human anatomy web-based experience rather than the immersive content available on our platform.
Competitors in the education technology ecosystem include:
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Companies that provide technology solutions and services to educators and students, such as Chegg, Coursera, Docebo, Duolingo, Instructure, Kahoot, Powerschool, and Udemy;

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CTE companies such as A Cloud Guru Ltd., Degreed, Inc., LinkedIn Corporation through its LinkedIn Learning services, Pluralsight, Inc. and Udacity, Inc.;

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Companies that operate in the virtual technology market, such as Apple, Google, Meta Platforms, Matterport Inc and Unity Software;

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Providers of free educational resources such as Khan Academy, Inc., The Wikipedia Foundation, Inc. and Google LLC through its YouTube services; and

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AR/VR focused companies such as ClassVR, Inception XR, Interplay Learning, Umety Solutions Ltd, Transfr VR Victory XR.

Outside the United States, certain Chinese companies have produced replicas of our original edition hardware products that require specialty eyewear, which we no longer produce or sell in the United States. We are currently not aware of any other companies producing or selling solutions substantially similar to our products.
We believe that these alternatives either do not address or only address a portion of the functionality and value that our platform can provide for the education market, and in many cases these alternatives introduce challenges in the education environment. For example, head mounted displays technology is by definition isolating for the user, “removing” the learner from the teacher and other students and limiting the ability to collaborate or engage with others during the learning process. Those devices often also carry age warnings, limiting their use to students in higher grade levels. They also often require limiting the time used by a student to just a few minutes as a result of potential nausea or discomfort that can occur when used for longer periods of time. The content available on head-mounted displays is also often designed for an individual learner, which can be difficult for a teacher to integrate into their curriculum and deliver as a classroom experience. Collaboration within the classroom is also very difficult with the head-mounted displays.
Research and Development
Our R&D team is headquartered in San Jose, California, with engineering resources situated throughout the United States. The R&D team has extensive experience in many key engineering disciplines including electrical engineering, firmware development, software application development and quality assurance.
Intellectual Property
Our ability to drive innovation in our business depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non- disclosure agreements with our commercial partners and vendors. Unpatented research, development, know- how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of December 31, 2024, we had 74 United States patents issued, six United States patent applications that are pending, 20 foreign patents that have been issued, and eight foreign patent applications that are pending.
Human Capital Resources
Our employees are critical to our success. As of December 31, 2024, we had 78 full-time employees. We also employ part-time subject matter experts and engage consultants and contractors to supplement our permanent workforce. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are represented by a labor union or subject to a collective bargaining agreement.
Our board of directors oversees matters relating to managing our human capital resources. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. We believe we offer competitive compensation and benefits packages, the principal purposes of which are to attract, retain and motivate our employees.
Facilities
Our corporate headquarters is located in a leased facility in San Jose, California. The facility is approximately 6,464 square feet, and our lease of this facility expires in January 2026. We believe this facility is adequate for the needs of our business.

Government Regulation
We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including those related to the education industry, conducting business on the Internet, data privacy and data security, export controls and other laws and regulations of general applicability to employers and companies in general.
We are further subject to various trade restrictions, including economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade controls and economic sanctions administered by the United States Department of Treasury’s Office of Foreign Assets Control and the United States Department of Commerce, we are prohibited from engaging in certain transactions involving certain persons (individuals and entities) and certain designated countries or territories, including Cuba, Iran, Syria, North Korea, as well as the Crimea, Donestsk People’s Republic and Luhansk People’s Republic regions of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance and administrative time to address. In recent years the United States government has a renewed focus on export matters. Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. We are subject to anti- corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the United States Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.
The costs of complying with these laws and regulations are high and likely to increase in the future, as our business grows and our geographic scope expands. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the education technology sector that have greater resources. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results. Further, it is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely.
See the sections titled “Risk Factors,” including the sections titled “Risk Factors — Our business is subject to complex and evolving United States and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results and financial condition,” and “Risk Factors — Our failure to comply with laws and regulations that are or may become applicable to us as a technology provider for K-12 schools, community colleges and other educators could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.”
Legal Proceedings
There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our company or any of our subsidiaries or has a material interest adverse to our company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.
We are from time to time subject to claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition other than as follows:

On May 16, 2022, we entered into a merger agreement (the “EdtechX Merger Agreement”) with EdtechX Holdings Acquisition Corp II (“EdtechX”), a Special Purpose Acquisition Company (“SPAC”). The Original Merger Agreement with Edtech was terminated on June 21, 2023. On July 12, 2024, EdtechX filed a complaint in the Superior Court of the State of Delaware in connection with the termination of the EdtechX Merger Agreement, claiming breaches of contract and the implied covenant of good faith and fair dealing. Trial has been set for January 20, 2027. See Note 11 (Commitments and Contingencies) of our audited consolidated financial statements for the year ended December 31, 2024, for additional information.

MANAGEMENT
Executive Officers and Directors
Our business and affairs are managed by or under the direction of our board of directors. The following table lists the names, ages as of the date of this prospectus, and positions of the individuals who serve as our directors and executive officers:
Name	Age	Position
Paul Kellenberger	65	Chief Executive Officer and Chairman
Erick DeOliveira	55	Chief Financial Officer
Michael Harper	59	Chief Product, Engineering and Marketing Officer
Pankaj Gupta	50	Director
Amit Jain	45	Director
Joanna Morris	59	Director
Abhay Pande	57	Director
Angela Prince	43	Director
Jane Swift	60	Director
Executive Officers
Paul Kellenberger serves as our Chief Executive Officer and as the Chairman of our board of directors. Mr. Kellenberger has served as our Chief Executive Officer of and as a member of our board of directors since December 2006. Prior to his position at zSpace, Mr. Kellenberger was CEO for Chancery Software Ltd., an Enterprise SIS provider, from June 2002 to May 2006. Chancery Software was sold to Pearson PLC in May 2006. Prior to Chancery, Mr. Kellenberger was the CEO of Promeo Technologies, a technology company, from May 2000 to May 2002 and Senior Vice President at Inacom Corporation (acquired by Compaq/Hewlett Packard), a computer service company, from January 1997 to January 1999. Mr. Kellenberger also served as a Vice President and Director of Motorola Inc., a telecommunications company, from January 1994 to January 1997. Mr. Kellenberger holds a B.A. in economics from the University of Western Ontario and an M.B.A. from McMaster University.
Erick DeOliveira serves as our Chief Financial Officer. Mr. DeOliveira has served as our Chief Financial Officer since April 2024, and served as our Deputy Chief Financial Officer from September 2023 until he became our Chief Financial Officer in April 2024. Prior to joining us, he was the Chief Financial Officer of Fernish.com from February 2023 to July 2023 until its acquisition by Vesta Homes. From October 2021 to April 2022, he served as Head of FP&A for Anaplan (acquired by Thoma Bravo). From April 2016 to January 2020, he served 100Plus, a digital health company, as an advisor and subsequently as CFO from January 2020 to October 2021 until its acquisition by Connect America. He was CFO of Ticketfly from April 2016 until the June 2017 acquisition by Eventbrite.com, through Eventbrite’s initial public offering in September 2018, until April 2019. Earlier in his career, he held leadership roles at Amazon.com and Microsoft, as well as military service as a Naval Officer. Mr. DeOliveira holds B. Eng. (Physics) and M.Eng. (Electrical Engineering) degrees from the Royal Military College of Canada, and an MBA from the Tuck School of Business at Dartmouth College.
Michael Harper serves as our Chief Product, Engineering and Marketing Officer. Mr. Harper has served as our Chief Product and Marketing Officer since April 2011. Since December 2005, Mr. Harper has been the Owner of Pathway for Success, LLC, a management consulting company. Earlier in his career, Mr. Harper held executive positions with Fortisphere, Inc., a provider of policy-based management software (acquired by Red Hat Inc.), from March 2007 to July 2009 and Syfact International B.V. (acquired by Nice Ltd./Actimize), a provider of investigative software, from January 2006 to December 2006. Mr. Harper holds a B.S.E.E. from Tulane University and an M.B.A from the Wharton School of Business at the University of Pennsylvania.

Directors
Pankaj Gupta(1) has served as a member of our board of directors since January 28, 2021. Mr. Gupta has over 23 years of experience financial advisory services experience and is currently Co-Founder & Co-CEO of Gulf Islamic Investments LLC, a UAE-based investment management platform with more than $3 billion in direct investments in real estate, private equity and technology across US, UK, Europe, Middle East and India. Prior to Co-founding Gulf Islamic Investments in 2014, he was Head of Investment Business Development at Allied Investment Partners, a UAE-based investment banking company from 2007 to 2014. In these positions he was responsible for the advisory and management of multi-billion dollar investment portfolios and advisory mandates which included successful debt and equity syndication. Mr. Gupta has a BSc (Math), an MBA, a FT Non-Executive Director Diploma and is a Certified Private Equity Specialist (CPES). Mr. Gupta holds 100% of the equity in dSpace Investment Limited, one of our principal stockholders.
Amit Jain(1) has served as a member of our board of directors since April 2021. Mr. Jain is Chief Investment Officer of Gulf Islamic Investments an investment management platform with more than $3 billion in direct investments in real estate, private equity and technology across US, UK, Europe, Middle East and India. Mr. Jain has provided investment and managed portfolio services at a global buy and build platform owned by KKR, a Sovereign Wealth Fund in Oman and family office in UAE. Mr. Jain holds a Computer Science & Engineering degree from the Indian Institute of Technology, Kanpur and an MBA from Insead.
Dr. Joanna Morris has served as a member of our board of directors since December 2024. Dr. Morris is Associate Professor of Psychology and Neuroscience at Providence College in Providence, RI. She is a former Rhodes Scholar who holds an A.B. (summa cum laude) from Dartmouth College, an M.Phil. in Theoretical Linguistics and Comparative Philology from the University of Oxford, and a Ph.D. in Psychology from the University of Pennsylvania. From 1998 – 2007, Dr. Morris was an Assistant Professor at Hampshire College, from 2007 – 2018, Dr. Morris was an Associate Professor at Hampshire College and from 2018 – 2023, Dr. Morris was a Professor at Hampshire College. She has also served as the Provosts Fellow in Cognitive Science at RISD before joining the faculty at Providence College in 2020.
Abhay Pande has served as a member of our board of directors since December 2024. Mr. Pande is a former Investment Banking Managing Director at Citibank, a position that he held from August 1998 until June 2023, and former private equity Managing Director at American Capital, a position that he held from July 2013 until June 2016. He has also served as a senior advisor with the Albright Stonebridge Group and is currently Managing Director at Princeton Capital Advisors, which provides cross-border transactions and capital advisory services for leading healthcare, energy and infrastructure clients, a position that he has held since 2020. Mr. Pande received an MBA from the University of Chicago Booth School of Business and a B.A. in quantitative economics from Dartmouth College.
Angela Galardi Prince has served as a member of our board of directors since December 2024. Ms. Prince is a former CEO, startup founder, and Credit Risk expert with a diverse background in consumer and small business financial services, capital markets, and career and technical education. Since 2023, Ms. Prince has worked as an independent business advisor and executive consultant with a specialty in management, operational finance, risk assessment and strategic planning. Ms. Prince was formerly the CEO of Climb Credit, the leading provider of lending and payments services to Career and Vocational schools in the US from 2017 to 2022. Prior to that, she was the co-founder and COO of Orchard Platform, a data and software business for credit investment managers from 2012 to 2016. She started her career in risk management at American Express where she worked and led teams from 2005 to 2010 and then in a similar role at Citibank from 2010 to 2012. Ms. Prince received both her BSE and MSE in engineering from the University of Michigan.
Jane Swift has served as a member of our board of directors since December 2024. Ms. Swift has over fifteen years of experience in state government, holding the offices of governor, lieutenant governor, secretary of consumer affairs and business regulation, and state senator in the State of Massachusetts. Since leaving public office, Ms. Swift has accumulated a wealth of experience in executive leadership and governance roles including as a chief executive officer; a board chair, member, and committee chair to public, private, and not-for-profit institutions; an adviser to entrepreneurial education companies; and as a partner in a venture

(1)
Pankaj Gupta and Amit Jain are currently employed by GII. Mohammad Al Hassan, the Co-CEO of GII owns 100% of the equity in bSpace, a principal stockholder. Accordingly, Messrs. Gupta and Jain may have interests that are different from the interests of other stockholders generally.

capital fund. Since 2007, she has served as a Director and as Chair of the Compensation Committee on the Suburban Propane (NYSE: SPH) board of directors, a publicly traded propane distribution company. Ms. Swift is a National Assessment Governing Board member and more recently, has joined the Advisory Board of the George W. Bush Institute, a non-profit organization that promotes freedom, democracy and health for women and girls around the world. In 2022, Swift founded Cobble Hill Farm Education and Rescue Center.
Appointment of Executive Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors.
Family Relationships
There are no family relationships among any of our current or nominated executive officers or directors.
Controlled Company Exemption
Because our Controlling Stockholders control a majority of the voting power of our common stock, we are a “controlled company” for purposes of the listing standards of Nasdaq and the rules of the SEC. As a “controlled company”, exemptions under the listing standards of Nasdaq will exempt us from certain of Nasdaq’s corporate governance requirements, including the following requirements if we decide to rely on the “controlled company” exemption:
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that our board of directors be composed of a majority of “independent directors,” as defined under the rules of Nasdaq,

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that our compensation committee be composed entirely of independent directors, and

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that our nominating and corporate governance committee be composed entirely of independent directors.

If we decide to rely on the “controlled company” exemption, for so long as we are a “controlled company” and continue to rely on the “controlled company” exemption,” holders of our common stock may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements to the extent we elect to take advantage of these exemptions. In the event that we cease to be a “controlled company”, we will be required to comply with these provisions within the transition periods specified in the rules of Nasdaq.
These exemptions do not modify the independence requirements for our audit committee.
Board Composition
Our board of directors consists of seven members. Paul Kellenberger, our Chief Executive Officer, serves as Chairman of the board of directors. The primary responsibility of our board of directors is to provide oversight, strategic guidance, counseling and direction to our management. The board of directors will meet on a regular basis and additionally as required.
In accordance with the terms of our Charter and Bylaws, our board of directors is classified, such that the initial term of our independent directors expires at our next annual meeting of stockholders and the initial term of our non-independent directors will expire at our second annual meeting of stockholders. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our Charter and Bylaws authorize only the members of the board of directors to fill vacancies on our board of directors. Stockholders representing more than 35% of our voting securities are entitled to nominate two persons for election to our board of directors and stockholders representing 35% or less but more than 25% of our voting securities are entitled to nominate one person for election to our board of directors. In addition, the number of directors constituting the board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. Since dSpace Investments Limited (“dSpace”) owns more than 35% of our voting securities, it is entitled to nominate two persons for election to our board of directors. Currently, Pankaj Gupta and Amit Jain have been selected by dSpace to serve on our board of directors following the consummation of the offering.

Director Independence
Our board of directors has determined that each of the directors on our board of directors, other than Paul Kellenberger, Pankaj Gupta and Amit Jain qualifies as an independent director under the rules of Nasdaq, and SEC rules and regulations. Under the rules of Nasdaq, unless an explicit exemption exists, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board of directors has reviewed and discussed information provided by our directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. We currently satisfy the audit committee independence requirements of Rule 10A-3. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Committees of the Board of Directors
Our board of directors has three standing committees — an audit committee, a compensation committee and a nominating and corporate governance committee, each of which, pursuant to its respective charter, has the composition and responsibilities described below. Copies of the charters for each committee are available on the investor relations portion of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Abhay Pande, Angela Prince and Joanna Morris, with Abhay Pande serving as the chair. Our board of directors has determined that each of the members of the audit committee meets the independence requirements under Nasdaq and SEC rules and is financially literate. In addition, our board of directors has determined that Abhay Pande is an “audit committee financial expert” within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the board of directors considered Mr. Pande’s formal education and previous experience in financial roles. This designation does not, however, impose on the individual any supplemental duties, obligations or liabilities beyond those that are generally applicable to the other members of our audit committee and board of directors. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.
The principal functions of the audit committee are expected to include, among other things:
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selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;

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ensuring the independence of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

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considering the adequacy of our internal control and internal audit function;

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reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

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approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and with future requirements to the extent they become applicable to us. The audit committee is governed by a charter that complies with the rules of Nasdaq and is available on our website.
Compensation Committee
Our compensation committee is composed of Jane Swift, Abhay Pande and Angela Prince, with Jane Swift serving as the chair. The board of directors has determined that each of the members of our compensation committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The principal functions of the compensation committee are expected to include, among other things:
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reviewing and approving, or recommending that the board of directors approve, the compensation of our Chief Executive Officer and our other executive officers;

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reviewing succession plans for our Chief Executive Officer;

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reviewing and recommending to the board of directors the compensation of our directors;

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administering our stock and equity incentive plans; and

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establishing our overall compensation philosophy.

The composition and function of the compensation committee complies with all applicable requirements of Nasdaq and all applicable SEC rules and regulations. The Compensation Committee is governed by a charter that complies with the rules of Nasdaq and is available on our website.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Angela Prince, Jane Swift and Joanna Morris, with Angela Prince serving as the chair. The board of directors determined that each of the members of our nominating and corporate governance committee meets the independence requirements under Nasdaq and SEC rules.
The principal functions of the nominating and corporate governance committee are expected to include:
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identifying and recommending candidates for membership on the board of directors;

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recommending directors to serve on board committees;

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reviewing and recommending to our board of directors any changes to our corporate governance principles;

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reviewing proposed waivers of the code of conduct for directors and executive officers;

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overseeing the process of evaluating the performance of our board of directors; and

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advising our board of directors on corporate governance matters.

The composition and function of the nominating and corporate governance committee will complies with all applicable requirements of Nasdaq and all applicable SEC rules and regulations. The nominating and corporate governance committee is governed by a charter that complies with the rules of Nasdaq and is available on our website.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. Other than Paul Kellenberger, our Chief Executive Officer, none of our executive officers currently serves or has served as a member of our board of directors, or as a member of the compensation committee, or of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2023 or 2024.
Code of Business Conduct and Ethics
Our Board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics is posted on the investor relations page of our website at https://investor.zspace.com/documents-and-charters. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this filing. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on its website or in public filings to the extent required by the applicable rules.
Insider Trading Policy
Our board of directors has adopted an Insider Trading Policy which prohibits trading based on “material, nonpublic information” regarding our company or any company whose securities are listed for trading or quotation in the United States. The policy covers all officers and directors of the company and its subsidiaries, all other employees of the company and its subsidiaries, and consultants or contractors to the company or its subsidiaries who have or may have access to material non-public information and members of the immediate family or household of any such person. The policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. The policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Whistleblower Policy
Our board of directors has adopted a whistleblower policy to provide employees with a confidential and anonymous method for reporting concerns about our conduct or employees’ conduct free from retaliation. Our whistleblower policy is available on our investor relations page on the Company’s website at https://investor.zspace.com/documents-and-charters.
Clawback Policy
Our board of directors has adopted a clawback policy, which provides that in the event we are required to prepare an accounting restatement due to noncompliance with any financial reporting requirements under the securities laws or otherwise erroneous data or we determine there has been a significant misconduct that causes financial or reputational harm, we shall recover a portion or all of any incentive compensation. The policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Limitations of Liability and Indemnification of Directors and Officers
We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
In addition, we have entered into indemnification agreements with each of our directors and executive officers and expect to enter into a similar agreement with any new director or executive officer. The indemnification agreements, together with our bylaws, will provide that we will jointly and severally indemnify each indemnitee to the fullest extent permitted by the DGCL from and against all loss and liability suffered and expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding. Additionally, we will agree to advance to the indemnitee all out-of-pocket costs of any type or nature whatsoever incurred in connection therewith.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our principal executive officer, Chief Financial Officer and our two most highly compensated executive officers other than our principal executive officer (together, the “NEOs”) for 2024 and 2023.
Name and Principal Position	Year	Base Salary	Option Awards(1)	Non-equity Sales Incentive Compensation	All other compensation(3)	Total
Paul Kellenberger Chief Executive Officer and Director	2024	$400,000	$2,994,351	$162,311(2)	$2,900(3)	$3,559,562
	2023	$400,000	$—	$—	$2,900(3)	$402,900
Erick DeOliveira Chief Financial Officer	2024	$300,000	$94,497	$—	$2,900(3)	$397,397
	2023	$86,538	$—	$—	$2,150(4)	$88,688
Mike Harper Chief Product, Engineering and Marketing Officer	2024	$325,000	$674,831	$131,878(2)	$2,900(3)	$1,134,609
	2023	$325,000	$—	$—	$2,900(3)	$327,900
Ron Rheinheimer(5) Former Chief Sales Officer	2024	$250,000	$485,535	$274,696(2)	$2,900(3)	$1,013,131
	2023	$250,000	$—	$190,560(6)	$2,900(3)	$443,460

(1)
The amount reported in the “Option Awards” column is based on the grant date fair value of the option award as computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 7, “Stock-based Compensation,” of the Notes to the Consolidated Financial Statements included in our audited consolidated financial statements for the year ended December 31, 2024.

(2)
The amount reported is the sum of bonus payments made during the 2024 fiscal year to such individual under the performance cash award provisions of our — employee incentive plan for Company achievement of financial targets and personal achievement of individual performance goals during the 2022 fiscal year.

(3)
The amount reported represents (i) 401(k) company matching contributions of $2,000 and (ii) $900 of monthly mobile phone compensation earned by such individual.

(4)
The amount reported represents (i) 401(k) company matching contributions of $2,000 and (ii) $150 of monthly mobile phone compensation earned by Mr. DeOliveira in 2023.

(5)
Mr. Rheinheimer served as our Chief Sales Officer until June 11, 2025.

(6)
The amount reported is for payments under our Sales Incentive Plan.

Narrative Disclosure to Summary Compensation Table
The following describes the material elements of our compensation program as applicable to our NEOs and reflected in the Summary Compensation Table above.
Base Salary
Base salaries for our NEOs were established primarily based on individual negotiations with the executive officers when they joined our company. In determining compensation for our executive officers, we considered salaries provided to executive officers of our peer companies, each executive officer’s anticipated role criticality relative to others at our company, and our determination of the essential need to attract and retain our NEOs.
Annual Incentive Awards
Each of our NEOs is eligible to receive an annual cash bonus, payable based upon the achievement of performance goals set annually by our board of directors. During 2024, our board of directors approved a bonus with an aggregate value of $303,500 for 2023 for Messrs. Kellenberger, Harper and Rheinheimer for achievement of financial targets and personal achievement of individual performance goals during the 2023 fiscal year (the “2023 Bonuses”). In 2025, our board of directors approved a bonus with an aggregate value of $162,292 for Messrs. Kellenberger, Harper, Rheinheimer and DeOliveira for achievement of financial targets and personal achievement of individual performance goals during the 2024 fiscal year (the “2024 Bonuses”). As of the date of this prospectus, neither the 2023 Bonuses nor the 2024 Bonuses have yet been paid.
Sales Incentive Plan
Our Sales Incentive plan is designed to provide financial incentives and rewards for sales and business development achievement as measured against individually assigned sales targets. For any eligible employee or contractor, we execute an individual target sheet alongside a terms and conditions document.
Employee Benefits and Perquisites
Our NEOs are eligible to participate in our health and welfare plans on the same terms and conditions as those provided to our full-time employees. We also reimburse our NEOs for reasonably incurred and properly documented business expenses.
Retirement Benefits
We maintain a 401(k) plan that provides eligible United States employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain I.R.S. Code limits, which are updated annually. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. We may elect to make matching or other contributions into participants’ individual accounts. We currently match pretax and Roth employee contributions up to $2,000 per participant annually and all matching contributions vest immediately. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
Equity Compensation
We have previously granted, and we intend to, from time to time, grant equity awards to our NEOs which grants are generally subject to vesting based on each NEO’s continued service. Each of our NEOs currently holds outstanding options to purchase shares of our common stock that were granted under either our 2007 Stock Plan or the 2017 Stock Plan, as set forth in the table below entitled “2024 Outstanding Equity Awards at Fiscal Year-End.”

2024 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our NEOs, information regarding outstanding stock options as of December 31, 2024.
	Option Awards(1)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Paul Kellenberger*	199(2)	—	$330.00	04/21/2025
	92(2)	—	$330.00	07/07/2025
	1,393(2)	—	$330.00	09/01/2024
	233(2)	—	$720.00	10/23/2027
	266(3)	—	$720.00	10/23/2027
	3,000(3)	—	$720.00	02/27/2028
	433,760(3)	—	$0.53	04/13/2031
	1,864,990(3)	—	$2.57	03/04/2034
Erick DeOliveira	23,500	32,905(4)	$2.57	03/04/2034
Mike Harper	424(2)		$330.00	04/16/2025
	264(2)		$330.00	04/21/2025
	71(3)		$720.00	10/23/2027
	333(3)		$720.00	02/27/2028
	97,173(3)		$0.53	04/13/2031
	420,309(3)		$2.57	03/04/2034
Ron Rheinheimer	578(2)		$600.00	06/23/2026
	28(3)		$720.00	10/23/2027
	200(3)		$720.00	02/27/2028
	69,906(3)		$0.53	04/13/2031
	302,409(3)		$2.57	03/04/2034

(1)
All of the outstanding equity awards were granted under our 2007 Stock Plan or our 2017 Stock Plan, as footnoted below.

(2)
Option issued under the 2007 Plan. The option is fully vested and exercisable.

(3)
Option issued under the 2017 Plan. The option is fully vested and exercisable.

(4)
Option issued under the 2017 Plan and vests with respect to one-third (1/3rd) of the total number of shares subject to the option on the vesting commencement date, which was September 18, 2023, and the remainder vests in 36 equal monthly installments thereafter.

*
Employee Director

Equity Plans
2007 Stock Plan
The 2007 Equity Incentive Plan (the “2007 Stock Plan”) provides for the grant of options, restricted stock and other stock option awards to our directors, employees and consultants and to directors and employees of our subsidiaries or affiliates. As of December 31, 2024, there are a total of 16,587 shares authorized for issuance and a total of 2,089 shares of our common stock are subject to outstanding option awards under the 2007 Stock Plan. Since 2017, we have not granted and do not intend to grant any further awards under the 2007 Stock Plan.

2017 Stock Plan
The 2017 Equity Incentive Plan (the “2017 Stock Plan”) provides for the grant of options, stock appreciation rights, restricted stock and other stock option awards to our directors and employees, and to directors and employees of any of our subsidiaries or affiliates. As of December 31, 2024, the maximum number of shares available for issuance to participants pursuant to awards under the 2017 Plan is 5,982,115. The shares available for issuance under the 2017 Stock Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares. As of December 31, 2024, a total of 5,978,727 shares of our common stock are subject to outstanding option awards under the 2017 Stock Plan. Since December 6, 2024, we have not granted and do not intend to grant any further awards under the 2017 Stock Plan.
2024 Stock Plan
In December 2024, we adopted the 2024 Equity Incentive Plan (the “2024 Stock Plan”) to provide for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock or cash-based awards to our directors, employees, non-employee directors and service providers. As of December 31, 2024, the maximum number of shares available for issuance to participants pursuant to awards under the 2024 Plan is 2,708,175. The shares available for issuance under the 2024 Stock Plan may consist, in whole or in part, of authorized and unissued shares or reacquired shares. As of December 31, 2024, there were no shares of our common stock subject to outstanding awards under the 2024 Plan. The following is a summary of certain provisions of the 2024 Stock Plan, and is qualified in its entirety by the full text of the 2024 Stock Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Purpose
The purpose of the 2024 Stock Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to our company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.
Administration
The 2024 Stock Plan is administered by the compensation committee of our board of directors. The plan administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Stock Plan. The plan administrator may delegate to one or more of our officers the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.
Share Reserve
An aggregate of 2,708,175 shares of common stock may be issued under the 2024 Stock Plan. Shares underlying any awards under the 2024 Stock Plan that are forfeited, cancelled, held back to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2024 Stock Plan. The payment of dividend equivalents in cash shall not count against the share reserve.
Annual Limitation on Awards to Non-Employee Directors
The 2024 Stock Plan contains a limitation whereby the grant date value of all awards under the 2024 Stock Plan and all other cash compensation paid by us to any non-employee director may not exceed $250,000 in any calendar year, although our board of directors may, in its discretion, make exceptions to the limit in extraordinary circumstances.
Stock Options
The 2024 Stock Plan permits both options to purchase shares of common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2024 Stock Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to our employees. Nonqualified options may be granted to any persons eligible to receive awards under the 2024 Stock Plan.
The exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Stock Appreciation Rights
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of common stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.
Restricted Stock
The plan administrator may award restricted shares of common stock subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.
Restricted Stock Units and Dividend Equivalents
The plan administrator may award restricted stock units which represent the right to receive common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with us, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in common stock, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.
Other Stock or Cash Based Awards
Other stock or cash based may be granted either alone, in addition to, or in tandem with, other awards granted under the 2024 Stock Plan and/or cash awards made outside of the 2024 Stock Plan. The plan administrator shall have authority to determine the persons to whom and the time or times at which such awards will be made, the amount of such awards, and all other conditions, including any dividend and/or voting rights.
Change in Control
Except as set forth in an award agreement issued under the 2024 Stock Plan, in the event of a change in control (as defined in the 2024 Stock Plan), each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (i) our continuation of such outstanding stock awards (if we are the surviving corporation); (ii) the assumption of such outstanding stock awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (iv) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (A) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (B) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (v) provide that such award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the 2024 Stock Plan or the provisions of such Award; or (vi) provide that the award will terminate and cannot vest, be exercised or become payable after the applicable event.
The 2024 Stock Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon a change in control as may be provided in the award agreement for such stock award, but in the absence of such provision, no such acceleration will occur.
Tax Withholding
Participants in the 2024 Stock Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of ours to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of ours to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us in an amount that would satisfy the withholding amount due.
Transferability of Awards
The 2024 Stock Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards (other than incentive stock options) to be transferred by a participant.
Amendment and Termination
Our board of directors and the plan administrator may each amend, suspend, or terminate the 2024 Stock Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2024 Stock Plan will require the approval of our stockholders. Generally, without stockholder approval, (i) no amendment or modification of the 2024 Stock Plan may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange.
All stock awards granted under the 2024 Stock Plan will be subject to recoupment in accordance with our Clawback Policy.
Executive Employment Agreements
Paul Kellenberger Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Paul Kellenberger, our Chief Executive Officer (the “Kellenberger Agreement”). Under the Kellenberger Agreement, Mr. Kellenberger is entitled to an annual base salary of $400,000, and is also eligible for a discretionary bonus based on our performance. In addition, Mr. Kellenberger is entitled, subject to the approval of our board of directors, to equity awards, in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. In February 2025, the board of directors increased Mr. Kellenberger’s annual base salary to $500,000 effective March 1, 2025.
The Kellenberger Agreement also provides that if Mr. Kellenberger’s employment is terminated without Cause or if Mr. Kellenberger terminates his employment for Good Reason, each as defined in the Kellenberger Agreement, subject to Mr. Kellenberger’s execution and non-revocation of a release of claims in favor of us then Mr. Kellenberger shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. Kellenberger would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. Kellenberger was employed by us in the year of termination and the denominator being 365. Mr. Kellenberger may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. Kellenberger for such monthly COBRA premiums for twelve months. The Kellenberger Agreement also contains certain restrictions related to confidentiality, non- disparagement and intellectual property assignment that are applicable during or after the time that Mr. Kellenberger is employed by us.
Erick DeOliveira Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Erick DeOliveira, our Chief Financial Officer (the “DeOliveira Agreement”). Under the DeOliveira Agreement, Mr. DeOliveira is entitled to an annual base salary of $300,000, and is also eligible for a discretionary bonus based on our performance. In addition, Mr. DeOliveira is entitled, subject to the approval of our board of directors, to equity awards in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. In February 2025, the board of directors increased Mr. DeOliveira’s annual base salary to $400,000 effective March 1, 2025.
The DeOliveira Agreement also provides that if Mr. DeOliveira’s employment is terminated without Cause or if Mr. DeOliveira terminates his employment for Good Reason, each as defined in the DeOliveira Agreement, subject to Mr. DeOliveria’s execution and non-revocation of a release of claims in favor of us, then Mr. DeOliveira shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. DeOliveira would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. DeOliveira was employed by us in the year of termination and the denominator being 365. Mr. DeOliveira may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. DeOliveira for such monthly COBRA premiums for twelve months. The DeOliveira Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. DeOliveira is employed by us.
Michael Harper Employment Agreement
Effective June 1, 2024, we entered into an employment agreement with Michael Harper, our Head of Product, Engineering, and Marketing (the “Harper Agreement”). Under the Harper Agreement, Mr. Harper is entitled to an annual base salary of $325,000 and is also eligible for a discretionary bonus based on our performance. In addition, Mr. Harper is entitled, subject to the approval of our board of directors, to equity awards in an amount to be determined by our board of directors and at an exercise price equal to the fair market value per share of our common stock on the date of grant, as determined by our board of directors. In February 2025, the board of directors raised Mr. Harper’s annual base salary to $400,000 effective March 1, 2025.
The Harper Agreement also provides that if Mr. Harper’s employment is terminated without Cause or if Mr. Harper terminates his employment for Good Reason, each as defined in the Harper Agreement, subject to Mr. Harper’s execution and non-revocation of a release of claims in favor of us, then Mr. Harper shall be entitled to (i) salary continuation at his then base salary rate, from the termination date through the twelve month anniversary of the termination date; plus (ii) a pro-rated bonus for the year of termination as determined by our board of directors equal to: (a) the discretionary bonus Mr. Harper would have received for the year of termination, had he remained employed through the payment date of such discretionary bonus, multiplied by (b) a fraction, the numerator of which is the number of days Mr. Harper was employed by us in the year of termination and the denominator being 365. Mr. Harper may also elect to continue to receive group health insurance coverage under our group health plan pursuant to COBRA, and we will reimburse Mr. Harper for such monthly COBRA premiums for twelve months. The Harper Agreement also contains certain restrictions related to confidentiality, non-disparagement and intellectual property assignment that are applicable during or after the time that Mr. Harper is employed by us.
Non-Employee Director Compensation
None of our non-employee directors received compensation during the years ended December 31, 2024 and 2023. All compensation that we paid to our employee directors is set forth in the table in “Executive Compensation — Summary Compensation Table.” Beginning in 2025, will pay our non-employee directors an annual cash retention fee of $30,000 and $150,000 in common stock for his or her services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:
•
any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•
any person who beneficially owns more than 5% of our common stock;

•
any immediate family member of any of the foregoing; or

•
any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Historically, certain of our insiders and other related parties have been part of the funding groups that have provided funding to us via loans, convertible loans, preferred equity and direct equity investments into us as further described in this prospectus and below.
Other than the transactions described below and the compensation arrangements for our NEOs, which we describe above, there were no related party transactions to which we were a party since the beginning of our last fiscal year or during the two fiscal years preceding our last fiscal year, or any currently proposed related party transaction.
bSpace Investments Limited
bSpace Investments Limited (“bSpace”) owns 5,506,800 common shares, or 23.0% as of July 17, 2025, of our common stock. Mohammed Al Hassan, the Co-CEO of Gulf Islamic Investments, LLC (“GII”), personally holds 100% of the equity interest in bSpace. As such, although GII does not own any securities of bSpace, GII may be deemed to be an affiliate of bSpace.
dSpace Investments Limited
dSpace owns 11,580,670 shares of our common stock which is 49.3% of our common stock as of July 17, 2025. Pankaj Gupta, one of our directors and the Co-CEO of GII, holds 100% of the equity interest in dSpace in his personal capacity. As such, although GII does not own any securities of dSpace, GII may be deemed to be an affiliate of dSpace.
Fiza Investments Limited
Fiza Investments Limited holds an aggregate of $5.0 million in principal amount of our convertible notes, plus accrued interest and an aggregate of approximately $2.2 million in principal amount of our non- convertible loans. The convertible notes held by Fiza are convertible into our common stock upon the occurrence of certain events. Husain Zariwala, the Chief Financial Officer of GII and Imran Ladhani, the Head of Operations & Investor Relations of GII, each own 50% of the equity interests and voting control of Fiza. As such, they may be deemed to be the beneficial owners of the securities held by Fiza, as determined under rules issued by the SEC. Mr. Zariwala and Mr. Ladhani each disclaim beneficial ownership of all such securities.
Kuwait Investment Authority Loan.
In February 2019, we entered into a promissory note (the “KIA Note”) with the Kuwait Investment Authority (“KIA”). The KIA Note had an initial principal amount of $5.0 million, accrued interest at 2.8% per year, and was due on-demand at any point after December 31, 2020. Principal and interest were due at maturity and would be accelerated upon an event of default or a change in control. We granted KIA a warrant to purchase shares of common stock in the event of certain dilutive issuances, which warrant expired December 31, 2020.
In December 2020, we and KIA amended the KIA Note to (1) extend the earliest maturity date to December 31, 2022, (2) remove the change of control redemption and anti-dilution features, (3) add a repayment premium of 150.0%, (4) add a redemption option upon the occurrence of a qualified public offering or equity financing, (5) add a conversion option and (6) execute a subordination agreement to clarify that the KIA Note was subordinate to certain bSpace loans. Upon the occurrence of a qualified public offering or equity financing the KIA Note would automatically convert into shares of our common stock at the original issue price of the qualified public offering or equity financing. Upon the occurrence of a non-qualified public offering or other equity financing, the KIA Note converted into shares of our common stock issued in the event at the issuance price of such non-qualified public offering or other equity financing, should bSpace elect to convert its loan. Additionally, the KIA Note was convertible into a new class of preferred stock at a conversion price equal to the greater of (a) $110.0 million or (b) four times our trailing 12-month revenue divided by the sum of (1) the total number of shares of our common stock outstanding, and (2) the total number of shares of our common stock reserved for issuance pursuant to a stock option plan, restricted stock plan, or other stock. In connection with the modification, we granted KIA a warrant to purchase shares of common stock. The warrants had a fair value of $0.4 million at issuance. All issued warrants expired December 31, 2020.
In September 2021, we and KIA amended the KIA Note to extend the maturity date of the KIA Note to February 2024 and further amended the KIA Note in May 2022 to enable the conversion or exchange of portions of the KIA Note for common stock, contingent upon the occurrence of certain events.
On May 16, 2022, contemporaneously with the execution of the EdtechX Merger Agreement, we and KIA entered into an Amendment and Conversion Agreement (“KIA Conversion Agreement”). The terms of the KIA Note were amended to provide that (a) $8.1 million of our indebtedness would convert into 8,062 shares of New NCNV Preferred Stock no more than 90 days from the date of the KIA Conversion Agreement and (b) approximately $5.0 million of our indebtedness would be retired in conjunction with a purchase of 492,610 shares of EdtechX by KIA pursuant to a private placement to occur in connection with the consummation of a private investment in a public entity. On August 12, 2022, $8.1 million of the amounts outstanding under the KIA Note was converted into 8,062 shares of New NCNV Preferred Stock. On June 21, 2023 the EdtechX Merger Agreement was terminated. As a result, no conversions contingent upon the merger with EdtechX will occur.
On January 10, 2024, the balance of approximately $5.2 million under the KIA Note was converted into 5,190 shares of New NCNV Preferred Stock pursuant to the terms of a debt conversion agreement between KIA and us and all obligations and commitments under the KIA Note were terminated. In connection with the conversion, 8,062 of KIA’s then-existing shares of NCNV preferred stock were reclassified as or exchanged for an equivalent number of New NCNV Preferred Stock.
According to the most recent records available to the Company, the Kuwait Investment Authority (“KIA”) owns 1,616,392 shares, or 7.1%, of our common stock as of July 17, 2025.
Related Person Transactions Policy
Our board of directors has adopted a written policy relating to the approval of related person transactions. A “related person transaction” is any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a Related Person (as defined in the policy) has a direct or indirect material interest resulting in a potential transaction with a Related Person.
Our audit committee of the board of directors is responsible for the oversight of the policy and as such, will be entitled to rely upon determinations made and reported by our management. Our management will be responsible for determining whether a transaction is a Related Person Transaction subject to the policy, including whether the Related Person has a material interest, based on a review of all facts and circumstances. Upon a determination by our management that a transaction is a Related Person Transaction subject to the policy, the material facts concerning the transaction and the Related Person’s interest in the transaction must be reported to our audit committee.
The policy applies to the members of our board of directors, our executive officers (as defined under the regulations of the Securities and Exchange Commission), including, in any case, but not limited to, our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, and all of our employees. It is the responsibility of all directors, officers, employees to comply with the policy. Members of the families of our directors, officers and employees and others living with them and all holding companies and other related entities and all persons or companies acting on behalf of or at the request of any of the foregoing also are expected to comply with the policy, as if they themselves were our directors, officers or employees.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-offering company or any of its subsidiaries was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of our executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee will be responsible for reviewing related party transactions for compliance with the related transactions policy. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and in which a related party had or will have a direct or indirect material interest, as determined by the audit committee, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to, the purpose of the transaction, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Related party transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related party’s interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the ownership of our common stock as of July 17, 2025 (the “Beneficial Ownership Date”) by: (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (ii) each of our NEOs; (iii) each of our directors; and (iv) all of our executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock.
Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of July 17, 2025. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares(1)
Greater than 5% Stockholders
bSpace Investments Limited(2)	5,506,800	23.0%
dSpace Investments Limited(3)	11,580,670	49.3%
Fiza Investments Limited(4)	1,176,470	5.0%
Kuwait Investment Authority(5)	1,616,392	7.1%
Named Executive Officers and Directors
Erick DeOliveira(6)	49,040	*
Michael Harper(7)	530,581	2.3%
Paul Kellenberger(8)	2,324,732	9.9%
Ronald Rheinheimer(9)	378,069	1.6%
Pankaj Gupta(10)	11,587,390	49.3%
Amit Jain	6,720	*
Joanna Morris	6,720	*
Abhay Pande	6,720	*
Angela Prince	6,720	*
Jane Swift	6,720	*
All Directors and Executive Officers as a Group (10 persons)	14,903,412	55.7%

*
Less than one percent.

(1)
Based on 23,503,259 shares of common stock outstanding as of July 17, 2025.

(2)
Based solely on information provided in a Schedule 13G filed on February 14, 2025 by bSpace Investments Ltd and Mohammed Al Hassan. The shares are held of record by bSpace Investments Ltd. Mohammed Al Hassan holds 100% of the equity interest in bSpace Investments Ltd in his personal capacity. The address for bSpace Investments Ltd is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931, United Arab Emirates.

(3)
Based solely on information provided in a Schedule 13G filed on February 14, 2025 by dSpace Investments Ltd and Pankaj Gupta. The shares are held of record by dSpace Investments Ltd. Pankaj Gupta holds 100% of the equity interest in dSpace Investments Ltd and therefore may be deemed to be the beneficial owner of the securities held by dSpace Investments Ltd. Pankaj Gupta disclaims beneficial ownership of all such securities. The address for dSpace Investments Ltd is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931, United Arab Emirates.

(4)
Based solely on information provided in a Schedule 13G filed on February 14, 2025 by Fiza Investments Limited and Hamad Aljumairi. The shares are held of record by Fiza Investments Limited. Hamad Aljumairi holds 100% of the equity interest in Fiza Investments Limited in his personal capacity. The address for Fiza Investments Limited is c/o Gulf Islamic Investments LLC, PO Box 215931, Emaar Square 4, 7th Floor, Downtown Dubai, United Arab Emirates.

(5)
Beneficial ownership is reported based on information provided by the Company’s transfer agent as of March 31, 2025, which is the only information readily available to the Company. Since such date, the Company does not have visibility to the reporting person’s holdings, but no public filings have been made related to material changes in the reporting person. The reporting person has not independently verified this information. Kuwait Investment Authority is a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait. The business address of the reporting person is Block 1, Street 201, Building 900028, Sharq, P.O. Box: 64, Safat, 13001, Kuwait City, Kuwait.

(6)
Includes 36,037 shares of common stock issuable to Mr. DeOliveira upon the vesting of RSU’s within 60 days after July 17, 2025.

(7)
Includes 517,886 shares of common stock issuable to Mr. Harper upon the exercise of options that are exercisable within 60 days after July 17, 2025.

(8)
Includes 2,303,642 shares of common stock issuable to Mr. Kellenberger upon the exercise of options that are exercisable within 60 days after July 17, 2025.

(9)
Includes 373,121 shares of common stock issuable to Mr. Rheinheimer upon the exercise of options that are exercisable within 60 days after July 17, 2025.

(10)
Includes 11,580,670 shares of common stock held by Mr. Gupta through dSpace Investments Ltd, which is also beneficially owned by Mr. Gupta and over which Mr. Gupta has sole voting and investment power. The address for Mr. Gupta is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931, United Arab Emirates.

SELLING STOCKHOLDER
This prospectus relates to the offer and sale by Tumim of up to 6,500,000 shares of our common stock that have been and may be issued by us to Tumim under the Purchase Agreement. For additional information regarding the shares of our common stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of our common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with Tumim on July 8, 2025 in order to permit the selling stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth elsewhere in this prospectus, Tumim has not had any material relationship with us within the past three years.
The table below presents information regarding the selling stockholder and the shares of our common stock that may be resold by the selling stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of July 7, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock being offered for resale by the selling stockholder under this prospectus. The selling stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the selling stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the selling stockholder has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 23,295,789 shares of our common stock outstanding on July 7, 2025. Because the purchase price to be paid by the selling stockholder for shares of our common stock, if any, that we may elect to sell to the selling stockholder in one or more purchases from time to time under the Purchase Agreement will be determined at the end of the applicable valuation period therefor, the actual number of shares of our common stock that we may sell to the selling stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the selling stockholder of all of the shares of our common stock being offered for resale pursuant to this prospectus.
In the event of stock splits, stock dividends or similar transactions involving the shares of common stock, the number of shares of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act.
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(3)
	Number(1)	Percent(2)		Number	Percent
Tumim Stone Capital LLC(4)	0	—	6,500,000	0	—

(1)
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Tumim may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of our common stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to Tumim to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim, would cause Tumim’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of our common stock are made by us to Tumim at a price equal to or greater than the applicable “minimum price” (as defined in the applicable listing rules of Nasdaq) of the common stock, calculated at the time purchases are effected by us under the Purchase Agreement, if any, as adjusted to take into account our payment of the Commitment Shares issuable to Tumim and our reimbursement of a certain amount of Tumim’s legal fees and expenses, such that the Exchange Cap limitation would not apply under applicable rules of the Nasdaq Global Market. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under the applicable rules of Nasdaq) may be amended or waived under the Purchase Agreement.
(2)
Applicable percentage ownership is based on 23,295,789 shares of our common stock outstanding as of July 7, 2025.

(3)
Assumes the sale of all shares of our common stock being offered for resale pursuant to this prospectus.

(4)
The business address of Tumim Stone Capital LLC is 2 Wooster Street, 2nd Floor, New York, NY 10013. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital, LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.

DESCRIPTION OF CAPITAL STOCK
The following describes our common stock, preferred stock and certain terms of our Charter and bylaws as proposed to be in effect immediately prior to the consummation of the offering. This description is a summary only and is subject to the complete text of our Charter and bylaws, which we will file as exhibits to the registration statement of which this prospectus is a part.
General
The following summary of certain provisions of our securities does not purport to be complete and is subject to our Charter and our Bylaws to be in effect prior to the consummation of the offering and the provisions of applicable law.
The Charter, as amended, authorizes the issuance of up 105,000,000 shares, consisting of two classes of stock: (i) 100,000,000 shares of common stock, and (ii) 5,000,000 shares of preferred stock, $0.00001 par value per share (the “Preferred Stock”). As of July 7, 2025, there were 23,295,789 shares of common stock outstanding and no shares of preferred stock outstanding. The number of shares of common stock outstanding excludes shares issuable in connection with options granted upon achievement of certain vesting conditions, shares reserved for issuance pursuant to the 2024 Stock Plan and other shares issuable upon conversion or exercise of outstanding convertible notes or warrants.
Reverse Stock Split
On December 29, 2023, we effected a 1-for-75 reverse split of our issued and outstanding common stock and Series A Preferred Stock (the “Reverse Split”). All share and per share information herein has been retroactively adjusted to reflect the Reverse Split, unless otherwise indicated.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of convertible Preferred Stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. No such dividends are expected to be issued in the near future.
Voting Rights
Holders of shares of our common stock will be entitled to one vote for each share of our common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Charter or by applicable law, the holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter or pursuant to Delaware law.
We have not provided for cumulative voting for the election of directors in our Charter. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”), unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation; provided, however, that if at least two-thirds of the total number of authorized directors of our board of directors (whether or not there exist any vacancies in previously authorized directorships) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of shares of Preferred Stock (unless a separate vote of the holders of one or more series is required pursuant to the terms of the certificate of designation), shall be required to effect such increase or decrease. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
If and for so long as the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company will automatically be increased by such specified number of directors, and the holders of Preferred Stock will be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director will serve until such director’s successor has been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by our board of directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, will immediately terminate and the total authorized number of directors of the our board of directors will be reduced accordingly.
Anti-Takeover Effects of Certain Provisions of Our Charter, Our Bylaws, and Delaware Law
The provisions of the DGCL, the Charter, and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
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before the stockholder became interested, our board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or Extraordinary General Meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Provisions of our Charter and Bylaws
Our Charter and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:
•
Board of Directors Vacancies.   The Charter and the Bylaws authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors and shall not be filled by stockholders. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•
Directors Removed Only for Cause.   The Charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding common stock entitled to vote at an election of directors.

•
Classified Board of Directors.   The Charter provides that our board of directors will be classified, such that the initial term of our independent directors will expire at our first annual meeting of stockholders following and the initial term of our non-independent directors will expire at the second annual meeting of stockholders, with terms lasting for 2 years from that period onward.

•
Stockholder Nomination of Directors.   The Bylaws provide that stockholders representing more than 35% of our voting securities will be entitled to nominate two persons for election to our board of directors and stockholders representing 35% or less but more than 25% of our voting securities will be entitled to nominate one person for election to our board of directors. dSpace owns more than 35% of our voting securities and is entitled to nominate two persons for election to our board of directors. Pankaj Gupta and Amit Jain have been selected by dSpace to serve on our board of directors following the consummation of the offering.

•
Supermajority Requirements for Amendments of the Charter and Bylaws.   The Charter further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock entitled to vote are required to amend or repeal any provision of the Charter, provided that if two-thirds of our board of directors has approved such amendment only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to amend the Proposed Charter. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of common stock entitled to vote will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of our board of directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the Bylaws that is approved by our board of directors and submitted to the stockholders for adoption, if two-thirds of our board of directors has approved such adoption, amendment, or repeal of any provisions of the Bylaws, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of common stock entitled to vote shall be required to adopt, amend, or repeal any provision of the Bylaws.

•
Stockholder Action; Special Meetings of Stockholders.   The Charter provides our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our common stock would not be able to amend the Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Bylaws. The Charter and the Bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of the board of directors, our chief executive officer, our President or stockholders collectively holding more than 30% of our voting securities, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations.   The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
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No Cumulative Voting.   The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter and Bylaws will not provide for cumulative voting.

•
Issuance of Undesignated Preferred Stock.   Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of Preferred Stock enables the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, contest or otherwise.

•
Choice of Forum.   In addition, the Charter provides that, to the fullest extent permitted by law, unless otherwise consented to in writing by us, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, the Charter or the Bylaws, any action asserting a claim against us that is governed by the internal affairs doctrine or any action to interpret, apply, enforce, or determine the validity of the Charter or Bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. The Charter will also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies, to the fullest extent permitted by law, to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. We will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may impose additional litigation costs on stockholders and limit their ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Listing Symbol
Our shares of common stock are currently traded on The Nasdaq Global Market® under the symbol “ZSPC”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Odyssey Transfer and Trust Company. The address for the transfer agent is 2155 Woodlane Drive, Suite 100, Woodbury, Minnesota 55125.

SHARES ELIGIBLE FOR FUTURE RESALE
Future sales of substantial amounts of our common stock in the public market (including securities convertible into or redeemable, exchangeable, or exercisable for shares of common stock) or the perception that such sales may occur or the availability of such shares for sale in the public market, after this offering could adversely affect the prevailing market price of our common stock. We are registering up to 6,500,000 shares of common stock for resale by the selling stockholder, which will be immediately eligible for sale in the public market upon consummation of the offering. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock. Furthermore, because a substantial amount of out common stock outstanding (including securities convertible into or redeemable, exchangeable, or exercisable for shares of our common stock), is subject to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could materially adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.
If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline.
The lock-up agreements entered into with Gulf Islamic Investments, LLC, dSpace Investments Limited and bSpace Investments Limited pertaining to our initial public offering will expire on December 4, 2025, subject to earlier release of all or a portion of the shares subject to such agreements by Roth Capital Partners, LLC in its sole discretion. The lock-up agreements entered into with Fiza Investments Limited and our officers prevent such parties, subject to certain exceptions (i) from disposing of or hedging 50% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by them, until December 4, 2025, subject to earlier release of all or a portion of the shares subject to such agreements by Roth Capital Partners, LLC in its sole discretion. On December 4, 2025, 19.7 million shares of common stock will be eligible for sale in the public market. Approximately 8% of these additional shares are beneficially held by directors, executive officers and their affiliates and will be subject to certain limitations of Rule 144 under the Securities Act.
In addition, shares of common stock that are reserved for future issuance under our existing equity compensation plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
Generally, the balance of our outstanding shares of common stock will be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.
Rule 144
In general, under Rule 144 as in effect on the date of this prospectus, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding; or

•
the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their shares of common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.
Regulation S
Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares may be sold in some manner outside the United States without requiring registration in the United States.
Rule 701
In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants, or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of our IPO, or who purchase shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to current public information provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.
Equity Incentive Plans
We have filed a registration statement on Form S-8 (No. 333-286006) under the Securities Act to register all shares of common stock issued or issuable under the 2007 Stock Plan, the 2017 Stock Plan and the 2024 Stock Plan — or approximately 8.7 million shares of our common stock. Such registration automatically became effective upon filing. Accordingly, shares registered under such registration statement are available for sale in the open market following the expiration of the lock-up period. Shares issued under the plans after the effective date of the applicable registration statement on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above. See “Executive Compensation — Equity Compensation” for a description of our equity incentive plans.

LEGAL MATTERS
The validity of the shares of our common stock offered hereby will be passed upon for us by Pryor Cashman LLP, New York, New York.
EXPERTS
The consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as “the registration statement.”
As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and shares of common stock offered by this prospectus, please refer to the registration statement. This prospectus summarizes certain provisions of certain contracts and other documents filed as exhibits to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.
Following the declaration of effectiveness of the registration statement on Form S-1, of which this prospectus forms a part, we will be required to file current, quarterly and annual reports, proxy statements and other information without charge with the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025;

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our Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 14, 2025;

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our Current Reports on Form 8-K filed with the SEC on February 20, 2025, March 4, 2025, March 27, 2025, April 11, 2025, May 13, 2025, May 21, 2025, June 13, 2025, and July 8, 2025;

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the description of our common stock contained in Exhibit 4.3 of our Annual Report on Form 10-K as filed with the SEC on March 28, 2025, and any further amendment or report filed hereafter for the purpose of updating such description pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.
We will provide at no cost to each person who requests, including any beneficial owner, to whom this prospectus is delivered a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document). You may request a copy of these filings by telephoning or by writing us at:
zSpace, Inc.
55 Nicholson Lane
San Jose, CA 95134
(408) 498-4050

Up to 6,500,000 Shares of Common Stock for Resale
ZSPACE, INC.
COMMON STOCK

PRELIMINARY PROSPECTUS

           , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table presents the costs and expenses, other than underwriting discounts and commissions, payable in connection with this offering. All amounts are estimates except the SEC registration fee, the FINRA filing fee and listing fee. Except as otherwise noted, all the expenses below will be paid by us.
Amount
SEC registration fee	$2,826
Accountants’ fees and expenses	$45,000
Legal fees and expenses	$35,000
Miscellaneous	$5,000
Total expenses	$87,826
Item 14.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the Delaware General Corporation Law, our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
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for any breach of the director’s duty of loyalty to us or our stockholders;

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for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

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for any transaction from which the director derives any improper personal benefit.

Our Second Amended and Restated Certificate of Incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our Second Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our Second Amended and Restated Bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
Reference is made to the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities.
We currently carry and intend to continue to carry liability insurance for our directors and officers.

Item 15.   Recent Sales of Unregistered Securities
The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act. All share and per share information in this Item 15 has been adjusted to reflect the 1-for-75 reverse stock split that we effected on December 29, 2023.
Since January 1, 2023, we have issued the following unregistered securities:
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On December 30, 2023, we entered into a loan termination agreement with bSpace pursuant to which we issued 36,918 shares of our NCNV 3 Preferred Stock 3 for $36.9 million.

Kuwait Investment Authority (“KIA”):
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In January 2024, we issued 5,752 shares our NCNV 2 Preferred Stock in exchange for the cancellation of approximately $5.8 million in debt obligations held by KIA.

Fiza Investments Limited (“Fiza”):
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On May 29, 2023, we issued a promissory note to Fiza with an aggregate principal amount of $3.0.

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On November 20, 2023, we issued a promissory note to Fiza with an aggregate principal amount of $1.3 million.

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In March 2024, we issued a convertible promissory note to Fiza with an aggregate principal amount of $5.0 million.

Other:
•
In March 2024, we granted our employees and members of our board of directors stock options to purchase a total of 5,028,756 shares of common stock at an exercise price of $2.57 per share.

•
In July 2024, we entered into SAFE agreements with three suppliers in the total amount of $3.25 million.

•
In April 2025, we entered into a securities purchase agreement, pursuant to which we sold a senior secured convertible note in the original principal amount of $13,978,495, which is convertible into shares of our common stock.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, or in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about us or had adequate access, through their relationships with us, to information about us.
Item 16.   Exhibits and Financial Statement Schedules
(a)   Exhibits.   The following exhibits are included herein or incorporated herein by reference:
Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of zSpace, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 9, 2024).
3.2	Second Amended and Restated Bylaws of zSpace, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 9, 2024).

Exhibit Number	Description
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 of the Company’s registration statement on Form S-1 File No. 333-280427).
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 9, 2024).
4.3	Form of Senior Secured Convertible Note, dated April 11, 2025 in the amount of $13,978,495 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025)
5.1*	Opinion of Pryor Cashman LLP.
10.1#	2007 Stock Plan (incorporated by reference to Exhibit 10.1 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.2#	2017 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.3#	2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.4#	Form of RSU Grant Agreement under 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to zSpace, Inc.’s registration statement on Form S-1 File No. 333-280427).
10.5#	Form of Incentive Option Grant Agreement under 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to zSpace, Inc.’s registration statement on Form S-1 File No. 333-280427).
10.6#	Form of Non-Qualified Stock Option Grant Agreement under 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to zSpace, Inc.’s registration statement on Form S-1 File No. 333-280427).
10.7#	Employment Agreement between the Company and Paul Kellenberger, dated May 30, 2024 (incorporated by reference to Exhibit 10.7 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.8#	Employment Agreement between the Company and Erick DeOliveira, dated May 28, 2024 (incorporated by reference to Exhibit 10.8 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.9#	Employment Agreement between the Company and Ronald Rheinheimer dated June 6, 2024 (incorporated by reference to Exhibit 10.9 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.10#	Employment Agreement between the Registrant and Mike Harper, dated May 28, 2024 (incorporated by reference to Exhibit 10.10 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.11	Loan and Security Agreement, by and between Fiza Investments Limited and the Company, dated November 3, 2022 (incorporated by reference to Exhibit 10.17 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.12	Amendment No. 1 to Loan and Security Agreement dated November 3, 2022, by and between Fiza Investments Limited and the Company, dated July 11, 2024 (incorporated by reference to Exhibit 10.18 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.13	Amendment No. 2 to Loan and Security Agreement dated November 3, 2022, by and between Fiza Investments Limited and the Company, dated October 23, 2024 (incorporated by reference to Exhibit 10.19 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.14	Amendment No.3 to Loan and Security Agreement dated November 3, 2022, by and between Fiza Investments Limited and the Company, dated November 7, 2024 (incorporated by reference to Exhibit 10.20 of the Company’s registration statement on Form S-1 File No. 333-280427).

Exhibit Number	Description
10.15	Loan Agreement, by and between Fiza Investments Limited and the Company, dated September 12, 2022 (incorporated by reference to Exhibit 10.21 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.16	Business Loan and Security Agreement #1, by and between Itria Ventures LLC and the Registrant, dated January 31, 2023 (incorporated by reference to Exhibit 10.22 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.17	Business Loan and Security Agreement #2, by and between Itria Ventures LLC and the Registrant, dated January 31, 2023 (incorporated by reference to Exhibit 10.23 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.18	Intercreditor Agreement, by and between Itria Ventures LLC, bSpace Investments Limited, Fiza Investments Limited and the Company, dated January 31, 2023 (incorporated by reference to Exhibit 10.24 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.19	Business Loan and Security Agreement #3, by and between Itria Ventures LLC and the Company, dated April 12, 2023 (incorporated by reference to Exhibit 10.25 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.20	Loan Agreement, by and between Fiza Investments Limited and the Company, dated May 29, 2023 (incorporated by reference to Exhibit 10.26 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.21	Loan Agreement, by and between Fiza Investments Limited and the Company, dated November 16, 2023 (incorporated by reference to Exhibit 10.27 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.22	Convertible Promissory Note, issued by the Company in favor of Fiza Investments Limited, dated March 9, 2024 (incorporated by reference to Exhibit 10.31 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.23	Business Loan and Security Agreement, by and between Itria Ventures LLC and the Company, dated May 17, 2024 (incorporated by reference to Exhibit 10.32 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.24	Intercreditor Agreement, by and between Itria Ventures LLC and Fiza Investments Limited with respect to their security interests in the assets of the Company, dated May 17, 2024 (incorporated by reference to Exhibit 10.33 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.25	Letter Agreement, by and between Fiza Investments Limited and the Company, dated May 17, 2024 (incorporated by reference to Exhibit 10.34 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.26	Letter Agreement, by and between Fiza Investments Limited and the Company, dated June 5, 2024 (incorporated by reference to Exhibit 10.35 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.27	Intercreditor Agreement, by and between Itria Ventures LLC and Fiza Investments Limited with respect to their security interests in the assets of the Company, dated June 5, 2024 (incorporated by reference to Exhibit 10.36 of the Company’s registration statement on Form S-1 File No. 333-280427)).
10.28†	License Agreement, by and between Supplier and the Company, dated November 10, 2023 (incorporated by reference to Exhibit 10.37 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.29†	Master Supply Agreement, by and between Supplier and the Company, dated August 20, 2021 (incorporated by reference to Exhibit 10.38 of the Company’s registration statement on Form S-1 File No. 333-280427).

Exhibit Number	Description
10.30†	Amendment to Master Supply Agreement, by and between Supplier and the Company, dated March 11, 2024 (incorporated by reference to Exhibit 10.39 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.31	Supply Agreement, by and between Supplier and the Company, dated July 14, 2023 (incorporated by reference to Exhibit 10.40 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.32	Loan and Security Agreement, by and between Fiza Investments Limited and the Company, dated July 11, 2024 (incorporated by reference to Exhibit 10.41 of the Company’s registration statement on Form S-1 File No. 333-280427.
10.33	Amendment No. 1 to Loan and Security Agreement dated July 11, 2024, by and between Fiza Investments Limited and the Company, dated October 23, 2024 (incorporated by reference to Exhibit 10.41 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.34	Amendment No. 2 to Loan and Security Agreement dated July 11, 2024, by and between Fiza Investments Limited and the Company, dated November 7, 2024 (incorporated by reference to Exhibit 10.40 of the Company’s registration statement on Form S-1 File No. 333-280427).
10.35	Form of Securities Purchase Agreement, dated April 10, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025).
10.36	Form of Registration Rights Agreement, dated April 11, 2025 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025).
10.37	Form of Voting Agreement, dated April 11, 2025 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025).
10.38	Form of Security Agreement, dated April 11, 2025 (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025).
10.39	Form of Intellectual Property Security Agreement, dated April 11, 2025 (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025).
10.40	Form of Intercreditor Agreement, dated April 11, 2025 (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025).
10.41	Amendment No. 4 to Loan and Security Agreement dated November 7, 2024, dated April 11, 2025, by and between the Company and Fiza Investments Limited (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025)
10.42	Amendment No. 3 to Loan and Security Agreement dated July 11, 2024, dated April 11, 2025, by and between the Company and Fiza Investments Limited (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2025)
10.43	Common Stock Purchase Agreement, by and between the Company and Tumim Stone Capital, LLC dated July 8, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2025)
10.44	Registration Rights Agreement, by and between the Company and Tumim Stone Capital, LLC dated July 8, 2025 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2025)
23.1*	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm.
23.2*	Consent of Pryor Cashman LLP (contained in Exhibit 5.1)

Exhibit Number	Description
24.1*	Power of Attorney (on signature page hereto)
107*	Filing Fee Table

*
Filed herewith.

#
Indicates a management contract or compensatory plan or arrangement.

†
Pursuant to Item 601(a)(10) of Regulation S-K, certain exhibits and schedules to this agreement have been omitted. We hereby agree to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and/or schedules.

(b)   Financial Statement Schedules.   All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on the 25th day of July, 2025.
ZSPACE, INC.
By:
/s/ Paul Kellenberger

Paul Kellenberger
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Kellenberger and Erick DeOliveira, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney- in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Paul Kellenberger Paul Kellenberger	Chief Executive Officer and Chairman (Principal Executive Officer)	July 25, 2025
/s/ Erick DeOliveira Erick DeOliveira	Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2025
Pankaj Gupta	Director
Amit Jain	Director
/s/ Joanna Morris Joanna Morris	Director	July 25, 2025
/s/ Abhay Pande Abhay Pande	Director	July 25, 2025
/s/ Angela Prince Angela Prince	Director	July 25, 2025
/s/ Jane Swift Jane Swift	Director	July 25, 2025